                                                                     EXHIBIT 2.1



                         AGREEMENT AND PLAN OF MERGER



                                 BY AND AMONG



                             NEVADA POWER COMPANY,

                           SIERRA PACIFIC RESOURCES,

                            DESERT MERGER SUB, INC.

                           AND LAKE MERGER SUB, INC.




                           DATED AS OF APRIL 29, 1998

                               TABLE OF CONTENTS
                                                                                             Page

                                   ARTICLE 1
                                  THE MERGERS

Section 1.1    The Mergers...................................................................  1
Section 1.2    Effects of the Mergers........................................................  2
Section 1.3    Effective Time of the Mergers.................................................  2


                                   ARTICLE 2
                              TREATMENT OF SHARES

Section 2.1    Effect on the Capital Stock of Sierra Pacific of the First Merger.............  2
        (a)    Cancellation of Lake Merger Sub Shares........................................  2
        (b)    Cancellation of Sierra Pacific Treasury Stock and Sub-Owned Stock.............  3
        (c)    Conversion of Sierra Pacific Common Stock.....................................  3
        (d)    Allocation....................................................................  3
        (e)    Election......................................................................  3
        (f)    Allocation of Sierra Pacific Cash Election Shares.............................  4
        (g)    Allocation of Sierra Pacific Stock Election Shares............................  5
        (h)    No Allocation.................................................................  6
        (i)    Proration of Sierra Pacific Deminimis Shares..................................  6
        (j)    Computations..................................................................  6
        (k)    Cancellation of Shares........................................................  6
Section 2.2    Effect on the Capital Stock of Nevada Power of the Second Merger..............  6
        (a)    Conversion of Desert Merger Sub Shares........................................  6
        (b)    Cancellation of Nevada Power Treasury Stock and Sub-Owned Stock...............  6
        (c)    Conversion of Nevada Power Common Stock.......................................  7
        (d)    Allocation....................................................................  7
        (e)    Election......................................................................  7
        (f)    Allocation of Nevada Power Cash Election Shares...............................  8
        (g)    Allocation of Nevada Power Stock Election Shares..............................  9
        (h)    No Allocation.................................................................  9
        (i)    Proration of Nevada Power Deminimis Shares.................................... 10
        (j)    Computations.................................................................. 10
        (k)    Cancellation of Shares........................................................ 10
Section 2.3    Exchange of Certificates...................................................... 10
        (a)    Exchange Agent................................................................ 10
        (b)    Exchange Procedures........................................................... 10
        (c)    Distributions with Respect to Unexchanged Shares.............................. 13
        (d)    No Further Ownership Rights in Shares......................................... 13
        (e)    No Fractional Shares.......................................................... 13
        (f)    Termination of Exchange Fund.................................................. 14
        (g)    No Liability.................................................................. 14

        (h)     Investment of Exchange Fund...................................    14
        (i)     Lost Certificates.............................................    14
        (j)     Determination of Proper Elections.............................    15
Section 2.4     Certain Adjustments...........................................    15

                                   ARTICLE 3
                                  THE CLOSING
Section 3.1     Closing.......................................................    15

                                   ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF EACH OF SIERRA PACIFIC, LAKE MERGER
                           SUB AND DESERT MERGER SUB

Section 4.1     Organization and Qualification................................    16
Section 4.2     Subsidiaries..................................................    16
Section 4.3     Capitalization................................................    17
Section 4.4     Authority; Non-Contravention; Statutory Approvals; Compliance.    18
        (a)     Authority.....................................................    18
        (b)     Non-Contravention.............................................    18
        (c)     Statutory Approvals...........................................    18
        (d)     Compliance....................................................    19
Section 4.5     Reports and Financial Statements..............................    19
Section 4.6     Absence of Certain Changes or Events; Absence of Undisclosed
                Liabilities...................................................    20
Section 4.7     Litigation....................................................    20
Section 4.8     Registration Statement and Proxy Statement....................    21
Section 4.9     Tax Matters...................................................    21
        (a)     Filing of Timely Tax Returns..................................    21
        (b)     Payment of Taxes..............................................    21
        (c)     Tax Liens.....................................................    22
        (d)     Withholding Taxes.............................................    22
        (e)     Extensions of Time for Filing Tax Returns.....................    22
        (f)     Waivers of Statute of Limitations.............................    22
        (g)     Expiration of Statute of Limitations..........................    22
        (h)     Audit, Administrative and Court Proceedings...................    22
        (i)     Powers of Attorney............................................    22
        (j)     Tax Rulings...................................................    22
        (k)     Availability of Tax Returns...................................    23
        (l)     Tax Sharing Agreements........................................    23
        (m)     Code (S) 341(f)...............................................    23
        (n)     Code (S) 168..................................................    23
        (o)     Code (S) 481 Adjustments......................................    23
        (p)     Code (S)(S) 6661 and 6662.....................................    23
        (q)     Code (S) 280G.................................................    23
        (r)     Liability for Others..........................................    23
Section 4.10    Employee Matters:  ERISA......................................    24

        (a)   Benefit Plans...............................................  24
        (b)   Contributions...............................................  24
        (c)   Qualification: Compliance...................................  24
        (d)   Liabilities.................................................  24
        (e)   Welfare Plans...............................................  25
        (f)   Documents Made Available....................................  25
        (g)   Payments Resulting from Merger..............................  25
        (h)   Funded Status of Plans......................................  25
        (i)   Certain Other Obligations...................................  25
        (j)   Modification or Termination of Plans........................  25
        (k)   Labor Agreements............................................  26
Section 4.11  Environmental Protection....................................  27
        (a)   Compliance..................................................  27
        (b)   Environmental Permits.......................................  27
        (c)   Environmental Claims........................................  27
        (d)   Releases....................................................  27
        (e)   Predecessors................................................  27
        (f)   Disclosure..................................................  28
Section 4.12  Regulation as a Utility.....................................  29
Section 4.13  Vote Required...............................................  29
Section 4.14  Non-applicability of Certain Nevada Law.....................  29
Section 4.15  Opinion of Financial Advisor................................  29
Section 4.16  Insurance...................................................  30
Section 4.17  Ownership of Nevada Power Common Stock......................  30
Section 4.18  Sierra Pacific Rights Agreement.............................  30

                                        ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES OF NEVADA POWER

Section 5.1   Organization and Qualification..............................  30
Section 5.2   Subsidiaries................................................  31
Section 5.3   Capitalization..............................................  31
Section 5.4   Authority; Non-Contravention; Statutory.....................  32
              Approvals; Compliance
        (a)   Authority...................................................  32
        (b)   Non-Contravention............................................ 32
        (c)   Statutory Approvals.......................................... 32
        (d)   Compliance................................................... 33
Section 5.5   Reports and Financial Statements............................. 33
Section 5.6   Absence of Certain Changes or Events; Absence of
              Undisclosed Liabilities...................................... 34
Section 5.7   Litigation................................................... 34
Section 5.8   Registration Statement and Proxy Statement................... 34
Section 5.9   Tax Matters.................................................. 35
        (a)   Filing of Timely Tax Returns................................. 35
        (b)   Payment of Taxes............................................. 35
        (c)   Tax Liens.................................................... 35

     (d)      Withholding Taxes ............................................  35
     (e)      Extensions of Time for Filing Tax Returns ....................  35
     (f)      Waivers of Statute of Limitations ............................  35
     (g)      Expiration of Statute of Limitations .........................  35
     (h)      Audit, Administrative and Court Proceedings ..................  35
     (i)      Power of Attorney ............................................  36
     (j)      Tax Rulings ..................................................  36
     (k)      Availability of Tax Returns ..................................  36
     (l)      Tax Sharing Agreements .......................................  36
     (m)      Code (S) 341(f) ..............................................  36
     (n)      Code (S) 168 .................................................  36
     (o)      Code (S) 481 Adjustments .....................................  36
     (p)      Code (S) 6661 and (S) 6662 ...................................  36
     (q)      Code (S) 280G ................................................  37
     (r)      Liability for Others .........................................  37
Section 5.10  Employee Matters; ERISA ......................................  37
     (a)      Benefit Plans ................................................  37
     (b)      Contributions ................................................  37
     (c)      Qualification; Compliance ....................................  37
     (d)      Liabilities ..................................................  38
     (e)      Welfare Plans ................................................  38
     (f)      Documents Made Available .....................................  38
     (g)      Payments Resulting from Merger ...............................  38
     (h)      Funded Status of Plans .......................................  38
     (i)      Certain Other Obligations ....................................  39
     (j)      Modification or Termination of Plans .........................  39
     (k)      Labor Agreements .............................................  39
Section 5.11  Environmental Protection .....................................  40
     (a)      Compliance ...................................................  40
     (b)      Environmental Permits ........................................  40
     (c)      Environmental Claims .........................................  40
     (d)      Releases .....................................................  40
     (e)      Predecessors .................................................  41
     (f)      Disclosure ...................................................  41
Section 5.12  Regulation as a Utility ......................................  41
Section 5.13  Vote Required ................................................  41
Section 5.14  Non-applicability of Certain Nevada Law ......................  41
Section 5.15  Opinion of Financial Advisor .................................  41
Section 5.16  Insurance ....................................................  42
Section 5.17  Ownership of Sierra Pacific Common Stock .....................  42
Section 5.18  Nevada Power Rights Agreement ................................  42


                                   ARTICLE 6
                    CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1   Covenants of The Parties .....................................  42


     (a)      Ordinary Course of Business ..................................  42
     (b)      Dividends ....................................................  43
     (c)      Issuance of Securities .......................................  43
     (d)      Charter Documents ............................................  44
     (e)      No Acquisitions ..............................................  44
     (f)      Capital Expenditures: Additional Facilities, Etc. ............  44
     (g)      No Dispositions ..............................................  44
     (h)      Indebtedness .................................................  45
     (i)      Compensation, Benefits .......................................  45
     (j)      1935 Act .....................................................  46
     (k)      Accounting ...................................................  46
     (l)      Tax-Free Status ..............................................  46
     (m)      Affiliate Transactions .......................................  46
     (n)      Cooperation, Notification ....................................  46
     (o)      Rate Matters .................................................  46
     (p)      Third-Party Consents .........................................  47
     (q)      No Breach, Etc. ..............................................  47
     (r)      Tax-Exempt Status ............................................  47
     (s)      Contracts ....................................................  47
     (t)      Discharge of Liabilities .....................................  47


                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

Section 7.1   Access to Information ........................................  48
Section 7.2   Joint Proxy Statement and Registration Statement .............  48
     (a)      Preparation and Filing .......................................  48
     (b)      Amendments and Supplements ...................................  48
     (c)      Letter of Sierra Pacific's Accountants .......................  49
     (d)      Letter of Nevada Power's Accountants .........................  49
     (e)      Fairness Opinions ............................................  49
Section 7.3   Regulatory Matters ...........................................  49
     (a)      HSR Filings ..................................................  49
     (b)      Other Regulatory Approvals ...................................  49
Section 7.4   Shareholder Approval .........................................  50
     (a)      Approval of Nevada Power Stockholders ........................  50
     (b)      Approval of Sierra Pacific Stockholders ......................  50
     (c)      Meeting Date .................................................  50
     (d)      Fairness Opinions Not Withdrawn...............................  50
Section 7.5   Directors' and Officers' Indemnification .....................  50
     (a)      Indemnification ..............................................  50
     (b)      Insurance ....................................................  51
     (c)      Successors ...................................................  51
     (d)      Survival of Indemnification ..................................  52
     (e)      Benefit ......................................................  52
Section 7.6   Disclosure Schedules .........................................  52
Section 7.7   Public Announcements .........................................  52


Section 7.8   Rule 145 Affiliates ..........................................  52
Section 7.9   Employee Agreements and Workforce Matters ....................  53
     (a)      Certain Employee Agreements ..................................  53
     (b)      Workforce Matters ............................................  53
Section 7.10  Employee Benefit Plans .......................................  53
Section 7.11  Incentive, Stock and Other Plans .............................  54
     (a)      Sierra Pacific Action ........................................  54
     (b)      Dividend Reinvestment Plans ..................................  54
Section 7.12  No Solicitations .............................................  55
Section 7.13  Sierra Pacific Board of Directors ............................  56
Section 7.14  Officers .....................................................  56
Section 7.15  Employment Contracts .........................................  56
Section 7.16  Corporate Offices ............................................  56
Section 7.17  Transition Management ........................................  56
Section 7.18  Expenses .....................................................  57
Section 7.19  Covenant to Satisfy Conditions ...............................  57


                                   ARTICLE 8
                                  CONDITIONS

Section 8.1   Conditions to Each Party's Obligations to Effect the Mergers .  57
     (a)      Shareholder Approvals ........................................  57
     (b)      No Injunction ................................................  57
     (c)      Registration Statement .......................................  58
     (d)      Listing of Shares ............................................  58
     (e)      Statutory Approvals ..........................................  58
Section 8.2   Conditions to Obligations of Sierra Pacific, Lake Merger
                Sub and Desert Merger Sub to Effect the Mergers ............  58
     (a)      Performance of Obligations of Nevada Power ...................  58
     (b)      Representations and Warranties ...............................  58
     (c)      Closing Certificates .........................................  58
     (d)      Nevada Power Material Adverse Effect .........................  58
     (e)      Tax Opinion ..................................................  59
     (f)      Nevada Power Required Consents ...............................  59
     (g)      Trigger of Nevada Power Rights ...............................  59
     (h)      Cancellation of Nevada Power Preferred Stock .................  59
Section 8.3   Conditions to Obligations of Nevada Power to Effect the
                Mergers ....................................................  59
     (a)      Performance of Obligations ...................................  59
     (b)      Representations and Warranties ...............................  59
     (c)      Closing Certificates .........................................  59
     (d)      Sierra Pacific Material Adverse Effect .......................  60
     (e)      Tax Opinion ..................................................  60
     (f)      Sierra Pacific Required Consents .............................  60
     (g)      Trigger of Sierra Pacific Rights .............................  60


                                   ARTICLE 9
                       TERMINATION, AMENDMENT AND WAIVER

Section 9.1   Termination ..................................................  60
Section 9.2   Effect of Termination ........................................  63
Section 9.3   Termination Fee; Expenses ....................................  63
     (a)      Expenses Payable upon Non-Wilful Breach ......................  63
     (b)      Termination Fee In Certain Other Events ......................  64
     (c)      Expenses .....................................................  65
Section 9.4   Amendment ....................................................  65
Section 9.5   Waiver .......................................................  66


                                  ARTICLE 10
                              GENERAL PROVISIONS

Section 10.1  Non-Survival of Representations, Warranties, Covenants and
                Agreements .................................................  66
Section 10.2  Brokers ......................................................  66
Section 10.3  Notices ......................................................  66
Section 10.4  Miscellaneous ................................................  67
Section 10.5  Interpretation ...............................................  67
Section 10.6  Counterparts; Effect .........................................  68
Section 10.7  Parties in Interest ..........................................  68
Section 10.8  Further Assurances ...........................................  68

                            INDEX OF DEFINED TERMS

TERM                                                                        PAGE
----                                                                        ----
1935 Act..................................................................... 16
Affiliate Agreement.......................................................... 53
Agreement....................................................................  1
Articles of Incorporation....................................................  2
Average Price................................................................  6
Business Combination......................................................... 55
Bylaws.......................................................................  2
California Commission........................................................ 16
Certificate(s)............................................................... 11
Closing...................................................................... 15
Closing Agreement............................................................ 22
Closing Date................................................................. 15
Code......................................................................... 11
Confidentiality Agreement.................................................... 48
Desert Merger Sub............................................................  1
Disclosure Schedules......................................................... 52
Effective Time............................................................... 12
Effective Time of the First Merger...........................................  2
Effective Time of the Second Merger..........................................  2
Election Deadline............................................................ 11
Environmental Claim.......................................................... 28
Environmental Laws........................................................... 28
Environmental Permits........................................................ 27
ERISA........................................................................ 24
Exchange Act................................................................. 19
Exchange Agent............................................................... 10
Exchange Fund................................................................ 10
FERC......................................................................... 19
Final Order.................................................................. 58
First Merger.................................................................  1
Form of Election............................................................. 11
GAAP......................................................................... 20
GCL..........................................................................  2
Governmental Authority....................................................... 18
Hazardous Materials.......................................................... 29
HSR Act...................................................................... 49
Indemnified Liabilities...................................................... 51
Indemnified Parties.......................................................... 51
Indemnified Party............................................................ 51
Initial Termination Date..................................................... 61
IRS.......................................................................... 23
Joint Proxy/Registration Statement........................................... 48
Joint Venture................................................................ 17

Lake Merger Sub............................................................... 1
Merger Consideration..........................................................11
Mergers....................................................................... 1
Nevada Commission.............................................................16
Nevada Power.................................................................. 1
Nevada Power Benefit Plans....................................................37
Nevada Power Cash Consideration............................................... 7
Nevada Power Cash Designees................................................... 9
Nevada Power Cash Election.................................................... 7
Nevada Power Cash Election Shares............................................. 8
Nevada Power Cash Number...................................................... 7
Nevada Power Cash Shares...................................................... 9
Nevada Power Certificate......................................................10
Nevada Power Common Stock..................................................... 7
Nevada Power Deminimis Shares................................................. 8
Nevada Power Disclosure Schedule..............................................52
Nevada Power Exchange Ratio................................................... 7
Nevada Power Financial Statements.............................................33
Nevada Power Material Adverse Effect..........................................31
Nevada Power Merger Consideration............................................. 7
Nevada Power Non-Election..................................................... 8
Nevada Power Non-Election Shares.............................................. 8
Nevada Power Non-Prorated Cash Shares......................................... 8
Nevada Power Preference Stock.................................................31
Nevada Power Preferred Stock..................................................31
Nevada Power Required Consents................................................32
Nevada Power Required Statutory Approvals.....................................32
Nevada Power Rights........................................................... 7
Nevada Power Rights Agreement.................................................42
Nevada Power SEC Reports......................................................33
Nevada Power Special Meeting..................................................50
Nevada Power Stock Consideration.............................................. 7
Nevada Power Stock Election................................................... 7
Nevada Power Stock Election Shares............................................ 8
Nevada Power Stock Number..................................................... 7
Nevada Power Stockholders' Approval...........................................41
Nevada Power Target Party.....................................................65
Out-of-Pocket Expenses........................................................63
PBGC..........................................................................24
PCBs..........................................................................29
Power Act.....................................................................19
Proxy Statement...............................................................21
Registration Statement........................................................21
Releases......................................................................29
Representatives...............................................................48
SEC...........................................................................19

Second Merger................................................................. 1
Securities Act................................................................19
Shares........................................................................12
Sierra Pacific................................................................ 1
Sierra Pacific Benefit Plans..................................................24
Sierra Pacific Cash Consideration............................................. 3
Sierra Pacific Cash Designees................................................. 5
Sierra Pacific Cash Election.................................................. 3
Sierra Pacific Cash Election Shares........................................... 4
Sierra Pacific Cash Number.................................................... 3
Sierra Pacific Cash Shares.................................................... 5
Sierra Pacific Certificate.................................................... 6
Sierra Pacific Common Stock................................................... 3
Sierra Pacific Deminimis Shares............................................... 4
Sierra Pacific Disclosure Schedule............................................52
Sierra Pacific Exchange Ratio................................................. 3
Sierra Pacific Financial Statements...........................................20
Sierra Pacific Material Adverse Effect........................................16
Sierra Pacific Merger Consideration........................................... 3
Sierra Pacific Non-Election................................................... 4
Sierra Pacific Non-Election Shares............................................ 4
Sierra Pacific Non-Prorated Cash Shares....................................... 4
Sierra Pacific Power..........................................................16
Sierra Pacific Power Class A Preferred Stock..................................17
Sierra Pacific Power Common Stock.............................................17
Sierra Pacific Power Preferred Stock..........................................17
Sierra Pacific Required Consents..............................................18
Sierra Pacific Required Statutory Approvals...................................19
Sierra Pacific Rights......................................................... 3
Sierra Pacific Rights Agreement...............................................30
Sierra Pacific SEC Reports....................................................20
Sierra Pacific Special Meeting................................................50
Sierra Pacific Stock Consideration............................................ 3
Sierra Pacific Stock Election................................................. 4
Sierra Pacific Stock Number................................................... 3
Sierra Pacific Stockholders' Approval.........................................29
Sierra Pacific Target Party...................................................64
Stock Plans...................................................................54
Subsidiary....................................................................16
Surviving Corporation......................................................... 1
Tax Return....................................................................21
Tax Ruling....................................................................22
Taxes.........................................................................21
Three Year Period.............................................................68
Trading Day................................................................... 6
Violation.....................................................................18

          AGREEMENT AND PLAN OF MERGER, dated as of April 29, 1998 (this "Agreement"), by and among Nevada Power Company, a Nevada corporation ("Nevada Power"), Sierra Pacific Resources, a Nevada corporation ("Sierra Pacific"), DESERT Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Sierra ("DESERT Merger Sub"), and LAKE Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Sierra ("LAKE Merger Sub").

          WHEREAS, Nevada Power and Sierra Pacific have determined to engage in a strategic business combination transaction as peer firms in a merger of equals on the terms stated herein;

          WHEREAS, in furtherance thereof, the respective Boards of Directors of Sierra Pacific and Lake Merger Sub have approved this Agreement and the merger of Lake Merger Sub with and into Sierra Pacific, with Sierra Pacific being the surviving corporation (the "First Merger"), and the respective Boards of Directors of Nevada Power, Sierra Pacific and Desert Merger Sub have approved this Agreement and the merger of Nevada Power with and into Desert Merger Sub, with Desert Merger Sub being the surviving corporation (the "Second Merger," and together with the First Merger, the "Mergers");

          NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE 1

                                  THE MERGERS

          Section 1.1 The Mergers. Upon the terms and subject to the conditions of this Agreement:

          a) At the Effective Time of the First Merger (as defined in Section 1.3), Lake Merger Sub will be merged with and into Sierra Pacific, in accordance with the laws of the State of Nevada. Sierra Pacific will be the surviving corporation in the First Merger and will continue its corporate existence under the laws of the State of Nevada. The effects and the consequences of the First Merger are set forth in Section 1.2(a). Throughout this Agreement, the term "Sierra Pacific" refers to Sierra Pacific prior to the First Merger or to Sierra Pacific as the surviving corporation in the First Merger, as the context requires.

          b) At the Effective Time of the Second Merger (as defined in Section 1.3), Nevada Power will be merged with and into Desert Merger Sub in accordance with the laws of the State of Nevada. Desert Merger Sub will be the surviving corporation in the Second Merger (the "Surviving Corporation") and will continue its corporate existence under the laws of the State of Nevada. The effects and the consequences of the Second Merger are set forth in Section 1.2(b).

          Section 1.2  Effects of the Mergers.

          (a) At the Effective Time of the First Merger, (i) the articles of incorporation of Sierra Pacific, as in effect immediately prior to the First Merger (which will be amended and restated in a form agreed to by Nevada Power and Sierra Pacific), will be the articles of incorporation of Sierra Pacific (the "Articles of Incorporation"), as the surviving corporation in the First Merger, until thereafter amended as provided by law and the Articles of Incorporation, and (ii) the bylaws of Sierra Pacific, as in effect immediately prior to the First Merger (which will be amended and restated in a form agreed to by Nevada Power and Sierra Pacific), will be the bylaws of Sierra Pacific (the "Bylaws"), as the surviving corporation in the First Merger, until thereafter amended as provided by law, the Articles of Incorporation and the Bylaws. Subject to the foregoing, the additional effects of the First Merger shall be as provided in the applicable provisions of the General Corporation Law of the State of Nevada (the "GCL").

          (b) At the Effective Time of the Second Merger, (i) the articles of incorporation of Desert Merger Sub, as in effect immediately prior to the Second Merger (which will be amended and restated in a form agreed to by Nevada Power and Sierra Pacific), will be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation, and (ii) the by-laws of Desert Merger Sub, as in effect immediately prior to the Second Merger (which will be amended and restated in a form agreed to by Nevada Power and Sierra Pacific), shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such bylaws. Subject to the foregoing, the additional effects of the Second Merger shall be as provided in the applicable provisions of the GCL.

          Section 1.3 Effective Time of the Mergers. On the Closing Date (as defined in Section 3.1), articles of merger complying with the requirements of the GCL will be executed and filed with the Secretary of State of the State of Nevada with respect to the Mergers. The First Merger shall become effective upon filing the articles of merger or upon such later date as is agreed upon by the parties and specified in the articles of merger (the "Effective Time of the First Merger"). The Second Merger shall become effective upon filing the articles of merger or upon such later date as is agreed upon by the parties and specified in the articles of merger (the "Effective Time of the Second Merger"). The First Merger will occur immediately prior to the Second Merger.


                                   ARTICLE 2

                              TREATMENT OF SHARES

          Section 2.1 Effect on the Capital Stock of Sierra Pacific of the First Merger. As of the Effective Time of the First Merger, by virtue of the First Merger and without any action on the part of any holder of Sierra Pacific Common Stock (as hereinafter defined):

          (a) Cancellation of Lake Merger Sub Shares. Each share of common stock, without par value, of Lake Merger Sub issued and outstanding immediately prior to the Effective

Time of the First Merger will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

          (b) Cancellation of Sierra Pacific Treasury Stock and Sub-Owned Stock. Each share of common stock, par value $1.00 per share, of Sierra Pacific ("Sierra Pacific Common Stock"), together with the associated purchase rights (the "Sierra Pacific Rights") under the Sierra Pacific Rights Agreement (as defined in Section 4.18), that is owned by Sierra Pacific or by any wholly owned subsidiary of Sierra Pacific will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Throughout this Agreement, the term "Sierra Pacific Common Stock" refers to the Sierra Pacific Common Stock together with the associated Sierra Pacific Rights.

          (c) Conversion of Sierra Pacific Common Stock. Subject to the provisions of Section 2.3(e) hereof, each issued and outstanding share of Sierra Pacific Common Stock (other than shares of Sierra Pacific Common Stock to be canceled in accordance with Section 2.1(b)) will be converted into either (x) $37.55 in cash (the "Sierra Pacific Cash Consideration") or (y) 1.44 (the "Sierra Pacific Exchange Ratio") fully paid and non-assessable shares of Sierra Pacific Common Stock (the "Sierra Pacific Stock Consideration" and, together with the Sierra Pacific Cash Consideration, the "Sierra Pacific Merger Consideration"), in each case as the holder thereof shall have elected or be deemed to have elected, in accordance with Section 2.1(e).

          (d) Allocation. Notwithstanding anything in this Agreement to the contrary, the number of shares of Sierra Pacific Common Stock to be converted into the right to receive the Sierra Pacific Cash Consideration in the First Merger (the "Sierra Pacific Cash Number") will be equal to (i) 4,037,809 shares of Sierra Pacific Common Stock less (ii) the aggregate number of shares of Sierra Pacific Common Stock to be exchanged for cash pursuant to Section 2.3(e). The number of shares of Sierra Pacific Common Stock to be converted into the right to receive the Sierra Pacific Stock Consideration in the First Merger (the "Sierra Pacific Stock Number") will be equal to (i) the number of shares of Sierra Pacific Common Stock issued and outstanding immediately prior to the Effective Time of the First Merger (ignoring for this purpose any Sierra Pacific Common Stock held as treasury shares and canceled pursuant to Section 2.1(b)) less (ii) the sum of (A) the Sierra Pacific Cash Number and (B) the aggregate number of shares of Sierra Pacific Common Stock to be exchanged for cash pursuant to Section 2.3(e). Notwithstanding anything to the contrary herein, Sierra Pacific will have the option, with the prior consent of Nevada Power, to change the Sierra Pacific Cash Number and the Sierra Pacific Stock Number to more closely follow the actual elections of the Sierra Pacific stockholders pursuant to this Section 2.1, so long as such modification to the Sierra Pacific Cash Number and the Sierra Pacific Stock Number does not prevent the conditions set forth in Sections 8.2(e) and 8.3(e) from being satisfied.

          (e) Election. Subject to allocation in accordance with the provisions of this Section 2.1, each record holder of shares of Sierra Pacific Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Election Deadline (as defined in Section 2.3(b)(i)) will be entitled, in accordance with Section 2.3(b), (i) to elect to receive in respect of each such share (A) the Sierra Pacific Cash Consideration (a "Sierra Pacific Cash Election") or (B) the Sierra Pacific Stock Consideration (a

"Sierra Pacific Stock Election") or (ii) to indicate that such record holder has no preference as to the receipt of the Sierra Pacific Cash Consideration or the Sierra Pacific Stock Consideration for all such shares held by such holder (a "Sierra Pacific Non-Election"); provided, however, that, except as provided in
Section 2.1(i), all record holders of Sierra Pacific Common Stock who (x) own less than 100 shares of Sierra Pacific Common Stock or (y) elect to receive the Sierra Pacific Stock Consideration in respect of less than 100 shares of Sierra Pacific Common Stock (all such shares being herein referred to as the "Sierra Pacific Deminimis Shares") will be deemed to have elected to receive the Sierra Pacific Cash Consideration. Shares of Sierra Pacific Common Stock in respect of which a Sierra Pacific Non-Election is made or as to which no election is made (collectively, "Sierra Pacific Non-Election Shares") shall be deemed by Sierra Pacific, with the prior consent of Nevada Power, to be shares in respect of which Sierra Pacific Cash Elections or Sierra Pacific Stock Elections have been made, as Sierra Pacific shall determine.

          (f) Allocation of Sierra Pacific Cash Election Shares. In the event that the aggregate number of shares in respect of which Sierra Pacific Cash Elections have been made or are deemed to have been made in accordance with the proviso at the end of the first sentence of Section 2.1(e) (the "Sierra Pacific Cash Election Shares") exceeds the Sierra Pacific Cash Number, all shares of Sierra Pacific Common Stock in respect of which Sierra Pacific Stock Elections have been made ("the Sierra Pacific Stock Election Shares") and all Sierra Pacific Non-Election Shares will be converted into the right to receive the Sierra Pacific Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(e)), and the Sierra Pacific Cash Election Shares will be converted into the right to receive the Sierra Pacific Cash Consideration or the Sierra Pacific Stock Consideration in the following manner:

               (i) all Sierra Pacific Deminimis Shares will be converted into the right to receive the Sierra Pacific Cash Consideration;

               (ii) the number of Sierra Pacific Cash Election Shares, other than Sierra Pacific Deminimis Shares, covered by each Form of Election (as defined in Section 2.3(b)(i)) to be converted into Sierra Pacific Cash Consideration will be determined by multiplying the number of Sierra Pacific Cash Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Sierra Pacific Cash Number less the number of Sierra Pacific Deminimis Shares and (B) the denominator of which is the aggregate number of Sierra Pacific Cash Election Shares less the number of Sierra Pacific Deminimis Shares, rounded down to the nearest whole number; provided, however, that, if as a result of such proration, any holder of Sierra Pacific Cash Election Shares would, but for this proviso, receive less than 100 shares of Sierra Pacific Common Stock in accordance with Section 2.1(f)(iii), all Sierra Pacific Cash Election Shares held by such holders (the "Sierra Pacific Non-Prorated Cash Shares") will be converted into the Sierra Pacific Cash Consideration and the remaining Sierra Pacific Cash Election Shares to be converted into the Sierra Pacific Cash Consideration will be determined by multiplying the number of Sierra Pacific Cash Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Sierra Pacific Cash Number less the sum of the number of Sierra Pacific Deminimis Shares and Sierra Pacific Non-Prorated Cash Shares and (B) the denominator of which is the aggregate number of Sierra Pacific Cash Election Shares less the sum of the number of Sierra Pacific Deminimis Shares and Sierra Pacific Non-Prorated Cash Shares, rounded down to the nearest whole number; provided further, however, that, if the number of Sierra Pacific Non-Prorated Cash Shares exceeds the difference between the Sierra Pacific Cash Number and the number of Sierra Pacific Deminimis Shares, the Sierra Pacific Non-Prorated Cash Shares will be converted into the Sierra Pacific Cash Consideration by selecting, by lottery or such other method as mutually agreed to by Sierra Pacific and Nevada Power, from among the record holders of Sierra Pacific Non-Prorated Cash Shares a sufficient number of such holders (the "Sierra Pacific Cash Designees") such that the number of Sierra Pacific Cash Election Shares held by the Sierra Pacific Cash Designees will, when added to the Sierra Pacific Deminimis Shares, be equal as closely as practicable to the Sierra Pacific Cash Number, and all such Sierra Pacific Cash Election Shares held by such Sierra Pacific Cash Designees will be converted into the right to receive the Sierra Pacific Cash Consideration; provided, however, that no such Sierra Pacific Cash Designee shall receive both Sierra Pacific Stock Consideration and Sierra Pacific Cash Consideration for such holder's Sierra Pacific Common Stock and that Sierra Pacific may, in accordance with Section 2.1(d), change the Sierra Pacific Cash Number and the Sierra Pacific Stock Number in order to meet this requirement; and

               (iii) all Sierra Pacific Cash Election Shares not converted into Sierra Pacific Cash Consideration in accordance with Section 2.1(f)(i) or (ii) will be converted into the right to receive the Sierra Pacific Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(e)).

          (g) Allocation of Sierra Pacific Stock Election Shares. In the event that the aggregate number of Sierra Pacific Stock Election Shares exceeds the Sierra Pacific Stock Number, all Sierra Pacific Cash Election Shares and all Sierra Pacific Non-Election Shares (together, the "Sierra Pacific Cash Shares") will be converted into the right to receive the Sierra Pacific Cash Consideration, and all Sierra Pacific Stock Election Shares will be converted into the right to receive the Sierra Pacific Cash Consideration or the Sierra Pacific Stock Consideration in the following manner:

               (i) the number of Sierra Pacific Stock Election Shares covered by each Form of Election to be converted into Sierra Pacific Cash Consideration will be determined by multiplying the number of Sierra Pacific Stock Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Sierra Pacific Cash Number less the number of Sierra Pacific Cash Shares and (B) the denominator of which is the aggregate number of Sierra Pacific Stock Election Shares, rounded down to the nearest whole number; and

               (ii) all Sierra Pacific Stock Election Shares not converted into Sierra Pacific Cash Consideration in accordance with Section 2.1(g)(i) will be converted into the right to receive the Sierra Pacific Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(e)).

          (h) No Allocation. In the event that neither Section 2.1(f) nor
Section 2.1(g) is applicable, all Sierra Pacific Cash Election Shares will be converted into the right to receive the Sierra Pacific Cash Consideration, all Sierra Pacific Stock Election Shares will be converted into the right to receive the Sierra Pacific Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(e)) and Sierra Pacific Non-Election Shares will be converted into the right to receive the Sierra Pacific Cash Consideration or the Sierra Pacific Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(e)) as Sierra Pacific, with the prior consent of Nevada Power, shall determine.

          (i) Proration of Sierra Pacific Deminimis Shares. In the event that, at the Election Deadline, the value of the Sierra Pacific Stock Consideration, determined by multiplying the Sierra Pacific Exchange Ratio by the Average Price of a share of Sierra Pacific Common Stock, exceeds 120% of the value of the Sierra Pacific Cash Consideration, Sierra Pacific will have the option, with the prior consent of Nevada Power, to more closely follow the actual election of the Sierra Pacific stockholders who hold Sierra Pacific Deminimis Shares without regard to the proviso at the end of the first sentence of Section 2.1(e). "Average Price" means the average of the closing prices as reported in The Wall Street Journal's New York Stock Exchange Composite Transactions Reports for each of the 20 consecutive Trading Days in the period ending on the Election Deadline. "Trading Day" means a day on which the New York Stock Exchange, Inc. is open for trading.

          (j) Computations. The Exchange Agent, in consultation with Sierra Pacific and Nevada Power, will make all computations to give effect to this
Section 2.1.

          (k) Cancellation of Shares. As of the Effective Time of the First Merger, all such shares of Sierra Pacific Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist and each holder of a certificate formerly representing any such shares of Sierra Pacific Common Stock (a "Sierra Pacific Certificate") will cease to have any rights with respect thereto, except the right to receive the Sierra Pacific Merger Consideration and any additional cash in lieu of fractional shares of Sierra Pacific Common Stock to be issued or paid in consideration therefor upon surrender of such Sierra Pacific Certificate in accordance with Section 2.3, without interest.

     Section 2.2 Effect on the Capital Stock of Nevada Power of the Second Merger. As of the Effective Time of the Second Merger, by virtue of the Second Merger and without any action on the part of any holder of Nevada Power Common Stock (as hereinafter defined):

          (a) Conversion of Desert Merger Sub Shares. Each share of common stock, without par value, of Desert Merger Sub issued and outstanding immediately prior to the Effective Time of the Second Merger will remain outstanding unaffected by the Second Merger, with the result that the Surviving Corporation will remain a wholly owned subsidiary of Sierra Pacific.

          (b) Cancellation of Nevada Power Treasury Stock and Sub-Owned Stock. Each share of common stock, par value $1.00 per share, of Nevada Power ("Nevada Power Common Stock"), together with the associated purchase rights (the "Nevada Power Rights") under the Nevada Power Rights Agreement (as defined in Section 5.18), that is owned by Nevada Power or by any wholly owned subsidiary of Nevada Power or by Sierra Pacific or any wholly owned subsidiary of Sierra Pacific will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Throughout this Agreement, the term "Nevada Power Common Stock" refers to Nevada Power Common Stock together with the associated Nevada Power Rights.

          (c) Conversion of Nevada Power Common Stock. Subject to the provisions of Section 2.3(e) hereof, each issued and outstanding share of Nevada Power Common Stock (other than shares of Nevada Power Common Stock to be canceled in accordance with Section 2.2(b)) will be converted into either (x) $26.00 in cash (the "Nevada Power Cash Consideration") or (y) 1.00 (the "Nevada Power Exchange Ratio") fully paid and non-assessable shares of Sierra Pacific Common Stock (the "Nevada Power Stock Consideration" and, together with the Nevada Power Cash Consideration, the "Nevada Power Merger Consideration"), in each case as the holder thereof shall have elected or be deemed to have elected, in accordance with Section 2.2(e).

          (d) Allocation. Notwithstanding anything in this Agreement to the contrary, the number of shares of Nevada Power Common Stock to be converted into the right to receive the Nevada Power Cash Consideration in the Second Merger (the "Nevada Power Cash Number") will be equal to (i) 11,715,084 shares of Nevada Power Common Stock less (ii) the aggregate number of shares of Nevada Power Common Stock to be exchanged for cash pursuant to Section 2.3(e). The number of shares of Nevada Power Common Stock to be converted into the right to receive the Nevada Power Stock Consideration in the Second Merger (the "Nevada Power Stock Number") will be equal to (i) the number of shares of Nevada Power Common Stock issued and outstanding immediately prior to the Effective Time of the Second Merger (ignoring for this purpose any Nevada Power Common Stock held as treasury shares and canceled pursuant to Section 2.2(b)) less (ii) the sum of
(A) the Nevada Power Cash Number and (B) the aggregate number of shares of Nevada Power Common Stock to be exchanged for cash pursuant to Section 2.3(e). Notwithstanding anything to the contrary herein, Nevada Power will have the option, with the prior consent of Sierra Pacific, to change the Nevada Power Cash Number and the Nevada Power Stock Number to more closely follow the actual elections of the Nevada Power stockholders pursuant to this Section 2.2, so long as such modification to the Nevada Power Cash Number and the Nevada Power Stock Number does not prevent the conditions set forth in Sections 8.2(e) and 8.3(e) from being satisfied.

          (e) Election. Subject to allocation in accordance with the provisions of this Section 2.2, each record holder of shares of Nevada Power Common Stock (other than shares to be canceled in accordance with Section 2.2(b)) issued and outstanding immediately prior to the Election Deadline will be entitled, in accordance with Section 2.3(b), (i) to elect to receive in respect of each such share (A) the Nevada Power Cash Consideration (a "Nevada Power Cash Election") or (B) the Nevada Power Stock Consideration (a "Nevada Power Stock Election") or
(ii) to indicate that such record holder has no preference as to the receipt of the Nevada Power Cash Consideration or the Nevada Power Stock Consideration for all such shares held by such holder (a "Nevada Power Non-Election"); provided, however, that, except as provided in Section 2.2(i), all record holders of Nevada Power Common Stock who (x) own less than 100 shares of Nevada Power Common Stock or (y) elect to receive the Nevada Power Stock

Consideration in respect of less than 100 shares of Nevada Power Common Stock (all such shares being herein referred to as the "Nevada Power Deminimis Shares") will be deemed to have elected to receive the Nevada Power Cash Consideration. Shares of Nevada Power Common Stock in respect of which a Nevada Power Non-Election is made or as to which no election is made (collectively, "Nevada Power Non-Election Shares") shall be deemed by Nevada Power, with the prior consent of Sierra Pacific, to be shares in respect of which Nevada Power Cash Elections or Nevada Power Stock Elections have been made, as Nevada Power shall determine.

          (f) Allocation of Nevada Power Cash Election Shares. In the event that the aggregate number of shares in respect of which Nevada Power Cash Elections have been made or are deemed to have been made in accordance with the proviso at the end of the first sentence of Section 2.2(e) (the "Nevada Power Cash Election Shares") exceeds the Nevada Power Cash Number, all shares of Nevada Power Common Stock in respect of which Nevada Power Stock Elections have been made (the "Nevada Power Stock Election Shares") and all Nevada Power Non-Election Shares will be converted into the right to receive the Nevada Power Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(e)), and the Nevada Power Cash Election Shares will be converted into the right to receive the Nevada Power Cash Consideration or the Nevada Power Stock Consideration in the following manner:

               (i) all Nevada Power Deminimis Shares will be converted into the right to receive the Nevada Power Cash Consideration;

               (ii) the number of Nevada Power Cash Election Shares, other than Nevada Power Deminimis Shares, covered by each Form of Election to be converted into Nevada Power Cash Consideration will be determined by multiplying the number of Nevada Power Cash Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Nevada Power Cash Number less the number of Nevada Power Deminimis Shares and (B) the denominator of which is the aggregate number of Nevada Power Cash Election Shares less the number of Nevada Power Deminimis Shares, rounded down to the nearest whole number; provided, however, that, if as a result of such proration, any holder of Nevada Power Cash Election Shares would, but for this proviso, receive less than 100 shares of Sierra Pacific Common Stock in accordance with
          Section 2.2(f)(iii), all Nevada Power Cash Election Shares held by such holders (the "Nevada Power Non-Prorated Cash Shares") will be converted into the Nevada Power Cash Consideration and the remaining Nevada Power Cash Election Shares to be converted into the Nevada Power Cash Consideration will be determined by multiplying the number of Nevada Power Cash Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Nevada Power Cash Number less the sum of the number of Nevada Power Deminimis Shares and Nevada Power Non-Prorated Cash Shares and (B) the denominator of which is the aggregate number of Nevada Power Cash Election Shares less the sum of the number of Nevada Power Deminimis Shares and Nevada Power Non-Prorated Cash Shares, rounded down to the nearest whole number; provided further, however, that, if the number of Nevada Power Non-Prorated Cash Shares exceeds the difference between the Nevada Power Cash Number and the number of

          Nevada Power Deminimis Shares, the Nevada Power Non-Prorated Cash Shares will be converted into the Nevada Power Cash Consideration by selecting, by lottery or such other method as mutually agreed to by Sierra Pacific and Nevada Power, from among the record holders of Nevada Power Non-Prorated Cash Shares a sufficient number of such holders (the "Nevada Power Cash Designees") such that the number of Nevada Power Cash Election Shares held by the Nevada Power Cash Designees will, when added to the Nevada Power Deminimis Shares, be equal as closely as practicable to the Nevada Power Cash Number, and all such Nevada Power Cash Election Shares held by such Nevada Power Cash Designees will be converted into the right to receive the Nevada Power Cash Consideration; provided, however, that no such Nevada Power Cash Designee shall receive both Nevada Power Stock Consideration and Nevada Power Cash Consideration for such holder's Nevada Power Common Stock and that Nevada Power may, in accordance with Section 2.2(d), change the Nevada Power Cash Number and the Nevada Power Stock Number in order to meet this requirement; and

               (iii) all Nevada Power Cash Election Shares not converted into Nevada Power Cash Consideration in accordance with Section 2.2(f)(i) or (ii) will be converted into the right to receive the Nevada Power Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(e)).

          (g) Allocation of Nevada Power Stock Election Shares. In the event that the aggregate number of Nevada Power Stock Election Shares exceeds the Nevada Power Stock Number, all Nevada Power Cash Election Shares and all Nevada Power Non-Election Shares (together, the "Nevada Power Cash Shares") will be converted into the right to receive the Nevada Power Cash Consideration, and all Nevada Power Stock Election Shares will be converted into the right to receive the Nevada Power Cash Consideration or the Nevada Power Stock Consideration in the following manner:

               (i) the number of Nevada Power Stock Election Shares covered by each Form of Election to be converted into Nevada Power Cash Consideration will be determined by multiplying the number of Nevada Power Stock Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Nevada Power Cash Number less the number of Nevada Power Cash Shares and (B) the denominator of which is the aggregate number of Nevada Power Stock Election Shares, rounded down to the nearest whole number; and

               (ii) all Nevada Power Stock Election Shares not converted into Nevada Power Cash Consideration in accordance with Section 2.2(g)(i) will be converted into the right to receive the Nevada Power Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(e)).

          (h) No Allocation. In the event that neither Section 2.2(f) nor
Section 2.2(g) is applicable, all Nevada Power Cash Election Shares shall be converted into the right to receive the Nevada Power Cash Consideration, all Nevada Power Stock Election Shares shall be converted into the right to receive the Nevada Power Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(e)) and Nevada Power Non-Election Shares will be converted into the right to receive the Nevada Power Cash Consideration or the Nevada Power Stock Consideration (and cash in lieu of fractional interests in accordance with Section 2.3(e)) as Nevada Power, with the prior consent of Sierra Pacific, shall determine.

          (i) Proration of Nevada Power Deminimis Shares. In the event that, at the Election Deadline, the value of the Nevada Power Stock Consideration, determined by multiplying the Nevada Power Exchange Ratio by the Average Price of a share of Sierra Pacific Common Stock, exceeds 120% of the value of the Nevada Power Cash Consideration at the Election Deadline, Nevada Power will have the option, with the prior consent of Sierra Pacific, to more closely follow the actual election of the Nevada Power stockholders who hold Nevada Power Deminimis Shares without regard to the proviso at the end of the first sentence of Section 2.2(e).

          (j) Computations. The Exchange Agent, in consultation with Sierra Pacific and Nevada Power, will make all computations to give effect to this
Section 2.2.

          (k) Cancellation of Shares. As of the Effective Time of the Second Merger, all such shares of Nevada Power Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist and each holder of a certificate formerly representing any such shares of Nevada Power Common Stock (a "Nevada Power Certificate") will cease to have any rights with respect thereto, except the right to receive the Nevada Power Merger Consideration and any additional cash in lieu of fractional shares of Sierra Pacific Common Stock to be issued or paid in consideration therefor upon surrender of such Nevada Power Certificate in accordance with Section 2.3, without interest.

     Section  2.3  Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time of the First Merger, Sierra Pacific will enter into an agreement with such bank or trust company as may be designated by Sierra Pacific, with the prior consent of Nevada Power (the "Exchange Agent"), which will provide that Sierra Pacific will deposit with the Exchange Agent as of the Effective Time of the First Merger, for the benefit of the holders of shares of Sierra Pacific Common Stock and Nevada Power Common Stock for exchange in accordance with this Article 2, through the Exchange Agent, cash equal to the sum of the total aggregate Sierra Pacific Cash Consideration and Nevada Power Cash Consideration and certificates representing the shares of Sierra Pacific Common Stock (such cash and such shares of Sierra Pacific Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Second Merger and any cash payable in lieu of any fractional shares of Sierra Pacific Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Sections 2.1 and 2.2 in exchange for outstanding shares of Sierra Pacific Common Stock and Nevada Power Common Stock, as the case may be.

           (b) Exchange Procedures.

               (i) Not more than 90 days nor fewer than 30 days prior to the Closing Date, the Exchange Agent will mail a form of election (a "Form of Election") to holders of record of shares of Sierra Pacific Common Stock and to the holders of record of shares of Nevada Power Common Stock (as of a record date as close as practicable to the date of mailing and mutually agreed to by Sierra Pacific and Nevada Power).
          In addition, the Exchange Agent will use its best efforts to make the Form of Election available to all persons who become stockholders of Sierra Pacific or Nevada Power during the period between such record date and the Closing Date. Any election to receive the Sierra Pacific Merger Consideration contemplated by Section 2.1(e) or the Nevada Power Merger Consideration contemplated by Section 2.2(e) (as applicable, the "Merger Consideration") will have been properly made only if the Exchange Agent shall have received at its designated office or offices, by 5:00 p.m., New York City time, on the business day immediately preceding the Closing Date (the "Election Deadline"), a Form of Election properly completed and accompanied by a Sierra Pacific Certificate or a Nevada Power Certificate, as the case may be (together or as applicable, "Certificate(s)") for the shares to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of Sierra Pacific or Nevada Power, as the case may be (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election may be revoked only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Deadline. In addition, all elections shall automatically be revoked if the Exchange Agent is notified in writing by Sierra Pacific and Nevada Power that either of the Mergers has been abandoned. If an election is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) to which such election relates will be promptly returned to the person submitting the same to the Exchange Agent.

               (ii) Two or more holders of Sierra Pacific Common Stock or Nevada Power Common Stock who are determined to constructively own the shares of Sierra Pacific Common Stock or Nevada Power Common Stock, as the case may be, owned by each other by virtue of Section 318(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and who so certify to Sierra Pacific's and Nevada Power's satisfaction, and any single holder of shares of Sierra Pacific Common Stock or Nevada Power Common Stock who holds his shares in two or more different names and who so certifies to Sierra Pacific's and Nevada Power's satisfaction, may submit a joint Form of Election covering the aggregate shares of Sierra Pacific Common Stock or Nevada Power Common Stock, as the case may be, owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders that, and each such single holder who, submits a joint Form of Election shall be treated as a single holder of Sierra Pacific Common Stock or Nevada Power Common Stock, as the case may be.

               (iii) Record holders of Sierra Pacific Common Stock or Nevada Power Common Stock who are nominees only may submit a separate Form of Election for each beneficial owner for whom such record holder is a nominee; provided, however, that on the request of Sierra Pacific or Nevada Power, such record holder shall certify to the satisfaction of Sierra Pacific or Nevada Power that such record holder holds such Sierra Pacific Common Stock or Nevada Power Common Stock, as the case may be, as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which a Form of Election is submitted will be treated as a separate holder of Sierra Pacific Common Stock or Nevada Power Common Stock, as the case may be, subject, however, to the immediately preceding sub-paragraph (ii) dealing with joint Forms of Election and the immediately following sub-paragraph (iii) dealing with dividend reinvestment plans.

               (iv) Any dividend reinvestment plan of either Sierra Pacific or Nevada Power will be treated as a single holder of Sierra Pacific Common Stock or Nevada Power Common Stock, respectively, for the purposes of Section 2.3(e).

               (v) As soon as reasonably practicable after the Effective Time of the First Merger, with respect to the First Merger, and the Effective Time of the Second Merger, with respect to the Second Merger (together or as applicable, the "Effective Time"), the Exchange Agent will mail to each holder of record of a Certificate, whose shares of Sierra Pacific Common Stock or Nevada Power Common Stock (collectively, the "Shares"), were converted into the right to receive the Merger Consideration and who failed to return a properly completed Form of Election, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Sierra Pacific and Nevada Power may specify consistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

               (vi) At the Effective Time, with respect to properly made elections in accordance with Section 2.3(b)(i), and upon surrender in accordance with Section 2.3(b)(v) of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Sierra Pacific and Nevada Power, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of Sierra Pacific or Nevada Power, as the case may be, payment may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance pays any transfer or other taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Sierra

          Pacific and Nevada Power that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article
          2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Sierra Pacific Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Sierra Pacific Common Stock represented thereby, no cash payment in lieu of fractional shares will be paid pursuant to Section 2.3(e) and all such dividends, other distributions and cash in lieu of fractional shares of Sierra Pacific Common Stock will be paid by Sierra Pacific to the Exchange Agent and will be included in the Exchange Fund, in each case in accordance with this Article 2. Subject to the effect of applicable escheat or similar laws, following surrender of any Certificate in accordance herewith there will be paid to the holder of the certificate representing whole shares of Sierra Pacific Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Sierra Pacific Common Stock and, in the case of Certificates, the amount of any cash payable in lieu of a fractional share of Sierra Pacific Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Sierra Pacific Common Stock.

          (d) No Further Ownership Rights in Shares. All shares of Sierra Pacific Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 (including any cash paid pursuant to this Article 2) will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, and there will be no further registration of transfers on the stock transfer books of Sierra Pacific with respect to previously outstanding shares of Sierra Pacific Common Stock or the stock transfer books of the Surviving Corporation with respect to previously outstanding shares of Nevada Power Common Stock. If, after the Effective Time, Certificates are presented to Sierra Pacific, the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article 2.

          (e) No Fractional Shares

               (i) No certificates or scrip representing fractional shares of Sierra Pacific Common Stock will be issued upon the surrender for exchange of Certificates, no dividend or distribution of Sierra Pacific will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Sierra Pacific.

               (ii) Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Mergers who would otherwise be entitled to receive a fraction of a share of Sierra Pacific Common Stock (after taking into account all Shares held at the Effective Time by such holder) shall receive, in lieu thereof, an amount in cash (without interest) equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the average closing price for a share of Sierra Pacific Common Stock as reported on the NYSE Composite Combination Tape (as reported in the Wall Street Journal, or, if not reported thereby, any other authoritative source) for the ten trading days prior to the Closing Date.

               (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Shares subject to and in accordance with the terms of Section 2.3(c).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time will be delivered to Sierra Pacific, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article 2 will thereafter look only to Sierra Pacific for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Sierra Pacific Common Stock and any dividends or distributions with respect to Sierra Pacific Common Stock.

          (g) No Liability. None of Sierra Pacific, Nevada Power, Lake Merger Sub, Desert Merger Sub or the Exchange Agent will be liable to any Person in respect of any shares of Sierra Pacific Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate representing Shares pursuant to this Article 2 or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental entity), any such Merger Consideration or cash, dividends or distributions in respect of such Certificate will become the property of Sierra Pacific, free and clear of all claims or interest of any Person previously entitled thereto.

          (h) Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund, as directed by Sierra Pacific, with the prior consent of Nevada Power, on a daily basis. Any interest and other income resulting from such investments will be paid to Sierra Pacific.

          (i) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Sierra Pacific or the Surviving Corporation, as the case may be, the posting by such Person of a bond in such reasonable amount as Sierra Pacific or the Surviving Corporation, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Sierra Pacific Common Stock or deliverable in respect thereof, pursuant to this Agreement.

          (j) Determination of Proper Elections. Without limiting the generality or effect of any other provision hereof, the Exchange Agent will have discretion to determine whether or not elections have been properly made or revoked pursuant to this Article 2 with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any election was not properly made with respect to Shares, such Shares will be treated by the Exchange Agent as, and for all purposes of this Agreement will be deemed to be, Sierra Pacific Non-Election Shares or Nevada Power Non-Election Shares, as the case may be, at the Effective Time. The Exchange Agent will also make computations as to the allocation and proration contemplated by this
Article 2 and any such computation will be conclusive and binding. The Exchange Agent may, with the mutual agreement of Sierra Pacific and Nevada Power, make such equitable changes in the procedures set forth herein for the implementation of the elections provided for in this Article 2 as it determines to be necessary or desirable to effect fully such elections.

     Section 2.4 Certain Adjustments. If after the date hereof and on or prior to the Closing Date, the outstanding shares of Sierra Pacific Common Stock or Nevada Power Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Sierra Pacific Merger Consideration and the Nevada Power Merger Consideration will be adjusted accordingly to provide to the holders of Sierra Pacific Common Stock and Nevada Power Common Stock, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.


                                   ARTICLE 3

                                  THE CLOSING

          Section 3.1 Closing. The closing of the Mergers (the "Closing") will take place at such place and at such time as Nevada Power and Sierra Pacific shall mutually agree on the second business day immediately following the date on which the last of the conditions set forth in Article 8 hereof is fulfilled or waived, or on such other date as Nevada Power and Sierra Pacific shall mutually agree (the "Closing Date").

                                  ARTICLE 4

           REPRESENTATIONS AND WARRANTIES OF EACH OF SIERRA PACIFIC,
                     LAKE MERGER SUB AND DESERT MERGER SUB

          Each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub represents and warrants to Nevada Power as follows (for purposes of this Article 4, the term "Sierra Pacific" shall be deemed to include Sierra Pacific and Sierra Pacific Power Company, a Nevada corporation and a wholly-owned subsidiary of Sierra Pacific ("Sierra Pacific Power"), except where the context otherwise requires):

          Section 4.1  Organization and Qualification.  Except as set forth in
Section 4.1 of the Sierra Pacific Disclosure Schedule (as defined in Section 7.6(i)), each of Sierra Pacific and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders of the Public Utilities Commission of Nevada ("Nevada Commission") and the Public Utilities Commission of California ("California Commission"), to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, assets, financial condition or the results of operations of Sierra Pacific and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereinafter referred to as a "Sierra Pacific Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships, limited liability entities and other business associations and joint ventures) in which such person directly or indirectly owns at least a majority of any class of outstanding voting securities, equity, partnership interests, membership interests or the like.

          Section 4.2 Subsidiaries. Section 4.2 of the Sierra Pacific Disclosure Schedule sets forth a description of all subsidiaries and joint ventures of Sierra Pacific, including the name of each such entity, the state or jurisdiction of its incorporation or formation, a brief description of the principal line or lines of business conducted by each such entity and Sierra Pacific's interest therein. Except as set forth in Section 4.2 of the Sierra Pacific Disclosure Schedule, none of such entities is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11), respectively, of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Except as set forth in Section 4.2 of the Sierra Pacific Disclosure Schedule, all of the issued and outstanding shares of capital stock or other securities of, or interests in, each subsidiary or joint venture of Sierra Pacific are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by Sierra Pacific free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity.

          Section 4.3  Capitalization.

          (a) The authorized capital stock of Sierra Pacific consists of 90,000,000 shares of Sierra Pacific Common Stock. As of the close of business on April 28, 1998, 30,940,819 shares of Sierra Pacific Common Stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of Sierra Pacific are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3 of the Sierra Pacific Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Sierra Pacific or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Sierra Pacific, or obligating Sierra Pacific or any of its subsidiaries to grant, extend or enter into any such agreement or commitment other than the Sierra Pacific Rights Agreement.

          (b) The authorized capital stock of Sierra Pacific Power consists of 20,000,000 shares of common stock, par value $3.75 per share ("Sierra Pacific Power Common Stock"), 1,780,500 shares of preferred stock, par value $50 per share ("Sierra Pacific Power Preferred Stock") and 10,000,000 shares of Class A preferred stock, par value $25 per share ("Sierra Pacific Power Class A Preferred Stock"). As of the close of business on April 28, 1998, (i) 1,000 shares of Sierra Pacific Power Common Stock; (ii) 462,300 shares of Sierra Pacific Power Preferred Stock (consisting of 80,500 shares of the A series, 82,000 shares of the B series, and 299,800 shares of the C series) and (iii) 2,000,000 shares of Sierra Pacific Power Class A Preferred Stock were issued and outstanding. As of the date hereof, Sierra Pacific Capital I, a wholly-owned subsidiary of Sierra Pacific Power, had 2,000,000 8.6% Trust Originated Preferred Securities issued and outstanding, 60,000 of which are owned by Sierra Pacific Power, and 60,000 Common Securities issued and outstanding, all of which are owned by Sierra Pacific Power.

          (c) The authorized capital stock of Lake Merger Sub consists of 100 shares of common stock, ten shares of which are validly issued and outstanding, fully paid and nonassessable and owned by Sierra Pacific.

          (d) The authorized capital stock of Desert Merger Sub consists of 100 shares of common stock, ten shares of which are validly issued and outstanding, fully paid and nonassessable and owned by Sierra Pacific.

     Section 4.4  Authority; Non-Contravention; Statutory Approvals; Compliance.

          (a) Authority. Each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub has all requisite power and authority to enter into this Agreement, and, subject to the applicable Sierra Pacific Stockholders' Approval (as defined in Section 4.13) and the Sierra Pacific Required Statutory Approvals (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub, subject to obtaining the Sierra Pacific Stockholders' Approval. This Agreement has been duly and validly executed and delivered by each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub, and assuming the due authorization, execution and delivery hereof by Nevada Power, constitutes the valid and binding obligation of each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub enforceable against each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub in accordance with its terms.

          (b) Non-Contravention. The execution and delivery of this Agreement by each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub does not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation") of Sierra Pacific or any of its subsidiaries or joint ventures pursuant to any provisions of (i) the articles of incorporation, bylaws or similar governing documents of Sierra Pacific or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Sierra Pacific Required Statutory Approvals and the receipt of the Sierra Pacific Stockholders' Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as hereinafter defined) applicable to Sierra Pacific or any of its subsidiaries or joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the Sierra Pacific Disclosure Schedule (the "Sierra Pacific Required Consents") any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Sierra Pacific or any of its subsidiaries or any joint venture of Sierra Pacific is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, have a Sierra Pacific Material Adverse Effect.

          (c) Statutory Approvals. Except as described in Section 4.4(c) of the Sierra Pacific Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, federal, state, local or foreign (each, a "Governmental Authority"), is necessary for the execution and delivery of this Agreement by each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub or the consummation by each of

Sierra Pacific, Lake Merger Sub and Desert Merger Sub of the transactions contemplated hereby, the failure of which to obtain, make or give would have, in the aggregate, a Sierra Pacific Material Adverse Effect (the "Sierra Pacific Required Statutory Approvals", it being understood that references in this Agreement to "obtaining" such Sierra Pacific Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          (d) Compliance. Except as set forth in Section 4.4(d) or Section 4.11 of the Sierra Pacific Disclosure Schedule or as disclosed in the Sierra Pacific Reports (as defined in Section 4.5), neither Sierra Pacific nor any of its subsidiaries nor, to the knowledge of Sierra Pacific, any joint ventures of Sierra Pacific, is in violation of or is under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgments (including, without limitation, applicable Environmental Laws, as hereinafter defined) of any Governmental Authority, except for violations which, in the aggregate, do not have, and, to the knowledge of Sierra Pacific, are not reasonably likely to have, a Sierra Pacific Material Adverse Effect. Except as set forth in Section 4.4(d) or
Section 4.11 of the Sierra Pacific Disclosure Schedule, Sierra Pacific and its subsidiaries and any joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as currently conducted, except those of which the failure to obtain would not, in the aggregate, have a Sierra Pacific Material Adverse Effect. Except as set forth in Section 4.4(d) of the Sierra Pacific Disclosure Schedule, neither Sierra Pacific or any of its subsidiaries nor, to the knowledge of Sierra Pacific, any joint venture of Sierra Pacific is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party or both could result in a default by Sierra Pacific or any Sierra Pacific subsidiary or, to the knowledge of Sierra Pacific, any joint venture of Sierra Pacific under (i) its articles of incorporation or bylaws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which Sierra Pacific or any subsidiary or joint venture of Sierra Pacific is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a Sierra Pacific Material Adverse Effect.

          Section 4.5 Reports and Financial Statements. Since January 1, 1995, the filings required to be made by Sierra Pacific and its subsidiaries under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable state laws and regulations regulating public utilities, the Federal Power Act (the "Power Act") or the 1935 Act have been filed with the Securities and Exchange Commission (the "SEC"), the Nevada Commission, the California Commission or the Federal Energy Regulatory Commission (the "FERC"), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Sierra Pacific has made available to Nevada Power a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Sierra Pacific or Sierra Pacific Utility with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended, the "Sierra Pacific SEC Reports"). As of their respective dates, the Sierra Pacific SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Sierra Pacific included in the Sierra Pacific SEC Reports (collectively, the "Sierra Pacific Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicted therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Sierra Pacific and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the articles of incorporation and bylaws of Sierra Pacific, as in effect on the date hereof, have been delivered to Nevada Power.

          Section 4.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. (a) Except as set forth in the Sierra Pacific SEC Reports or Section 4.6 of the Sierra Pacific Disclosure Schedule, from December 31, 1997, through the date hereof each of Sierra Pacific and its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, to the knowledge of Sierra Pacific, is reasonably likely to have, a Sierra Pacific Material Adverse Effect.

          (b) Neither Sierra Pacific nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Sierra Pacific or reflected in the notes thereto for the year ended December 31, 1997, or which were incurred after December 31, 1997 in the ordinary course of business and would not, in the aggregate, have a Sierra Pacific Material Adverse Effect.

          Section 4.7 Litigation. Except as disclosed in the Sierra Pacific SEC Reports or as set forth in Section 4.7 or Section 4.11 of the Sierra Pacific Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the knowledge of Sierra Pacific, threatened, nor are there, to the knowledge of Sierra Pacific, any investigations or reviews pending or threatened against, relating to or affecting Sierra Pacific or any of its subsidiaries and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Sierra Pacific or any of its subsidiaries, which when taken together with any of the matters described in clauses (i) or (ii), would have, or to the knowledge of Sierra Pacific is reasonably likely to have, a Sierra Pacific Material Adverse Effect. In addition, except as disclosed in the Sierra Pacific SEC Reports or as set forth in Section 4.7 or Section 4.11 of the Sierra Pacific Disclosure Schedule, there have not been any developments since December 31, 1997, with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews, which, in the aggregate, would have, or to the knowledge of Sierra Pacific is reasonably likely to have, a Sierra Pacific Material Adverse Effect.

          Section 4.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Sierra Pacific for inclusion or incorporation by reference in (i) the registration statement on Form S-4, or any post-effective amendment to the registration statement on Form S-4, to be filed with the SEC in connection with the issuance of shares of Sierra Pacific Common Stock in the Mergers (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy statement, in definitive form, relating to the meetings of Nevada Power and Sierra Pacific stockholders to be held in connection with the Mergers (the "Proxy Statement") will not, at the dates mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement, insofar as they relate to Sierra Pacific or any of its subsidiaries, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 4.9 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return," as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group or entities that include Sierra Pacific or any of its subsidiaries on the one hand, or Nevada Power or any of its subsidiaries on the other hand.

          (a) Filing of Timely Tax Returns. Sierra Pacific and each of its subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

          (b) Payment of Taxes. Sierra Pacific and each of its subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (c) Tax Liens. There are no material Tax liens upon the assets of Sierra Pacific or any of its subsidiaries except liens for Taxes not yet due.

          (d) Withholding Taxes. Sierra Pacific and each of its subsidiaries have complied (and until the Closing Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code (S)(S) 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed bylaw, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (e) Extensions of Time for Filing Tax Returns. Except as disclosed in Section of the Sierra Pacific Disclosure Schedule, neither Sierra Pacific nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (f) Waivers of Statute of Limitations.  Except as disclosed in
Section 4.9(f) of the Sierra Pacific Disclosure Schedule, neither Sierra Pacific nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (g) Expiration of Statute of Limitations.  Except as disclosed in
Section 4.9(g) of the Sierra Pacific Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Sierra Pacific and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Sierra Pacific or any of its subsidiaries that has not been resolved and paid in full.

          (h) Audit, Administrative and Court Proceedings. Except as disclosed in Section 4.9(h) of the Sierra Pacific Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending, and no material issue raised remains unsettled, with regard to any Taxes or Tax Returns of Sierra Pacific or any of its subsidiaries.

          (i) Powers of Attorney. Except as disclosed in Section 4.9(i) of the Sierra Pacific Disclosure Schedule, no power of attorney currently in force has been granted by Sierra Pacific or any of its subsidiaries concerning any Tax matter.

          (j) Tax Rulings. Except as disclosed in Section 4.9(j) of the Sierra Pacific Disclosure Schedule, neither Sierra Pacific nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (k) Availability of Tax Returns. As soon as practicable after the date hereof, Sierra Pacific and its subsidiaries will make available to Nevada Power complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Sierra Pacific or any of its subsidiaries since January 1, 1990, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Sierra Pacific or any of its subsidiaries and (iii) any Closing Agreements entered into by Sierra Pacific or any of its subsidiaries with any taxing authority.

          (l) Tax Sharing Agreements. Except as disclosed in Section 4.9(l) of the Sierra Pacific Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist between or among Sierra Pacific and any of its subsidiaries.

          (m) Code (S) 341(f). Neither Sierra Pacific nor any of its subsidiaries has filed (or will file prior to the Closing) a consent pursuant to Code (S) 341(f) or has agreed to have Code (S) 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code (S) 341(f)(4)) owned by Sierra Pacific or any of its subsidiaries.

          (n) Code (S) 168. Except as set forth in Section 4.9(n) of the Sierra Pacific Disclosure Schedule, no property of Sierra Pacific or any of its subsidiaries is property that Sierra Pacific or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code (S) 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code (S) 168.

          (o) Code (S) 481 Adjustments. Except as set forth in Section 4.9(o) of the Sierra Pacific Disclosure Schedule, neither Sierra Pacific nor any of its subsidiaries is required to include in income any adjustment pursuant to Code
(S) 481(a) by reason of a voluntary change in accounting method initiated by Sierra Pacific or any of its subsidiaries, and to the best of the knowledge of Sierra Pacific, the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method.

          (p) Code (S)(S) 6661 and 6662. All transactions that could give rise to an understatement of federal income tax (within the meaning of Code (S) 6661 or Code (S) 6662) that could reasonably be expected to result in a Sierra Pacific Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing will be adequately disclosed) on the Tax Returns of Sierra Pacific and its subsidiaries in accordance with Code (S) 6661(b)(2)(B) or Code (S) 6662(d)(2)(B).

          (q) Code (S) 280G. Except as set forth in Section 4.9(q) of the Sierra Pacific Disclosure Schedule, neither Sierra Pacific nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code (S) 280G.

          (r) Liability for Others. Neither Sierra Pacific nor any of its subsidiaries has any liability for Taxes of any person other than Sierra Pacific and its subsidiaries under Treasury

Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

          Section 4.10  Employee Matters:  ERISA.

          (a) Benefit Plans. Section 4.10(a) of the Sierra Pacific Disclosure Schedule contains a true and complete list of each employee benefit plan, program or arrangement sponsored, maintained or contributed to by and covering employees, former employees, directors or former directors of Sierra Pacific (or any of its subsidiaries or any other entity which would be treated under Section 414 of the Code as a single employer with Sierra Pacific) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee, any consulting contract with any person who prior to entering into such contract was a director or officer of Sierra Pacific or any of its subsidiaries or any plan, agreement, arrangement or understanding similar to any of the foregoing (collectively, the "Sierra Pacific Benefit Plans"). None of the Sierra Pacific Benefit Plans is a multiemployer plan within the meaning of ERISA.

          (b) Contributions. Except as set forth in Section 4.10(b) of the Sierra Pacific Disclosure Schedule, all contributions and other payments required to have been made by Sierra Pacific or any of its subsidiaries (including any pre-or post-tax contributions or payments by employees or their dependents) to any Sierra Pacific Benefit Plan (or to any person pursuant to the terms thereof) have been so made or the amount of such payment or contribution obligation has been reflected in the Sierra Pacific Financial Statements.

          (c) Qualification: Compliance. Except as set forth in Section 4.10(c) of the Sierra Pacific Disclosure Schedule, each of the Sierra Pacific Benefit Plans that are intended to be "qualified" within the meaning of Code (S) 401(a) has been determined by the IRS to be so qualified, and to the best knowledge of Sierra Pacific, no circumstances exist that are reasonably expected by Sierra Pacific to result in the revocation of any such determination. Sierra Pacific is not in noncompliance in any respect with, and no Sierra Pacific Benefit Plan is or has been operated in noncompliance with it terms and with, any applicable law, rule or regulation governing such plan, including, without limitation, ERISA and the Code, except as would not have a Sierra Pacific Material Adverse Effect.

          (d) Liabilities. With respect to the Sierra Pacific Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of Sierra Pacific, there exists no condition or set of circumstances that could subject Sierra Pacific or any of its subsidiaries to any liabilities arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which Sierra Pacific is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for premiums due to the PBGC, would have, or insofar as reasonably can be foreseen, could have, a Sierra Pacific Material Adverse Effect.

          (e) Welfare Plans. Except as set forth in Section 4.10(e) of the Sierra Pacific Disclosure Schedule, none of the Sierra Pacific Benefit Plans that are "Welfare Plans," within the meaning of Section 3(1) of ERISA, provides for any retiree benefits.

          (f) Documents Made Available. Sierra Pacific has made available to Nevada Power a true and correct copy of each collective bargaining agreement to which Sierra Pacific is a party or under which Sierra Pacific has obligations and, with respect to each Sierra Pacific Benefit Plan, (i) such plan and the most recent summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan and (v) the most recent actuarial report or valuation.

          (g) Payments Resulting from Merger.  Other than as set forth in
Section 7.11 or in Section 4.10(g) of the Sierra Pacific Disclosure Schedule, the consummation, announcement or other action relating to the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Sierra Pacific or any of its subsidiaries to any officer, employee, former employee, director or former director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Sierra Pacific Benefit Plan being established or being accelerated, vested or payable.

          (h) Funded Status of Plans. Except as set forth in Section 4.10(h) of the Sierra Pacific Disclosure Schedule, the failure of any Sierra Pacific Benefit Plan which is subject to the requirements of Code (S) 412, Part 3 of Title I of ERISA or Title IV of ERISA to hold assets, the fair market value of which, as of the date hereof, are at least equal in value to the greatest of the projected benefit obligations, the accumulated benefit obligations or accrued benefit obligations (each determined as of the date hereof) of the participants and beneficiaries under such plan, based on actuarial methods, tables and assumptions theretofore utilized by such plan's actuary to determine the plan's funded status, would not give rise to a Sierra Pacific Material Adverse Effect.

          (i) Certain Other Obligations. Except as set forth in Section 4.10(i) of the Sierra Pacific Disclosure Schedule, the termination of, or withdrawal from, any employee pension benefit plan within the meaning of (S) 3(2) of ERISA (including any single employer, multiple employer or multiemployer plan) or subject to Title IV of ERISA by Sierra Pacific or any corporation or other entity which is, or at any time was, a subsidiary of Sierra Pacific or would be treated under Section 414 of the Code as single employer with Sierra Pacific has not, and will not, subject Sierra Pacific (or any subsidiary of Sierra Pacific) to any liability of or to any governmental authority, corporation or other person or such employee pension plan which individually or in the aggregate would have a Sierra Pacific Material Adverse Effect.

          (j) Modification or Termination of Plans.  Except as set forth in
Section 4.10(j) of the Sierra Pacific Disclosure Schedule, (i) neither Sierra Pacific nor any subsidiary of Sierra Pacific is subject to any legal, contractual, equitable or other obligation to establish or contribute to as of any date any new Sierra Pacific Benefit Plan or amend any existing Sierra Pacific Benefit Plan; and (ii) to the best knowledge of Sierra Pacific or any of its subsidiaries after review of all plan documents, Sierra Pacific and each of its subsidiaries may (except to the extent prohibited by applicable law), in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend each Sierra Pacific Benefit Plan (or its participation in any such Sierra Pacific Benefit Plan) at any time sponsored, maintained or contributed to by Sierra Pacific or any of its subsidiaries effective as of any date before, on or after the Effective Time.

          (k) Labor Agreements. Except as disclosed in the Sierra Pacific SEC Reports or as set forth in Section 4.10(k) of the Sierra Pacific Disclosure
Schedule: (i) neither Sierra Pacific nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) to the best knowledge of Sierra Pacific or any of its subsidiaries, there is no current union representation question involving employees of Sierra Pacific or any of its subsidiaries, nor does Sierra Pacific or any of its subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees; (iii) there is no unfair labor practice, charge or written grievance arising out of a collective bargaining agreement or other grievance procedure against Sierra Pacific or any of its subsidiaries pending, or to the best knowledge of Sierra Pacific or any of its subsidiaries, threatened, which has, or reasonably may be expected by Sierra Pacific or any of its subsidiaries to have, a Sierra Pacific Material Adverse Effect; (iv) there is no compliant, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Sierra Pacific or any of its subsidiaries pending, or to the best knowledge of Sierra Pacific or any of its subsidiaries, threatened, which has, or reasonably may be expected by Sierra Pacific or any of its subsidiaries to have, a Sierra Pacific Material Adverse Effect; (v) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the best knowledge of Sierra Pacific or any of its subsidiaries, threatened, against or involving Sierra Pacific or any of its subsidiaries which has or, insofar as reasonably can be foreseen, could have, a Sierra Pacific Material Adverse Effect; (vi) Sierra Pacific and each of its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance which, in the aggregate, does not, and insofar as reasonably can be foreseen, will not have a Sierra Pacific Material Adverse Effect; and (vii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Sierra Pacific or any of its subsidiaries, threatened, in respect to which any director, officer, employee or agent of Sierra Pacific or any of its subsidiaries is or may be entitled to claim indemnification from Sierra Pacific or any of its subsidiaries pursuant to their respective articles of incorporation or bylaws or as provided in the indemnification agreements listed on Section 4.10(k) of the Sierra Pacific Disclosure Schedule.

          Section 4.11  Environmental Protection.

          (a) Compliance. Except as set forth in Section 4.11(a) of the Sierra Pacific Disclosure Schedule, each of Sierra Pacific and its subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in compliance would not have a Sierra Pacific Material Adverse Effect. Except as set forth in Section 4.11(a) of the Sierra Pacific Disclosure Schedule, neither Sierra Pacific nor any of its subsidiaries has received any written, or, to the knowledge of appropriate officers of Sierra Pacific, upon diligent review, oral communication, from any person or Governmental Authority that alleges that Sierra Pacific or any of its subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in compliance would not have a Sierra Pacific Material Adverse Effect.

          (b) Environmental Permits. Except as set forth in Section 4.11(b) of the Sierra Pacific Disclosure Schedule, each of Sierra Pacific and its subsidiaries has obtained or has applied for all environmental, health and safety permits and authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Sierra Pacific is in material compliance with all terms and conditions of the Environmental Permits and is not required to make any expenditure in order to obtain or renew any Environmental Permit, except where the failure to obtain or be in compliance with such Environmental Permit or the requirement to make any expenditure in connection with such Environmental Permit would not have a Sierra Pacific Material Adverse Effect.

          (c) Environmental Claims. Except as set forth in Section 4.11(c) of the Sierra Pacific Disclosure Schedule, to the best knowledge of Sierra Pacific upon diligent review, there is no Environmental Claim (as hereinafter defined) pending (i) against Sierra Pacific or any of its subsidiaries or joint ventures,
(ii) against any person or entity whose liability for any Environmental Claim Sierra Pacific or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations which Sierra Pacific or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, which, if adversely determined, would have in the aggregate a Sierra Pacific Material Adverse Effect.

          (d) Releases. Except as set forth in Section 4.11(c) or Section 4.11(d) of the Sierra Pacific Disclosure Schedule, Sierra Pacific has no knowledge of any Releases (as hereinafter defined) or any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any Environmental Claims against Sierra Pacific or any subsidiaries or joint ventures of Sierra Pacific, or against any person or entity whose liability for any Environmental Claim Sierra Pacific or any subsidiaries or joint ventures of Sierra Pacific has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials, the liability for which would not have, in the aggregate, a Sierra Pacific Material Adverse Effect.

          (e) Predecessors. Except as set forth in Section 4.11(e) of the Sierra Pacific Disclosure Schedule, Sierra Pacific has no actual knowledge, with respect to any predecessor of

Sierra Pacific or any subsidiary or joint venture of Sierra Pacific, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, which would have, or which Sierra Pacific reasonably believes would have, Sierra Pacific Material Adverse Effect.

          (f) Disclosure. To Sierra Pacific's best knowledge upon a good faith effort, Sierra Pacific has disclosed to Nevada Power, in Section 4.11(f) of the Sierra Pacific Disclosure Schedule or otherwise, all material facts which Sierra Pacific reasonably believes form the basis of a Sierra Pacific Material Adverse Effect arising from (i) the cost of pollution control equipment currently required or known to be required in the future; (ii) current remediation costs or remediation costs known to be required in the future; or (iii) any other environmental matter affecting Sierra Pacific or its subsidiaries which would have, or which Sierra Pacific reasonably believes would have, a Sierra Pacific Material Adverse Effect.

          (g) As used in this Agreement:

               (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, or any Hazardous Materials at any location operated, leased or managed by Sierra Pacific or any subsidiary or joint venture of Sierra Pacific (for purposes of this Section 4.11), or by Nevada Power or any of its subsidiaries or joint ventures (for purposes of Section 5.11) or at any other location to which Sierra Pacific or any subsidiary or joint venture of Sierra Pacific (for purposes of this Section 4.11) or Nevada Power or any subsidiary or joint venture of Nevada Power (for purposes of Section 5.11) sent, Released, disposed of or transported Hazardous Materials generated, treated, stored or disposed of by Sierra Pacific or any subsidiary or joint venture of Sierra Pacific (for purposes of this Section 4.11) or Nevada Power or any subsidiary or joint venture of Nevada Power (for purposes of Section 5.11); or (b) circumstances forming the basis of any violation; or alleged violation, of any Environmental Law; or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

               (ii) "Environmental Laws" means all federal, state, local laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words, of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under Environmental Law in a jurisdiction in which Sierra Pacific or any subsidiary or joint venture of Sierra Pacific operates (for purposes of Section 4.11) or in which Nevada Power or any of its subsidiaries or joint ventures operate (for purposes of Section 5.11).

               (iv) "Releases" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          Section 4.12 Regulation as a Utility. Sierra Pacific is an exempt public utility holding company under Section 3(a)(1) of the 1935 Act. Sierra Pacific Power is regulated as a public utility in the States of Nevada and California and in no other state. Except as set forth in the preceding sentence and in Section 4.12 of the Sierra Pacific Disclosure Schedule, neither Sierra Pacific nor any "subsidiary company" or "affiliate" (as those terms are defined in the 1935 Act) of Sierra Pacific is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

          Section 4.13 Vote Required. At the Sierra Pacific Special Meeting (as hereinafter defined), Sierra Pacific will seek the approval of the First Merger by a majority of the voting power of the holders of Sierra Pacific Common Stock and the approval of the issuance of Sierra Pacific Common Stock in connection with the Second Merger by a majority of the votes cast by the holders of Sierra Pacific Common Stock, where at least a majority of all outstanding shares of Sierra Pacific Common Stock vote on such proposal (together, the "Sierra Pacific Stockholders' Approval"), and no other vote of the holders of any class or series of the capital stock of Sierra Pacific is required to approve this Agreement and the transactions contemplated hereby.

          Section 4.14 Non-applicability of Certain Nevada Law. None of the control share acquisition provisions of Section 78.378 et seq. of the GCL, the business combination provisions of Section 78.411 et seq. of the GCL or any similar provisions of the GCL, the articles of incorporation or bylaws of Sierra Pacific are applicable to the transactions contemplated by the Agreement because such provisions do not apply by their terms or because any required approvals of the Board of Directors of Sierra Pacific have been obtained.

          Section 4.15 Opinion of Financial Advisor. Sierra Pacific has received the opinion of SG Barr Devlin to the effect that, as of the date hereof, the Sierra Pacific Merger Consideration to be issued in the First Merger in light of the Nevada Power Merger Consideration to be issued in the Second Merger is fair from a financial point of view to the holders of Sierra

Pacific Common Stock. Sierra Pacific has also received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), to the effect that, as of the date hereof, the aggregate consideration to be received by holders of Sierra Pacific Common Stock pursuant to the transactions contemplated by this Agreement is fair from a financial point of view to such holders.

          Section 4.16 Insurance. Except as set forth in Section 4.16 of the Sierra Pacific Disclosure Schedule, each of Sierra Pacific and its subsidiaries is, and has been continuously since January 1, 1995, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the businesses conducted by Sierra Pacific and its subsidiaries during such time period. Except as set forth in Schedule 4.16 of the Sierra Pacific Disclosure Schedule, neither Sierra Pacific nor its subsidiaries have received any notice of cancellation or termination with respect to any material insurance policy of Sierra Pacific or its subsidiaries. All material insurance policies of Sierra Pacific and each of its subsidiaries are valid and enforceable policies.

          Section 4.17 Ownership of Nevada Power Common Stock. Sierra Pacific does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Nevada Power Common Stock.

          Section 4.18 Sierra Pacific Rights Agreement. Prior hereto, Sierra Pacific has delivered to Nevada Power and its designated counsel a true and complete copy of the Rights Agreement, dated October 13, 1989, between Bank of America N.T. & S.A. and Sierra Pacific (the "Sierra Pacific Rights Agreement") in effect on the date hereof, and assuming the accuracy of the representation contained in Section 5.17, the consummation of the transactions contemplated by this Agreement will not result in the triggering of any right or entitlement of Sierra Pacific stockholders under the Sierra Pacific Rights Agreement or any similar agreement to which Sierra Pacific or any of its affiliates is a party.


                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF NEVADA POWER

          Nevada Power represents and warrants to each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub as follows:

          Section 5.1  Organization and Qualification.  Except as set forth in
Section 5.1 of the Nevada Power Disclosure Schedule (as defined in Section 7.6(ii)), each of Nevada Power and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders of the Nevada Commission, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, assets, financial condition or the result of operations of Nevada Power and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereinafter referred to as a "Nevada Power Material Adverse Effect").

          Section 5.2 Subsidiaries. Section 5.2 of the Nevada Power Disclosure Schedule sets forth a description of all subsidiaries and joint ventures of Nevada Power, including the name of each such entity, the state of jurisdiction of its incorporation or formation, a brief description of the principal line or lines of business conducted by each such entity and Nevada Power's interest therein. Except as set forth in Section 5.2 of the Nevada Power Disclosure Schedule, none of such entities is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11), respectively, of the 1935 Act. Except as set forth in Section 5.2 of the Nevada Power Disclosure Schedule, all of the issued and outstanding shares of capital stock or other securities of, or interests in, each subsidiary or joint venture of Nevada Power are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by Nevada Power free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

          Section 5.3 Capitalization. The authorized capital stock of Nevada Power consists of 70,000,000 shares of Nevada Power Common Stock, 4,500,000 shares of Nevada Power Cumulative Preferred Stock, par value $20 per share ("Nevada Power Preferred Stock"), and 1,000,000 shares of preference stock, par value $20 per share ("Nevada Power Preference Stock"). As of the close of business on April 28, 1998, (i) 50,766,586 shares of Nevada Power Common Stock,
(ii) 179,245 shares of Nevada Power Preferred Stock (consisting of 108,006 shares of the 4.70% series, 34,570 shares of the 5.20% series, and 36,669 shares of the 5.40% series) and (iii) no shares of Nevada Power Preference Stock were issued and outstanding. Prior to the Effective Time of the Second Merger, all shares of Nevada Power Preferred Stock will be redeemed or otherwise retired in accordance with their terms. As of the date hereof, Nevada Power Capital I, a wholly-owned subsidiary of Nevada Power, had 4,901,918 8.2% Cumulative Quarterly Income Preferred Securities issued and outstanding, 147,058 of which are owned by Nevada Power, and 147,058 Series A Common Securities issued and outstanding, all of which are owned by Nevada Power. All of the issued and outstanding shares of the capital stock of Nevada Power are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the Nevada Power Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Nevada Power or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Nevada Power, or obligating Nevada Power or any of its subsidiaries to grant, extend or enter into any such agreement or commitment other than the Nevada Power Rights Agreement.

          Section 5.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

          (a) Authority. Nevada Power has all requisite power and authority to enter into this Agreement and, subject to the applicable Nevada Power Stockholders' Approval (as defined in Section 5.13) and the applicable Nevada Power Required Statutory Approvals (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Nevada Power of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Nevada Power, subject to obtaining the applicable Nevada Power Stockholders' Approval. This Agreement has been duly and validly executed and delivered by Nevada Power and, assuming the due authorization, execution and delivery hereof by each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub, constitutes the valid and binding obligation of Nevada Power enforceable against it in accordance with its terms.

          (b) Non-Contravention. The execution and delivery of this Agreement by Nevada Power do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in any Violation by Nevada Power or any of its subsidiaries or joint ventures pursuant to any provisions of (i) the articles of incorporation, bylaws or similar governing documents of Nevada Power or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Nevada Power Required Statutory Approvals and the receipt of the Nevada Power Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Nevada Power or any of its subsidiaries or joint ventures, or any of its respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the Nevada Power Disclosure Schedule (the "Nevada Power Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Nevada Power or any of its subsidiaries or any joint venture of Nevada Power is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, have a Nevada Power Material Adverse Effect.

          (c) Statutory Approvals. Except as described in Section 5.4(c) of the Nevada Power Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Nevada Power or the consummation by Nevada Power of the transaction contemplated hereby, the failure of which to obtain, make or give would have, in the aggregate, a Nevada Power Material Adverse Effect (the "Nevada Power Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Nevada Power Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals, and having such waiting periods expire as are necessary to avoid a violation of law).

          (d) Compliance. Except as set forth in Section 5.4(d) or Section 5.11 of the Nevada Power Disclosure Schedule or as disclosed in the Nevada Power SEC Reports (as defined in Section 5.5), neither Nevada Power nor any of its subsidiaries nor, to the knowledge of Nevada Power, any of its joint ventures, is in violation of, or is under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, applicable Environmental Laws) of any Governmental Authority, except for violations which, in the aggregate do not have, and, to the knowledge of Nevada Power, are not reasonably likely to have, a Nevada Power Material Adverse Effect. Except as set forth in Section 5.4(d) or Section 5.11 of the Nevada Power Disclosure Schedule, Nevada Power and each of its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as currently conducted except those of which the failure to obtain would not, individually or in the aggregate, have a Nevada Power Material Adverse Effect. Except as set forth in
Section 5.4(d) of the Nevada Power Disclosure Schedule, neither Nevada Power or any of its subsidiaries nor, to the knowledge of Nevada Power, any joint venture of Nevada Power is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party or both could result in a default by Nevada Power or any Nevada Power subsidiary or, to the knowledge of Nevada Power, any joint venture of Nevada Power under (i) its articles of incorporation or bylaws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which Nevada Power or any subsidiary or joint venture of Nevada Power is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a Nevada Power Material Adverse Effect.

          Section 5.5  Reports and Financial Statements.  Since January 1,
1995, the filings required to be made by Nevada Power and its subsidiaries under the Securities Act, the Exchange Act, applicable Nevada laws and regulations regulating public utilities, the Power Act or the 1935 Act have been filed with the SEC, the Nevada Commission or the FERC, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Nevada Power has made available to Sierra Pacific a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Nevada Power with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended, the "Nevada Power SEC Reports"). As of their respective dates, the Nevada Power SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Nevada Power included in the Nevada Power SEC Reports (collectively, the "Nevada Power Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Nevada Power and its subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring audit adjustments. True, accurate and complete copies of the articles of incorporation and bylaws of Nevada Power as in effect on the date hereof have been delivered to Sierra Pacific.

          Section 5.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. (a) Except as set forth in the Nevada Power SEC Reports or Section 5.6 of the Nevada Power Disclosure Schedule, from December 31, 1997, through the date hereof, each of Nevada Power and its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, to the knowledge of Nevada Power, is reasonably likely to have, a Nevada Power Material Adverse Effect.

          (b) Neither Nevada Power nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Nevada Power or reflected in the notes thereto for the year ended December 31, 1997, or which were incurred after December 31, 1997 in the ordinary course of business and would not, in the aggregate, have a Nevada Power Material Adverse Effect.

          Section 5.7  Litigation.  Except as disclosed in the Nevada Power
SEC Reports or as set forth in Section 5.7 or Section 5.11 of the Nevada Power Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the knowledge of Nevada Power, threatened, nor are there, to the knowledge of Nevada Power, any investigations or reviews pending or threatened against, relating to or affecting Nevada Power or any of its subsidiaries and
(ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Nevada Power or any of its subsidiaries, which, when taken together with any of the matters described in clauses (i) or (ii), would have, or to the knowledge of Nevada Power is reasonably likely to have, a Nevada Power Material Adverse Effect. In addition, except as disclosed in the Nevada Power SEC Reports or as set forth in Section 5.7 or Section 5.11 of the Nevada Power Disclosure Schedule, there have not been any developments since December 31, 1997, with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews, which, in the aggregate, would have, or to the knowledge of Nevada Power is reasonably likely to have, a Nevada Power Material Adverse Effect.

          Section 5.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Nevada Power for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will not, at the dates mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement, insofar as they relate to Nevada Power or any of its subsidiaries, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section 5.9  Tax Matters.

          (a) Filing of Timely Tax Returns. Nevada Power and each of its subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

          (b) Payment of Taxes. Nevada Power and each of its subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (c) Tax Liens. There are no material Tax liens upon the assets of Nevada Power or any of its subsidiaries except liens for Taxes not yet due.

          (d) Withholding Taxes. Nevada Power and each of its subsidiaries have complied (and until the Closing Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code (S) 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (e) Extensions of Time for Filing Tax Returns.  Except as set forth in
Section 5.9(e) of the Nevada Power Disclosure Schedule, neither Nevada Power nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (f) Waivers of Statute of Limitations. Except as set forth in Section 5.9(f) of the Nevada Power Disclosure Schedule, neither Nevada Power nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (g) Expiration of Statute of Limitations.  Except as set forth in
Section 5.9(g) of the Nevada Power Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Nevada Power and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Nevada Power or any of its subsidiaries that has not been resolved and paid in full.

          (h) Audit, Administrative and Court Proceedings. Except as set forth in Section 5.9(h) of the Nevada Power Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending, and no material issue raised remains unsettled, with regard to any Taxes or Tax Returns of Nevada Power or any of its subsidiaries.

          (i) Power of Attorney. Except as set forth in Section 5.9(i) of the Nevada Power Disclosure Schedule, no power of attorney currently in force has been granted by Nevada Power or any of its subsidiaries concerning any Tax matter.

          (j) Tax Rulings. Except as set forth in Section 5.9(j) of the Nevada Power Disclosure Schedule, neither Nevada Power nor any of its subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

          (k) Availability of Tax Returns. As soon as practicable after the date hereof, Nevada Power and its subsidiaries will make available to Sierra Pacific and SPC complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Nevada Power or any of its subsidiaries since January 1, 1990, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Nevada Power or any of its subsidiaries and
(iii) any Closing Agreement entered into by Nevada Power or any of its subsidiaries with any taxing authority.

          (l) Tax Sharing Agreements. Except as disclosed in Section 5.9(l) of the Nevada Power Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist between or among Nevada Power and any of its subsidiaries.

          (m) Code (S) 341(f). Neither Nevada Power nor any of its subsidiaries has filed (or will file prior to the Closing) a consent pursuant to Code (S) 341(f) or has agreed to have Code (S) 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code (S) 341(f)(4)) owned by Nevada Power or any of its subsidiaries.

          (n) Code (S) 168. Except as set forth in Section 5.9(n) of the Nevada Power Disclosure Schedule, no property of Nevada Power or any of its subsidiaries is property that Nevada Power or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code (S) 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code (S) 168.

          (o) Code (S) 481 Adjustments. Except as set forth in Section 5.9(o) of the Nevada Power Disclosure Schedule, neither Nevada Power nor any of its subsidiaries is required to include in income any adjustment pursuant to Code
(S) 481(a) by reason of a voluntary change in accounting method initiated by Nevada Power or any of its subsidiaries, and to the best of the knowledge of Nevada Power, the IRS has not proposed any such adjustment or change in accounting method.

          (p) Code (S) 6661 and (S) 6662. All transactions that could give rise to an understatement of federal income tax (within the meaning of Code (S) 6661 or Code (S) 6662) that could reasonably be expected to result in a Nevada Power Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing will be adequately disclosed) on the Tax Return of Nevada Power and its subsidiaries in accordance with Code 6661(h)(2)(B) or Code 6662(d)(2)(B).

          (q) Code (S) 280G. Except as set forth in Section 5.9(q) of the Nevada Power Disclosure Schedule, neither Nevada Power nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of the Code (S) 280G.

          (r) Liability for Others. Neither Nevada Power nor any of its subsidiaries has any liability for Taxes of any person other than Nevada Power and its subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise.

          Section 5.10  Employee Matters; ERISA.

          (a) Benefit Plans. Section 5.10(a) of the Nevada Power Disclosure Schedule contains a true and complete list of each employee benefit plan, program or arrangement sponsored, maintained or contributed to by and covering employees, former employees, directors or former directors of Nevada Power (or any of its subsidiaries or any other entity which would be treated under Section 414 of the Code as a single employer with Nevada Power) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee, any consulting contract with any person who prior to entering into such contract was a director or officer of Nevada Power or any of its subsidiaries or any plan, agreement, arrangement or understanding similar to any of the foregoing (collectively, the "Nevada Power Benefit Plans"). None of the Nevada Power Benefit Plans is a multiemployer plan within the meaning of ERISA.

          (b) Contributions. Except as set forth in Section 5.10(b) of the Nevada Power Disclosure Schedule, all contributions and other payments required to have been made by Nevada Power or any of its subsidiaries (including any pre- or post-tax contributions or payments by employees or their dependents) to any Nevada Power Benefit Plan (or to any person pursuant to the terms thereof) have been so made or the amount of such payment or contribution obligations has been reflected in the Nevada Power Financial Statements.

          (c) Qualification; Compliance. Except as set forth in Section 5.10(c) of the Nevada Power Disclosure Schedule, each of the Nevada Power Benefit Plans that are intended to be "qualified" within the meaning of Code (S) 401(a) has been determined by the IRS to be so qualified, and, to the best knowledge of Nevada Power, no circumstances exist that are reasonably expected by Nevada Power to result in the revocation of any such determination. Nevada Power is not in noncompliance in any respect with, and no Nevada Power Benefit Plan is or has been operated in noncompliance with its terms and with, any applicable law, rule or regulation governing such plan, including, without limitation, ERISA and the Code, which would have a Nevada Power Material Adverse Effect.

          (d) Liabilities. With respect to the Nevada Power Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of Nevada Power, there exists no condition or set of circumstances that could subject Nevada Power or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which Nevada Power is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for premiums due to the PBGC, would have, or insofar as reasonably can be foreseen, could have, a Nevada Power Material Adverse Effect.

          (e) Welfare Plans. Except as set forth in Section 5.10(e) of the Nevada Power Disclosure Schedule, none of the Nevada Power Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any retiree benefits.

          (f) Documents Made Available. Nevada Power has made available to Sierra Pacific a true and correct copy of each collective bargaining agreement to which Nevada Power is a party or under which Nevada Power has obligations, and with respect to each Nevada Power Benefit Plan, (i) such plan and the most recent summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan, and (v) the most recent actuarial report or valuation.

          (g) Payments Resulting from Merger.  Other than as set forth in
Section 7.11 or in Section 5.10(g) of the Nevada Power Disclosure Schedule, the consummation, announcement or other action relating to any transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Nevada Power or any of its subsidiaries to any officer, employee, former employee, director or former director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Nevada Power Benefit Plan being established or becoming accelerated, vested or payable.

          (h) Funded Status of Plans. Except as set forth in Section 5.10(h) of the Nevada Power Disclosure Schedule, the failure of any Nevada Power Benefit Plan which is subject to the requirements of Code (S) 412, part 3 of Title 1 of ERISA or Title IV of ERISA to hold assets, the fair market value of which, as of the date thereof, are at least equal in value to the greatest of the projected benefit obligations, the accumulated benefit obligations or accrued benefit obligations (each determined as of the date hereof) of the participants and beneficiaries under such plan, based on actuarial methods, tables and assumptions theretofore utilized by such plan's actuary to determine the plan's funded status would not give rise to a Nevada Power Material Adverse Effect.

          (i) Certain Other Obligations. Except as set forth in Section 5.10(i) of the Nevada Power Disclosure Schedule, the termination of, or withdrawal from, any employee pension benefit plan within the meaning of (S) 3(2) of ERISA (including any single employer, multiple employer or multiemployer plan) or subject to Title IV of ERISA by Nevada Power or any corporation or other entity which is, or at any time was, a subsidiary of Nevada Power or would be treated under Section 414 of the Code as a single employer with Nevada Power has not, and will not, subject Nevada Power (or any subsidiary of Nevada Power) to any liability of or to any governmental authority, corporation or other person or such employee pension plan which individually or in the aggregate would have a Nevada Power Material Adverse Effect.

          (j) Modification or Termination of Plans.  Except as set forth in
Section 5.10(j) of the Nevada Power Disclosure Schedule: (A) neither Nevada Power nor any subsidiary of Nevada Power is subject to any legal, contractual, equitable or other obligation to establish or contribute to as of any date any new Nevada Power Benefit Plan or amend any existing Nevada Power Benefit Plan; and (B) to the best knowledge of Nevada Power and each of its subsidiaries after review of all plan documents, Nevada Power and each of its subsidiaries may (except to the extent prohibited by applicable law), in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend each Nevada Power Benefit Plan (or its participation in any such Nevada Power Benefit Plan) at any time sponsored, maintained or contributed to by Nevada Power or any of its subsidiaries effective as of any date before, on or after the Effective Time.

          (k) Labor Agreements. Except as disclosed in the Nevada Power SEC Reports or as set forth in Section 5.10(k) of the Nevada Power Disclosure
Schedule: (i) neither Nevada Power nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) to the best knowledge of Nevada Power and its subsidiaries, there is no current union representation question involving employees of Nevada Power (or any of its subsidiaries), nor does Nevada Power or any of its subsidiaries know of any activity or proceeding of any labor organizations (or representative thereof) or employee group (or representative thereof) to organize any such employees; (iii) there is no unfair labor practice, charge or written grievance arising out of a collective bargaining agreement or other grievance procedure against Nevada Power or any of its subsidiaries pending, or to the best knowledge of Nevada Power or any of its subsidiaries, threatened, which has, or reasonably may be expected by Nevada Power or any of its subsidiaries to have, a Nevada Power Material Adverse Effect; (iv) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Nevada Power or any of its subsidiaries, or to the best knowledge of Nevada Power or any of its subsidiaries, threatened, which has, or reasonably may be expected by Nevada Power or any of its subsidiaries to have, a Nevada Power Material Adverse Effect; (v) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the best knowledge of Nevada Power or any of its subsidiaries, threatened, against or involving Nevada Power or any of its subsidiaries which has or, insofar as reasonably can be foreseen, could have, a Nevada Power Material Adverse Effect; (vi) Nevada Power and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for noncompliance which, in the aggregate, does not, and insofar as reasonably can be foreseen, will not, have a Nevada Power Material Adverse Effect; and (vii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Nevada Power and its subsidiaries, threatened, in respect of which any director, officer, employee or agent of Nevada Power or any of its subsidiaries is or may be entitled to claim indemnification from Nevada Power pursuant to its articles of incorporation or regulations or as provided in the indemnification agreements listed on Section 5.10(k) of the Nevada Power Disclosure Schedule.

          Section 5.11  Environmental Protection.

          (a) Compliance. Except as set forth in Section 5.11(a) of the Nevada Power Disclosure Schedule, each of Nevada Power and its subsidiaries is in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a Nevada Power Material Adverse Effect. Except as set forth in Section 5.11(a) of the Nevada Power Disclosure Schedule, neither Nevada Power nor any of its subsidiaries has received any written, or, to the knowledge of appropriate officers of Nevada Power upon diligent review, oral communication, from any person or Governmental Authority, that alleges that Nevada Power or any of its subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in compliance would not have a Nevada Power Material Adverse Effect.

          (b) Environmental Permits. Except as set forth in Section 5.11(b) of the Nevada Power Disclosure Schedule, each of Nevada Power and its subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Nevada Power is in material compliance with all terms and conditions of the Environmental Permits and is not required to make any expenditure in order to obtain or renew any Environmental Permit, except where the failure to obtain or be in compliance with the Environmental Permit or the requirement to make any expenditure in connection with such Environmental Permit would not have a Nevada Power Material Adverse Effect.

          (c) Environmental Claims. Except as set forth in Section 5.11(c) of the Nevada Power Disclosure Schedule, to the best knowledge of Nevada Power upon diligent review, there is no Environmental Claim pending (i) against Nevada Power or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim Nevada Power or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which Nevada Power or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, which if adversely determined, would have in the aggregate a Nevada Power Material Adverse Effect.

          (d) Releases. Except as set forth in Section 5.11(c) or Section 5.11(d) of the Nevada Power Disclosure Schedule, Nevada Power has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Nevada Power or any of its subsidiaries or joint ventures, or against any person or entity whose liability for any Environmental Claim Nevada Power or any of its subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials, the liability for which would not have, in the aggregate, a Nevada Power Material Adverse Effect.

          (e) Predecessors. Except as set forth in Section 5.11(e) of the Nevada Power Disclosure Schedule, Nevada Power has no actual knowledge, with respect to any predecessor of Nevada Power or any of its subsidiaries or joint ventures, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, which would have, or which Nevada Power reasonably believes would have, a Nevada Power Material Adverse Effect.

          (f) Disclosure. To Nevada Power's best knowledge upon a good faith effort, Nevada Power has disclosed to Sierra Pacific, in Section 5.11(f) of the Nevada Power Disclosure Schedule or otherwise, all material facts which Nevada Power reasonably believes form the basis of a Nevada Power Material Adverse Effect arising from (i) the cost of pollution control equipment currently required or known to be required in the future; (ii) current remediation costs or remediation costs known to be required in the future; or (iii) any other environmental matter affecting Nevada Power or its subsidiaries which would have, or which Nevada Power reasonably believes would have, a Nevada Power Material Adverse Effect.

          Section 5.12 Regulation as a Utility. Nevada Power is regulated as a public utility in the State of Nevada and in no other state. Except as set forth in the preceding sentence and in Section 5.12 of the Nevada Power Disclosure Schedule, neither Nevada Power nor any "subsidiary company" or "affiliate" of Nevada Power is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

          Section 5.13 Vote Required. The approval of the Second Merger by a majority of the voting power of the holders of Nevada Power Common Stock (the "Nevada Power Stockholders' Approval") is the only vote of the holders of any class or series of the capital stock of Nevada Power required to approve this Agreement and the transactions contemplated hereby.

          Section 5.14 Non-applicability of Certain Nevada Law. None of the control share acquisition provisions of Section 78.378 et seq. of the GCL, the business combination provisions of Section 78.411 et seq. of the GCL or any similar provisions of the GCL, the articles of incorporation or bylaws of Nevada Power are applicable to the transactions contemplated by the Agreement because such provisions do not apply by their terms or because any required approvals of the Board of Directors of Nevada Power have been obtained.

          Section 5.15 Opinion of Financial Advisor. Nevada Power has received the opinion of PaineWebber Incorporated, to the effect that, as of the date hereof, the Nevada Power Merger Consideration to be received in connection with the Mergers is fair from a financial point of view to the holders of Nevada Power Common Stock.

          Section 5.16 Insurance. Except as set forth in Section 5.16 of the Nevada Power Disclosure Schedule, each of Nevada Power and its subsidiaries is, and has been continuously since January 1, 1995, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the businesses conducted by Nevada Power and its subsidiaries during such time period. Except as set forth in Schedule 5.16 of the Nevada Power Disclosure Schedule neither Nevada Power nor its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Nevada Power or its subsidiaries. All material insurance policies of Nevada Power and each of its subsidiaries are valid and enforceable policies.

          Section 5.17 Ownership of Sierra Pacific Common Stock. Nevada Power does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Sierra Pacific Common Stock.

          Section 5.18 Nevada Power Rights Agreement. Prior hereto, Nevada Power has delivered to Sierra Pacific and its designated counsel a true and complete copy of the Rights Agreement, dated October 15, 1990, between Manufacturers Hanover Trust Company and Nevada Power (the "Nevada Power Rights Agreement") in effect on the date hereof, and assuming the accuracy of the representation contained in Section 4.17, the consummation of the transactions contemplated by this Agreement will not result in the triggering of any right or entitlement of Nevada Power stockholders under the Nevada Power Rights Agreement or any similar agreement to which Nevada Power or any of its affiliates is a party.


                                   ARTICLE 6

                     CONDUCT OF BUSINESS PENDING THE MERGER

          Section 6.1 Covenants of The Parties. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Nevada Power and Sierra Pacific each agrees as to itself and its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

          (a) Ordinary Course of Business. Each party hereto shall, and shall cause its respective subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Except as set forth in Section 6.1(a) of the Sierra Pacific Disclosure Schedule or the Nevada Power Disclosure Schedule, no party shall, nor shall any party permit any of its subsidiaries to, enter into a new line of business, or make any change in the line of business it engaged in as of the date hereof involving any material investment of assets or resources or any material exposure to liability or loss, in the case of Sierra Pacific, to Sierra Pacific and its subsidiaries taken as a whole, and in the case of Nevada Power, to Nevada Power and its subsidiaries taken as a whole.

          (b) Dividends. No party shall, nor shall any party permit any of its subsidiaries to (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly-owned subsidiaries and other than dividends required to be paid on any series of Nevada Power Preferred Stock, Sierra Pacific Power Preferred Stock and Sierra Pacific Power Class A Preferred Stock in accordance with the terms thereof, regular quarterly dividends on Nevada Power Common Stock with usual record and payment dates in an amount not in excess of $0.40 per share payable on or about May 1, 1998, not in excess of $0.40 per share payable on or about August 3, 1998, and thereafter not in excess of $0.25 per share and regular quarterly dividends on Sierra Pacific Common Stock with usual record and payment dates in an amount declared in any period of February 1 through the following January 31 not in excess of 105% of the dividends per share declared during the immediately preceding February 1 through January 31 period; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than redemptions, purchases or acquisitions required by the respective terms of any series of Nevada Power Preferred Stock, Nevada Power Preference Stock, Sierra Pacific Power Preferred Stock, Sierra Pacific Power Class A Preferred Stock or tax preference preferred securities, other than in connection with refunding of securities with preferred stock, debt or tax preference preferred securities at a lower cost of funds or in connection with intercompany purchases of capital stock, other than the redemption of the Sierra Pacific Rights or Nevada Power Rights pursuant to the terms of the Sierra Pacific Rights Agreement and the Nevada Power Rights Agreement, other than redemptions, purchases or acquisitions of Nevada Power Preferred Stock or other action with respect to Nevada Power Preferred Stock to comply with Section 8.2(h) hereof, and other than open market purchases of Sierra Pacific Common Stock or Nevada Power Common Stock for purposes of satisfying any currently existing plans, programs or arrangements to be funded with such stock.

          (c) Issuance of Securities. No party shall, nor shall any party permit any of its subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposition or encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities other than intercompany issuances of capital stock, other than employee stock options in the ordinary course of business consistent with past practice and other than issuances, in the case of Sierra Pacific and its subsidiaries, (i) in connection with refunding of Sierra Pacific Power Preferred Stock, Sierra Pacific Power Class A Preferred Stock or tax preference preferred securities with preferred stock or tax preference preferred securities at a lower cost of funds; (ii) of up to 300,000 shares of Sierra Pacific Common Stock, including shares to be issued pursuant all plans, programs or arrangements providing for the issuance of Sierra Pacific Common Stock; (iii) of capital stock under the Sierra Pacific Rights Agreement if required by the terms thereof; (iv) of up to, together with all amounts of long-term debt incurred in accordance with Section 6.1(h), $200 million in the aggregate of new issuances of preferred stock or tax preference preferred securities and (v) open market purchases for all plans, programs or arrangements; and in the case of Nevada Power (i) in connection with refunding of Nevada Power Preferred Stock or Nevada Power Preference Stock with preferred stock or tax preference preferred securities at a lower cost of funds; (ii) of up to 500,000 shares of Nevada Power

Common Stock, including shares to be issued pursuant to all plans, programs or arrangements providing for the issuance of Nevada Power Common Stock; (iii) of capital stock under the Nevada Power Rights Agreement if required by the terms thereof; (iv) of up to, together with all amounts of long-term debt incurred in accordance with Section 6.1(h), $350 million in the aggregate of new issuances of preferred stock or tax preference preferred securities; and (v) open market purchases for all plans, programs or arrangements.

          (d) Charter Documents. Except as set forth in Section 6.1(d) of the Sierra Pacific Disclosure Schedule or the Nevada Power Disclosure Schedule, no party shall amend or propose to amend its respective articles of incorporation or bylaws, except as contemplated herein and except to the extent that any document setting forth the terms of a series of preferred stock issued as contemplated in Section 6.1(c) constitutes an amendment to the articles of incorporation.

          (e) No Acquisitions. Except (i) as set forth in Section 6.1(e) of the Sierra Pacific Disclosure Schedule or the Nevada Power Disclosure Schedule, (ii) for acquisitions by Sierra Pacific and its affiliates of less than $25 million in the aggregate that are not set forth in Section 6.1(e) of the Sierra Pacific Disclosure Schedule, and (iii) for acquisitions by Nevada Power and its affiliates of less than $25 million in the aggregate that are not set forth in
Section 6.1(e) of the Nevada Power Disclosure Schedule, no party shall, nor shall any party permit any of its subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire a material amount of assets, other than in the ordinary course of business consistent with past practice.

          (f) Capital Expenditures: Additional Facilities, Etc. Except as set forth in Section 6.1(f) of the Sierra Pacific Disclosure Schedule or the Nevada Power Disclosure Schedule, each of which sets forth capital expenditures budgeted on the date hereof through December 31, 2000 (including without limitation projects ongoing or mandated by a binding legal commitment existing on the date hereof) and except as required by law or regulatory action, no party shall, nor shall any party permit any of its subsidiaries to, (i) make capital expenditures, (ii) commence construction of any additional facilities for (A) the generation or transmission of electric energy, (B) in the case of Sierra Pacific, the production, gathering, storage or transmission of natural gas, or
(C) in the case of Sierra Pacific, the production, gathering, storage, treatment, filtration or transmission of water, or (iii) obligate itself to purchase or otherwise acquire, or to share, any of such facilities, in excess of $25 million in any individual transaction or, together with all amounts spent in accordance with Section 6.1(e), $100 million in the aggregate.

          (g) No Dispositions. Other than dispositions by a party and its affiliates of less than $25 million individually or in the aggregate, no party shall, nor shall any party permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, other than dispositions in the ordinary course of their business consistent with past practice and other than as required by law or regulatory action.

          (h) Indebtedness. Except as contemplated by this Agreement to pay the Sierra Pacific Cash Consideration and the Nevada Power Cash Consideration , no party shall, nor shall any party permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness or guarantees or "keep well" or other agreements in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities or hedging activities); (ii) long-term indebtedness or "keep well" or other agreements not aggregating more than, together with any preferred stock or tax preference preferred securities issued by Sierra Pacific or Nevada Power, as the case may be, in accordance with Section 6.1(c)(iv), $200 million in the case of Sierra Pacific and its subsidiaries or $350 million in the case of Nevada Power and its subsidiaries; (iii) arrangements between Sierra Pacific and any of its wholly-owned subsidiaries or among any of Sierra Pacific's wholly-owned subsidiaries; (iv) as set forth in Section 6.1(h) of the Sierra Pacific Disclosure Schedule; (v) in connection with the refunding with preferred stock, tax preference preferred securities or debt at a lower cost of funds of Nevada Power Preferred Stock, Nevada Power Preference Stock, Sierra Pacific Power Preferred Stock, Sierra Pacific Power Class A Preferred Stock or tax preference preferred securities permitted in Section 6.1(b); or (vi) as may be necessary in connection with acquisitions permitted by Section 6.1(e) or capital expenditures permitted by Section 6.1(f) provided that, in the case of this clause (vi), such acquisitions are identified by project and amount on Section 6.1(e) or 6.1(f) of the Sierra Pacific Disclosure Schedule or the Nevada Power Disclosure Schedule, as the case may be.

          (i) Compensation, Benefits. Except as set forth in the last sentence of this Section 6.1(i), Section 7.10, Section 7.11 and Section 7.15 hereof or
Section 6.1(i) of the Sierra Pacific Disclosure Schedule and Nevada Power Disclosure Schedule, no party shall, nor shall any party permit any of its subsidiaries to, in the absence of the written agreement of the other party hereto, (i) enter into, adopt or amend (except as may be required by applicable law), or increase the amount or accelerate the payment or vesting of any benefit or amount payable, or grant any discretionary awards or benefits under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in salary in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of it subsidiaries, or (ii) enter into or amend any employment contract, special pay arrangement with respect to termination of employment or other similar contract, agreement or arrangement with any director or officer. Notwithstanding anything herein to the contrary, except as set forth in Section 6.1(i) of the Sierra Pacific Disclosure Schedule or Section 6.1(i) of the Nevada Power Disclosure Schedule, (i) no party shall, nor shall any party permit any of its subsidiaries to, establish or maintain any severance plan, program, policy, agreement or arrangement under which any person would be entitled to any benefits as a result of the transactions contemplated herein,

(ii) Sierra Pacific may enter into employment agreements substantially in the form previously delivered to Nevada Power with the officers set forth in Section 6.1(i) of the Sierra Pacific Disclosure Schedule, and (iii) Nevada Power may enter into employment agreements substantially in the form previously delivered to Sierra Pacific with the officers set forth in Section 6.1(i) of the Nevada Power Disclosure Schedule.

          (j) 1935 Act. No party shall, nor shall any party permit any of its subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act, or that would require the approval of the SEC under Section 9(a)(2) of the 1935 Act for any of the transactions contemplated by this Agreement.

          (k) Accounting. No party shall, nor shall any party permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP. Any party making any such change will give written notice to the other party of such change.

          (l) Tax-Free Status. No party shall, nor shall any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Mergers as tax-free transactions, both to the parties and their respective stockholders (except to the extent of any cash received), and each party hereto shall use all reasonable efforts to achieve such result.

          (m) Affiliate Transactions. Except as set forth in Section 6.1(m) of the Sierra Pacific Disclosure Schedule or the Nevada Power Disclosure Schedule, no party shall, nor shall any party permit any of its subsidiaries to, enter into any material agreement or arrangement with any other person which, directly or indirectly, controls or is under common control with or is controlled by such party, or any of its respective subsidiaries on terms to such party or its subsidiaries materially less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

          (n) Cooperation, Notification. Each party shall, and shall cause its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations;
(ii) promptly notify the other party of any significant changes in its business, properties, assets, financial condition or results of operations; (iii) promptly advise the other party of any change or event which has had or, to the knowledge of such party, is reasonably likely to result in, a Sierra Pacific Material Adverse Effect or a Nevada Power Material Adverse Effect, as the case may be; and (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          (o) Rate Matters. Each party shall, and shall cause its subsidiaries to, discuss with the other party any changes in its or its subsidiaries' rates or charges, standards of service, other regulatory matters or accounting from those in effect on the date of this Agreement and consult with the other party prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, and no party will make any filing to change its or its subsidiaries' rates on file with any Governmental Authority that would have a Sierra Pacific Material Adverse Effect or Nevada Power Material Adverse Effect.

          (p) Third-Party Consents. Each party shall, and shall cause its respective subsidiaries to, use all commercially reasonable efforts to obtain all Sierra Pacific Required Consents or Nevada Power Required Consents, as the case may be. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such consents and, if requested by the other party, shall provide to the other party copies of all Sierra Pacific Required Consents or Nevada Power Required Consents, as the case may be, obtained by such party.

          (q) No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, willfully take any action that would, or is reasonably likely to, result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          (r) Tax-Exempt Status. No party shall, nor shall any party permit any subsidiary to, take any action that would likely jeopardize the exclusion from gross income, for purposes of federal income taxation, of the interest on the outstanding revenue bonds issued for the benefit of Sierra Pacific or Nevada Power, or any subsidiary of either, which qualify on the date hereof under Code
(S) 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

          (s) Contracts. No party shall, nor shall any party permit any of its respective subsidiaries to modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any subsidiary of such party is a party or waive, release or assign any material rights or claims under such contracts except (i) in the ordinary course of business consistent with past practice or (ii) other than in the ordinary course of business consistent with past practice, to the extent such action or failure to act does not have an adverse effect in excess of $10 million calculated on a net present value basis.

          (t) Discharge of Liabilities. No party shall, nor shall any party permit any of its respective subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments), not in excess of $10 million calculated on a net present value basis or in accordance with their terms, of (i) indebtedness or (ii) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.


                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

          Section 7.1 Access to Information. Upon reasonable notice and during normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment banker, financial advisor and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) a copy of each reasonably available report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with the SEC, the FERC, the Department of Justice, the Federal Trade Commission, the Nevada Commission, the California Commission or any other federal or state regulatory agency or commission, and (ii) all information concerning themselves, their subsidiaries, their respective businesses and properties, directors, officers and stockholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement, in each case except as such access may be prohibited by law. All documents and information furnished pursuant to this Section 7.1 shall be subject to the Confidentiality Agreement, dated as of March 10, 1998, between Sierra Pacific and Nevada Power (the "Confidentiality Agreement").

          Section 7.2  Joint Proxy Statement and Registration Statement.

          (a) Preparation and Filing. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "Joint Proxy/Registration Statement"). The parties hereto shall each use reasonable efforts to cause the Joint Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Sierra Pacific Common Stock issuable in connection with the Mergers to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Mergers, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Sierra Pacific Common Stock issuable in the Mergers to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

          (b) Amendments and Supplements. No amendment or supplement to the Proxy Statement or the Registration Statement shall be made without the approval of all parties. Each party shall advise the others, promptly after it receives notice thereof, of the time the

Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension, if applicable, of the qualification of such party's common stock for sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (c) Letter of Sierra Pacific's Accountants. Sierra Pacific shall use best efforts to cause to be delivered to Nevada Power a letter of Deloitte & Touche LLP dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Nevada Power, in form and substance reasonably satisfactory to Nevada Power and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

          (d) Letter of Nevada Power's Accountants. Nevada Power shall use best efforts to cause to be delivered to Sierra Pacific a letter of Deloitte & Touche LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Sierra Pacific, in form and substance reasonably satisfactory to Sierra Pacific and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

          (e) Fairness Opinions. It shall be a condition to the mailing of the Joint Proxy/Registration Statement to the stockholders of Sierra Pacific and Nevada Power that (i) neither SG Barr Devlin nor Merrill Lynch has withdrawn its opinion referred to in Section 4.15 and (ii) PaineWebber Incorporated has not withdrawn its opinion referred to in Section 5.15.

          Section 7.3  Regulatory Matters.

          (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

          (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Sierra Pacific Required Statutory Approvals and the Nevada Power Required Statutory Approvals, such commercially reasonable efforts to include, in the case of Sierra Pacific, obtaining the necessary permits, consents, approvals and authorizations of the Federal Energy Regulatory Commission, of any state regulatory agencies and under the 1935 Act. Sierra Pacific shall have the right to review and approve in advance all characterizations of the information relating to Sierra Pacific, on the one hand, and Nevada Power shall have the right to review and approve in advance all characterizations of the information relating to Nevada Power, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Mergers. Sierra Pacific and Nevada Power agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of Governmental Authorities.

          Section 7.4  Shareholder Approval.

          (a) Approval of Nevada Power Stockholders. Subject to the provisions of Section 7.4(c) and Section 7.4(d), Nevada Power shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders (the "Nevada Power Special Meeting") for the purpose of securing the Nevada Power Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement in accordance with applicable federal and state law and with its articles of incorporation and bylaws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Sierra Pacific with respect to each of the foregoing matters.

          (b) Approval of Sierra Pacific Stockholders. Subject to the provisions of Section 7.4(c) and Section 7.4(d), Sierra Pacific shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "Sierra Pacific Special Meeting") for the purpose of securing the Sierra Pacific Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement in accordance with applicable federal and state law and with its articles of incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Nevada Power with respect to each of the foregoing matters.

          (c) Meeting Date. The Nevada Power Special Meeting for the purpose of securing the Nevada Power Stockholders' Approval and the Sierra Pacific Special Meeting for the purpose of securing the Sierra Pacific Stockholders' Approval shall be held on such dates as Sierra Pacific and Nevada Power shall mutually determine.

          (d) Fairness Opinions Not Withdrawn. It shall be a condition to the obligation of Sierra Pacific to hold the Sierra Pacific Special Meeting that the opinion of each of SG Barr Devlin and Merrill Lynch, referred to in Section 4.15, shall not have been withdrawn, and it shall be a condition to the obligation of Nevada Power to hold the Nevada Power Special Meeting that the opinion of PaineWebber Incorporated, referred to in Section 5.15, shall not have been withdrawn.

          Section 7.5  Directors' and Officers' Indemnification.

          (a) Indemnification. From and after the Effective Time, Sierra Pacific and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of Sierra Pacific or

Nevada Power, respectively, or any of their subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of Sierra Pacific or Nevada Power or any of their subsidiaries (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Sierra Pacific or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Sierra Pacific or the Surviving Corporation, as the case may be, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) Sierra Pacific or the Surviving Corporation, as the case may be, will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Nevada law and the articles of incorporation or bylaws shall be made by independent counsel mutually acceptable to Sierra Pacific or the Surviving Corporation, as the case may be, and the Indemnified Party; provided, however, that neither Sierra Pacific nor the Surviving Corporation, as the case may be, shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

          (b) Insurance. For a period of six years after the Effective Time, Sierra Pacific and the Surviving Corporation shall cause to be maintained in effect policies of directors' and officers' liability insurance maintained by Sierra Pacific or Nevada Power, as the case may be, for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that neither Sierra Pacific nor the Surviving Corporation, as the case may be, shall be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by Sierra Pacific or Nevada Power, as the case may be, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Sierra Pacific or the Surviving Corporation, as the case may be, shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the respective Board of Directors, for a cost not exceeding such amount.

          (c) Successors. In the event Sierra Pacific or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors and assigns of Sierra Pacific or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.5.

          (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of Sierra Pacific or Nevada Power and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the articles of incorporation and bylaws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Mergers and shall continue in full force and effect for a period of not less than six years from the Effective Time.

          (e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

          Section 7.6 Disclosure Schedules. On the date hereof, (i) Nevada Power has delivered to Sierra Pacific a schedule (the "Nevada Power Disclosure Schedule"), accompanied by a certificate signed by the chief financial officer of Nevada Power stating the Nevada Power Disclosure Schedule is being delivered pursuant to this Section 7.6(i) and (ii) Sierra Pacific has delivered to Nevada Power a schedule (the "Sierra Pacific Disclosure Schedule"), accompanied by a certificate signed by the chief financial officer of Sierra Pacific stating the Sierra Pacific Disclosure Schedule is being delivered pursuant to this Section 7.6(ii). The Sierra Pacific Disclosure Schedule and the Nevada Power Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

          Section 7.7 Public Announcements. Subject to each party's disclosure obligations imposed by law, Sierra Pacific and Nevada Power will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

          Section 7.8 Rule 145 Affiliates. Within 30 days after the date of this Agreement, Sierra Pacific shall identify in a letter to Nevada Power, and Nevada Power shall identify in a letter to Sierra Pacific, all persons who are, and to such person's best knowledge who will be at the Closing Date, "affiliates" of Sierra Pacific and Nevada Power, respectively, as such term is used in Rule 145 under the Securities Act. Each of Sierra Pacific and Nevada Power shall use all reasonable best efforts to cause their respective affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to Sierra Pacific on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit (each, an "Affiliate Agreement").

          Section 7.9  Employee Agreements and Workforce Matters.

          (a) Certain Employee Agreements. The Surviving Corporation and its subsidiaries shall honor, without modification, all collective bargaining agreements and, subject to Section 7.10 and Section 7.15, all contracts, agreements and commitments of Nevada Power which apply to any current or former employee or current or former director of Nevada Power; provided, however, that this undertaking is not intended to prevent the Surviving Corporation from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

          (b) Workforce Matters. Subject to compliance with applicable law and obligations under applicable collective bargaining agreements, for a period of three years following the Effective Time, any reductions in workforce in respect of employees of Sierra Pacific and its subsidiaries, including the Surviving Corporation and its subsidiaries, shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications, and business needs without regard to whether employment prior to the Effective Time was with Sierra Pacific or its subsidiaries or Nevada Power or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by Sierra Pacific or any of its subsidiaries, including the Surviving Corporation or its subsidiaries, during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Sierra Pacific or any of its subsidiaries. Any workforce reductions carried out following the Effective Time by Sierra Pacific and its subsidiaries, including the Surviving Corporation and its subsidiaries, shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

          Section 7.10 Employee Benefit Plans. Except as may be required by applicable law and obligations under applicable collective bargaining agreements or as the parties may otherwise agree, each of the Nevada Power Benefit Plans and the Sierra Pacific Benefit Plans in effect on the date hereof (or as amended or established in accordance with or as permitted by this Agreement) shall be maintained in effect, except with respect to Nevada Power's 1993 Long-Term Incentive Plan, as provided in Section 7.11 and as provided in the employment contracts referred to in Section 7.15, with respect to the employees, former employees, directors or former directors of Nevada Power and any of its subsidiaries and of Sierra Pacific and any of its subsidiaries, respectively, who are covered by such plans or agreements immediately prior to the Effective Time until Sierra Pacific determines otherwise on or after the Effective Time and the Surviving Corporation shall assume as of the Effective Time each Nevada Power Benefit Plan maintained by Nevada Power immediately prior to the Effective Time and perform such plan or agreement in the same manner and to the same extent that Nevada Power would be required to perform thereunder; provided, however, that nothing herein contained, other than the provisions of Section 6.1(i), shall limit any reserved right contained in any such Nevada Power Benefit Plan or Sierra Pacific Benefit Plan to amend, modify, suspend, revoke or terminate any such plan or agreement. Without limiting the foregoing, each participant in any Nevada Power Benefit Plan or Sierra Pacific Benefit Plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits (but specifically excluding for benefit accrual purposes) under any benefit plan of Sierra Pacific or any of its subsidiaries or affiliates for service credited for the corresponding purpose under any such benefit plan; provided, however, that such crediting of service shall not operate to cause any such plan or agreement to fail to comply with the applicable provisions of the Code and ERISA. Sierra Pacific and Nevada Power will cooperate on and after the date hereof to develop appropriate employee benefit plans, programs and arrangements, including but not limited to, executive and incentive compensation, stock option and supplemental executive retirement plans, for employees and directors of Sierra Pacific and its subsidiaries from and after the Effective Time including, without limitation, a successor to Nevada Power's 1993 Long-Term Incentive Plan. However, no provision contained in this Section 7.10 shall be deemed to constitute an employment contract between Sierra Pacific or any of its subsidiaries and any individual, or a waiver of Sierra Pacific's or its subsidiary's right to discharge any employee at any time, with or without cause.

          Section 7.11  Incentive, Stock and Other Plans.

          (a) Sierra Pacific Action. With respect to each of the Nevada Power 1993 Long-Term Incentive Plan and 401(k) Savings Plan under which the delivery of Nevada Power Common Stock is required upon payment of benefits or grant of awards (the "Stock Plans"), (i) Sierra Pacific and Nevada Power shall take such action as may be necessary so that, after the Effective Time of the Second Merger, the Stock Plans provide only for the issuance or purchase in the open market only of Sierra Pacific Common Stock rather than Nevada Power Common Stock, and (ii) Sierra Pacific shall take all corporate action necessary or appropriate to (x) obtain shareholder approval with respect to such plan to the extent such approval is required for purposes of the Code or other applicable law, or to the extent Sierra Pacific deems it desirable, (y) reserve for issuance under such plan or otherwise provide a sufficient number of shares of Sierra Pacific Common Stock for delivery upon payment of benefits or grants of awards under such plan and (z) as soon as practicable after the Effective Time of the Second Merger, file registration statements on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of the Sierra Pacific Common Stock subject to such plan to the extent such registration statement is required under applicable law, and Sierra Pacific shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein or related thereto) for so long as such benefits and grants remain payable.

          (b) Dividend Reinvestment Plans. The dividend reinvestment plan of Nevada Power shall terminate as of the Effective Time of the Second Merger and Nevada Power shall send notices of termination to participants therein prior to the Effective Time of the Second Merger. The Board of Directors of Sierra Pacific shall approve an amendment to the Sierra Pacific dividend reinvestment plan to provide for the automatic participation therein effective immediately after the Effective Time of the Second Merger by participants who participate in the

Nevada Power dividend reinvestment plan immediately prior to Effective Time of the Second Merger.

          Section 7.12 No Solicitations. From and after the date hereof, each party hereto shall not, and shall cause its subsidiaries not to, and shall not authorize or permit any of its Representatives to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any offer or proposal which constitutes or is reasonably likely to lead to, any Business Combination (as defined below), or, in the event of an unsolicited Business Combination proposal, engage in negotiations or provide any information or data to any person relating to any Business Combination; provided, however, that notwithstanding any other provision hereof Sierra Pacific or Nevada Power may, at any time prior to the time at which the Sierra Pacific Stockholders' Approval, in the case of Sierra Pacific, or the Nevada Power Stockholders' Approval, in the case of Nevada Power, has been obtained, (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the party or its Representatives after the date hereof) seeks to initiate such discussions or negotiations, furnish such third party information concerning itself and its business, properties and assets and accept a Business Combination proposal from such third party if, and only to the extent that,
(A)(x) such third party shall first have made an unsolicited Business Combination proposal to Sierra Pacific or Nevada Power, as the case may be, that the Sierra Pacific Board of Directors or the Nevada Power Board of Directors, as the case may be, reasonably believes in good faith, after consultation with its financial advisors, may be more favorable to the stockholders of such party than the Mergers and (y) the Board of Directors of Sierra Pacific or Nevada Power, as the case may be, shall have determined in good faith, after consultation with its financial advisors and outside counsel, that failing to take such action could reasonably be expected to be a breach of its fiduciary duties under applicable law and (B) prior to furnishing such information to, entering into negotiations with or accepting the Business Combination proposal from, such third party, Sierra Pacific or Nevada Power, as the case may be, (x) provides prompt notice to Sierra Pacific or Nevada Power, as the case may be, to the effect that it is furnishing information to or entering into discussions or negotiations with such third party and (y) receives from such third party an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such third party than the terms contained in the Confidentiality Agreement, and, prior to accepting the Business Combination proposal from such third party, terminates this Agreement pursuant to Section 9.1(e) or by Section 9.1(f), as applicable and (ii) comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal, and shall give the other party five day's advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Business Combination. As used in this Section 7.12, "Business Combination" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party to this Agreement or any of its subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the stockholders of a party generally) to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of any party to this Agreement or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement or any spinoff or similar transaction.

          Section 7.13 Sierra Pacific Board of Directors. Nevada Power's and Sierra Pacific's Boards of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of Sierra Pacific at the Effective Time to consist of 14 members, with one-half to be selected by Nevada Power and one-half to be selected by Sierra Pacific. The initial designation of such directors among the three classes of the Board of Directors of Sierra Pacific shall be agreed among the parties, the designees of each party to be divided as equally as is feasible among such classes; provided, however, that if, prior to the Effective Time, any of such designee shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead. At the Effective Time, the Board of Directors of Sierra Pacific shall have such number of standing committees, with such names and functions as shall be agreed upon by Nevada Power and Sierra Pacific prior to the Effective Time. Nevada Power and Sierra Pacific shall each select one-half of the members of each committee and the chairperson of one-half of the committees.

          Section 7.14 Officers. After the Effective Time, the President and Chief Operating Officer of Nevada Power will be the Chairman and Chief Executive Officer of Sierra Pacific and the Chairman of each of Sierra Pacific's subsidiaries, and the Chairman, Chief Executive Officer and President of Sierra Pacific will be the President and Chief Operating Officer of Sierra Pacific and the President and Chief Executive Officer of Sierra Pacific Power and the Surviving Corporation. The provisions of this Section 7.14 are subject to the specific terms of the employment contracts referred to in Section 7.15 and the duties and responsibilities attributable to the positions referred to in this
Section 7.14 shall be as set forth in such contracts.

          Section 7.15 Employment Contracts. Sierra Pacific shall, as soon as practicable after the date hereof but in any event prior to the Effective Time, enter into employment contracts in the forms set forth in Exhibit 7.15.1 and
Exhibit 7.15.2, respectively.

          Section 7.16 Corporate Offices. At the Effective Time, (a) the corporate headquarters of Sierra Pacific and the principal executive offices of the gas and water business units will be located in R and (b) the headquarters of Sierra Pacific Power and the Surviving Corporation and principal executive offices of the electric business unit will be located in L.

          Section 7.17 Transition Management. As promptly as practicable after the date hereof, the parties shall create a transition management plan under the direction of the President and Chief Operating Officer of Nevada Power or an individual designated by him and the Chairman, Chief Executive Officer and President of Sierra Pacific or an individual designated by him. The plan shall examine the manner in which to best organize and manage the business of Sierra Pacific, Sierra Pacific Power and the Surviving Corporation after the Effective Time. From time to time, the plan shall be presented to the Board of Directors of each of Sierra Pacific and

Nevada Power. After the date hereof and prior to the Effective Time, the President and Chief Operating Officer of Nevada Power shall frequently attend meetings of Sierra Pacific's Board of Directors and the Chairman, Chief Executive Officer and President of Sierra Pacific shall frequently attend meetings of Nevada Power's Board of Directors as they deem appropriate in consultation with each other. In connection with their responsibilities with respect to the plan, such individuals shall together recommend to the Board of Directors of Sierra Pacific and the Surviving Corporation candidates to serve as the officers of Sierra Pacific, Sierra Pacific Power and the Surviving Corporation, as the case may be, who are not otherwise designated by this Agreement. Such officers shall be appointed by the Board of Directors of Sierra Pacific, Sierra Pacific Power or the Surviving Corporation, as the case may be, in accordance with its Bylaws.

          Section 7.18 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses (i) incurred in connection with printing the Joint Proxy Statement/Registration Statement, as well as the filing fee relating thereto,
(ii) seeking approvals under the HSR Act, from the Federal Energy Regulatory Commission and from state utility regulatory agencies and (iii) relating to public relations, Nevada corporate counsel, accounting and other consultants mutually retained by the parties in connection with the transactions contemplated hereby, shall be shared equally by Nevada Power, on the one hand, and Sierra Pacific, on the other.

          Section 7.19 Covenant to Satisfy Conditions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts, taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the transactions contemplated by this Agreement.


                                   ARTICLE 8

                                   CONDITIONS

          Section 8.1 Conditions to Each Party's Obligations to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5:

          (a) Shareholder Approvals. The Sierra Pacific Stockholders' Approvals and the Nevada Power Stockholders' Approval shall have been obtained.

          (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of either of the Mergers shall have been issued and continuing in effect, and neither of the Mergers nor any of the other transactions contemplated hereby shall have been prohibited under any applicable federal or state law or regulation.

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

          (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d) Listing of Shares. The shares of Sierra Pacific Common Stock issuable in the Mergers pursuant to Article 2 shall have been approved for listing on the NYSE upon official notice of issuance.

          (e) Statutory Approvals. The Nevada Power Required Statutory Approvals and the Sierra Pacific Required Statutory Approvals shall have been obtained at or prior to the Effective Time; such approvals shall have become Final Orders (as hereinafter defined); and no Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a Sierra Pacific Material Adverse Effect or a Nevada Power Material Adverse Effect. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

          Section 8.2 Conditions to Obligations of Sierra Pacific, Lake Merger Sub and Desert Merger Sub to Effect the Mergers. The obligation of Sierra Pacific, Lake Merger Sub and Desert Merger Sub to effect the Mergers is further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Sierra Pacific in writing pursuant to Section 9.5:

          (a) Performance of Obligations of Nevada Power. Nevada Power will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

          (b) Representations and Warranties. The representations and warranties of Nevada Power set forth in this Agreement shall be true and correct in all material respects as of the date hereof (except to the extent such representations and warranties speak as of any other date) and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (c) Closing Certificates. Sierra Pacific shall have received a certificate signed by the chief executive officer and chief financial officer of Nevada Power, dated the Closing Date, to the effect that, to the best of each officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

          (d) Nevada Power Material Adverse Effect. No material adverse effect on the business. operations, assets, prospects, financial condition or the results of operations of Nevada Power and its subsidiaries taken as a whole or on the consummation of this Agreement shall have occurred and there shall exist no fact or circumstance which would have, or would be reasonably likely to have, such an effect.

          (e) Tax Opinion. Sierra Pacific shall have received an opinion of counsel, in form and substance satisfactory to Sierra Pacific, dated the Closing Date, to the effect that (i) the First Merger will be a tax-free transaction under the Code and that Sierra Pacific, Lake Merger Sub and the stockholders of Sierra Pacific who exchange their shares solely for the stock of Sierra Pacific will recognize no gain or loss for federal income tax purposes as a result of the consummation of the First Merger and (ii) the Second Merger will be a tax-free reorganization under the Code and that Nevada Power, Desert Merger Sub and the stockholders of Nevada Power who exchange their shares solely for the shares of Sierra Pacific will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Second Merger.

          (f) Nevada Power Required Consents. The material Nevada Power Required Consents shall have been obtained.

          (g) Trigger of Nevada Power Rights. No event that would result in the triggering of any right or entitlement of Nevada Power stockholders under the Nevada Power Rights Agreement, including a "flip-in" or "flip-over" or similar event commonly described in such rights plans shall have occurred, which, in the reasonable judgment of Sierra Pacific, would have or be reasonably likely to result in a Nevada Power Material Adverse Effect or materially change the number of outstanding equity securities of Nevada Power, and the Nevada Power Rights shall not have become nonredeemable by any action of the Nevada Power Board of Directors.

          (h) Cancellation of Nevada Power Preferred Stock. Each issued and outstanding share of Nevada Power Preferred Stock shall have been redeemed or otherwise retired in accordance with its terms.

          Section 8.3 Conditions to Obligations of Nevada Power to Effect the Mergers. The obligations of Nevada Power to effect the Mergers is further subject to the satisfaction, prior to the Closing Date, of the following conditions, except as may be waived by Nevada Power in writing pursuant to
Section 9.5:

          (a) Performance of Obligations. Each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed at or prior to the Effective Time.

          (b) Representations and Warranties. The representations and warranties of each of Sierra Pacific, Lake Merger Sub and Desert Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date hereof (except to the extent such representations and warranties speak as of any other date) and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (c) Closing Certificates. Nevada Power shall have received certificates signed by the chief executive officer and chief financial officer of Sierra Pacific, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Section 8.3(a) and
Section 8.3(b) have been satisfied.

          (d) Sierra Pacific Material Adverse Effect. No material adverse effect on the business, operations, assets, prospects, financial condition or the results of operations of Sierra Pacific and its subsidiaries taken as a whole or on the consummation of this Agreement shall have occurred and there shall exist no fact or circumstance which would have, or would be reasonably likely to have, such an effect.

          (e) Tax Opinion. Nevada Power shall have received an opinion of counsel, in form and substance satisfactory to Nevada Power, dated the Closing Date, to the effect that (i) the First Merger will be a tax-free transaction under the Code and that Sierra Pacific, Lake Merger Sub and the stockholders of Sierra Pacific who exchange their shares solely for the stock of Sierra Pacific will recognize no gain or loss for federal income tax purposes as a result of the consummation of the First Merger and (ii) the Second Merger will be a tax-free reorganization under the Code and that Nevada Power, Desert Merger Sub and the stockholders of Nevada Power who exchange their shares solely for the shares of Sierra Pacific will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Second Merger.

          (f) Sierra Pacific Required Consents. The material Sierra Pacific Required Consents shall have been obtained.

          (g) Trigger of Sierra Pacific Rights. No event that would result in the triggering of any right or entitlement of Sierra Pacific stockholders under any Sierra Pacific Rights Agreement, including a "flip-in" and "flip-over" or similar event commonly described in such rights plans shall have occurred which, in the reasonable judgment of Nevada Power, would have or be reasonably likely to result in a Sierra Pacific Material Adverse Effect or materially change the number of outstanding equity securities of Sierra Pacific, and the Sierra Pacific Rights shall not have become unredeemable by the Sierra Pacific Board of Directors.


                                   ARTICLE 9

                       TERMINATION, AMENDMENT AND WAIVER

          Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of the respective parties hereto contemplated by this Agreement:

          (a) by mutual written consent of the Boards of Directors of Nevada Power and Sierra Pacific;

          (b) by any party hereto, by written notice to the other, if the Effective Time shall not have occurred on or before the day that is eighteen months after the date hereof (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in
Section 8.1(e) shall not have been fulfilled but all other conditions to the

Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the second anniversary of the date hereof;

          (c) by any party hereto, by written notice to the other party, if the Nevada Power Stockholders' Approval shall not have been obtained at a duly held Nevada Power Special Meeting, including any adjournments thereof, or the Sierra Pacific Stockholders' Approvals shall not have been obtained at duly held Sierra Pacific Special Meeting, including any adjournments thereof;

          (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting either of the Mergers, or by any party hereto, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting either of the Mergers, and such order, judgment or decree shall have become final and nonappealable;

          (e) by Sierra Pacific, at any time prior to the time at which the Sierra Pacific Stockholders' Approval has been obtained, upon five days' prior notice to Nevada Power, if, as a result of a Business Combination proposal by a party other than Nevada Power or any of its affiliates, the Board of Directors of Sierra Pacific determines in good faith, after considering applicable provisions of state law, giving effect to all concessions that may be offered by the other party and consulting with financial advisors and outside counsel, that failing to accept the Business Combination proposal could reasonably be expected to be a breach of its fiduciary duties under applicable law; provided, however, that prior to any such termination, Sierra Pacific shall, and shall cause its respective financial and legal advisors to, negotiate with Nevada Power to make such adjustments in the terms and conditions of this Agreement as would enable Sierra Pacific to proceed with the Transactions contemplated herein on such adjusted terms; provided further that, notwithstanding anything in this
Section 9.1(e) to the contrary, Sierra Pacific and Nevada Power intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of a Business Combination proposal, it being acknowledged and agreed that any such proposal would interfere with the strategic advantages and benefits that Sierra Pacific and Nevada Power expect to derive from this Agreement and the transactions contemplated hereby;

          (f) by Nevada Power, at any time prior to the time at which the Nevada Power Stockholders' Approval has been obtained, upon five days' prior notice to Sierra Pacific, if, as a result of a Business Combination proposal by a party other than Sierra Pacific or any of its affiliates, the Board of Directors of Nevada Power determines in good faith, after considering applicable provisions of state law, giving effect to all concessions that may be offered by the other party and consulting with its financial advisors and outside counsel, that failing to accept the Business Combination proposal could reasonably be expected to be a breach of its fiduciary duties under applicable law; provided, however, that prior to any such termination, Nevada Power shall, and shall cause its respective financial and legal advisors to, negotiate with Sierra Pacific to make such adjustments in the terms and conditions of this Agreement as would enable Nevada Power to proceed with the transactions contemplated herein on such adjusted terms; provided further that, notwithstanding anything in this Section 9.1(f) to the contrary, Sierra Pacific and Nevada Power intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of a Business Combination proposal, it being acknowledged and agreed that any such proposal would interfere with the strategic advantages and benefits that Sierra Pacific and Nevada Power expect to derive from this Agreement and the transactions contemplated hereby;

          (g) by Sierra Pacific, by written notice to Nevada Power, if (i) there exist inaccuracies of the representations and warranties of Nevada Power made herein as of the date hereof, which inaccuracies, individually or in the aggregate, would or would be reasonably likely to result in a Nevada Power Material Adverse Effect, and such inaccuracies shall not have been remedied within 20 days after receipt by Nevada Power of notice in writing from Sierra Pacific, specifying the nature of such inaccuracies and requesting that they be remedied, (ii) Nevada Power (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 20 days after receipt by Nevada Power of notice in writing from Sierra Pacific, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of Nevada Power or any committee thereof (A) shall withdraw or modify in any manner adverse to Sierra Pacific its approval or recommendation of this Agreement or the Mergers, (B) shall approve or recommend any acquisition of Nevada Power or a material portion of its assets or any tender offer for shares of capital stock of Nevada Power, in each case, by a party other than Sierra Pacific or any of its affiliates or (C) shall resolve to take any of the actions specified in clause (A) or (B);

          (h) by Nevada Power, by written notice to Sierra Pacific, if (i) there exist inaccuracies of the representations and warranties of Sierra Pacific made herein as of the date hereof, which inaccuracies, individually or in the aggregate, would or would be reasonably likely to result in a Sierra Pacific Material Adverse Effect, and such inaccuracies shall not have been remedied within 20 days after receipt by Sierra Pacific of notice in writing from Nevada Power, specifying the nature of such inaccuracies and requesting that they be remedied, (ii) Sierra Pacific (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 20 days after receipt by Sierra Pacific of notice in writing from Nevada Power, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of Sierra Pacific or any committee thereof (A) shall withdraw or modify in any manner adverse to Nevada Power its approval or recommendation of this Agreement or the Mergers, (B) shall approve or recommend any acquisition of Sierra Pacific or a material portion of its assets or any tender offer for shares of capital stock of Sierra Pacific, in each case, by a party other than Nevada Power or any of its affiliates or (C) shall resolve to take any of the actions specified in clause (A) or (B);

          (i) by Sierra Pacific, by written notice to Nevada Power, if (A) a third party acquires securities representing greater than 50% of the voting power of the outstanding voting securities of Nevada Power or (B) individuals who as of the date hereof constitute the board of directors of Nevada Power (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Nevada Power was approved by a vote of a majority of the directors of Nevada Power then still in office who are either directors as of the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Nevada Power then in office;

          (j) by Nevada Power, by written notice to Sierra Pacific, if (A) a third party acquires securities representing greater than 50% of the voting power of the outstanding voting securities of Sierra Pacific or (B) individuals who as of the date hereof constitute the board of directors of Sierra Pacific (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Sierra Pacific was approved by a vote of a majority of the directors of Sierra Pacific then still in office who are either directors as of the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Sierra Pacific then in office.

          Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Nevada Power or Sierra Pacific pursuant to Section 9.1, there shall be no liability on the part of either Nevada Power or Sierra Pacific or their respective officers or directors hereunder, except that (i) Section
7.18 and Section 9.3 and the agreement contained in the last sentence of Section
7.1 shall survive any such termination, and (ii) no such termination shall relieve any party from liability by reason of any wilful breach of any representation, warranty or covenant contained in this Agreement.

          Section 9.3  Termination Fee; Expenses.

          (a) Expenses Payable upon Non-Wilful Breach. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) Section 9.1(g)(i) or (ii) or (y) Section 9.1(h)(i) or (ii), then (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the other party) pay to the other party an amount equal to all documented out-of-pocket expenses and fees incurred by the other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Mergers or the other transactions contemplated by this Agreement) not to exceed $10 million in the aggregate ("Out-of-Pocket Expenses"); provided, however, that, (i) if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its Out-of-Pocket Expenses (which shall be paid as specified above and shall not be limited to $10 million), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity; and (ii) if (x) at the time of the breaching party's willful breach of this Agreement, there shall have been a third-party tender offer for shares of, or a third party offer or proposal with respect to a Business Combination involving, such party or any of its affiliates which at the time of such termination shall not have been rejected by such party and its board of directors and withdrawn by the third party, and (y) within two and one-half years of any termination by the non-breaching party, the breaching party or an affiliate thereof becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or an affiliate thereof, then such breaching party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such breaching party becoming such a subsidiary or of such Business Combination, will pay to the non-breaching party a fee equal to $52.5 million in cash minus any amounts as may have been previously paid by the breaching party as Out-of-Pocket Expenses; provided that in no event shall the termination fee provided for in Section 9.3(b) be payable if the fee referred to in this Section 9.3(a)(ii) has been paid.

          (b) Termination Fee In Certain Other Events.

                 (i) If (A) this Agreement (w) is terminated by Sierra Pacific pursuant to Section 9.1(e), (x) is terminated by Nevada Power pursuant to Section 9.1(h)(iii), (y) is terminated pursuant to Section 9.1(c) following a failure of the stockholders of Sierra Pacific to grant the necessary approvals described in Section 4.13 (provided that the stockholders of Nevada Power shall not also have failed to grant the necessary approvals described in Section 5.13) or (z) is terminated as a result of Sierra Pacific's material breach of Section 7.4, and (B) at the time of such termination or prior to the meeting of Sierra Pacific's stockholders there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, Sierra Pacific or any of its affiliates which at the time of such termination or of the meeting of Sierra Pacific's stockholders shall not have been (1) rejected by Sierra Pacific and its board of directors and (2) withdrawn by the third-party, and (C) within two and one-half years of any such termination described in clause (A) above, Sierra Pacific or its affiliate which is the subject of the tender offer or offer or proposal with respect to a Business Combination (the "Sierra Pacific Target Party") becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or affiliate thereof, then such Sierra Pacific Target Party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such Sierra Pacific Target Party becoming such a subsidiary or of such Business Combination, will pay to Nevada Power a termination fee equal to $52.5 million in cash minus any amounts as may have been previously paid by the Sierra Pacific Target Party as Out-of-Pocket Expenses.

               (ii) If (A) this Agreement (w) is terminated by Nevada Power pursuant to Section 9.1(f), (x) is terminated by Sierra Pacific pursuant to Section 9.1(g)(iii), (y) is terminated pursuant to Section 9.1(c) following a failure of the stockholders of Nevada Power to grant the necessary approvals described in Section 5.13 (provided that the stockholders of Sierra Pacific shall not also have failed to grant the necessary approvals described in Section 4.13) or (z) is terminated as a result of Nevada Power's material breach of Section 7.4, and (B) at the time of such termination or prior to the meeting of Nevada Power's stockholders there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, Nevada Power or any of its affiliates which at the time of such termination or of the meeting of Nevada Power's stockholders shall not have been (1) rejected by Nevada Power and its board of directors and (2) withdrawn by the third-party, and (C) within two and one-half years of any such termination described in clause (A) above, Nevada Power or its affiliate which is the subject of the tender offer or offer or proposal with respect to a Business Combination (the "Nevada Power Target Party") becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or affiliate thereof, then such Nevada Power Target Party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such Nevada Power Target Party becoming such a subsidiary or of such Business Combination, will pay to Sierra Pacific a termination fee equal to $52.5 million in cash minus any amounts as may have been previously paid by the Nevada Power Target Party as Out-of-Pocket Expenses.

          (c) Expenses.  The parties agree that the agreements contained in this
Section 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fees due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Wells Fargo from the date such fee was required to be paid.

          Section 9.4 Amendment. This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval hereof by the stockholders of Nevada Power and Sierra Pacific and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares, rights or any of the proceedings of the exchange and/or conversion under Article 2 and (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of Nevada Power Common Stock, Nevada Power Preferred Stock or Sierra Pacific Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed by a duly authorized officer of such party.


                                   ARTICLE 10

                               GENERAL PROVISIONS

          Section 10.1 Non-Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement shall not survive the Mergers, except the covenants and agreements contained in this Section 10.1, the last sentence of Section 7.1 and Sections 7.5, 7.9, 7.10, 7.11, 7.14, 7.15, 7.16, 7.18 and 10.7, each of which shall survive in accordance with its terms.

          Section 10.2 Brokers. Nevada Power represents and warrants that, except for PaineWebber Incorporated, its investment banking firm, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Nevada Power. Sierra Pacific represents and warrants that, except for SG Barr Devlin and Merrill Lynch, its investment banking firms, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sierra Pacific.

          Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by overnight courier service (receipt confirmed in writing), or (iii) delivered by facsimile transmission (with receipt confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Nevada Power, to:

                         Nevada Power Company
                         6226 West Sahara Avenue
                         Las Vegas, Nevada 89102

                         Attention:   Corporate Secretary
                                      Telephone: (702) 367-5000
                                      Telecopy: (702) 367-5004
                    with a copy to:

                         Jones, Day, Reavis & Pogue
                         77 West Wacker
                         Chicago, Illinois 60601-1692

                         Attention:   Robert A. Yolles, Esq.
                                      Telephone: (312) 782-3939
                                      Telecopy: (312) 782-8585

          (b)  If to Sierra Pacific, to:

                         Sierra Pacific Resources
                         6100 Neil Road
                         Reno, Nevada 89511

                         Attention:   Corporate Secretary
                                      Telephone: (702) 689-3600
                                      Telecopy: (702) 689-5463

                    with a copy to:

                         Skadden, Arps, Slate, Meagher & Flom LLP
                         919 Third Avenue
                         New York, New York 10022

                         Attention:   Sheldon S. Adler, Esq.
                                      Telephone: (212) 735-3000
                                      Telecopy: (212) 735-2000

          Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles.

          Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words, "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any persons, any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of Sierra Pacific (a) a majority of the Sierra Pacific Directors (or their successors) serving on the Board of Directors of Sierra Pacific who are designated by Sierra Pacific pursuant to Section 7.13 shall be entitled during the three year period commencing at the Effective Time (the "Three Year Period") to enforce the provisions of the final sentence of Section 7.13 and Section 7.14 on behalf of the Sierra Pacific officers, directors and employees, as the case may be, and (b) a majority of the Nevada Power directors (or their successors) serving on the Board of Directors of Sierra Pacific who are designated by Nevada Power pursuant to Section 7.13 shall be entitled during the Three Year Period to enforce the provisions of Section 7.9, Section 7.10, Section 7.11, the final sentence of Section 7.13 and Section 7.14, on behalf of the Nevada Power officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this Section 10.7 be deemed to impose any additional duties on any such directors. Sierra Pacific shall pay, at the time they are incurred, all reasonable costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this Section 10.7.

          Section 10.8 Further Assurances. Each party will execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Mergers in accordance with the terms hereof.

          IN WITNESS WHEREOF, Nevada Power, Sierra Pacific, Desert Merger Sub and Lake Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              NEVADA POWER COMPANY


                              By: /s/ Charles A. Lenzie
                                 ------------------------------
                                 Name: Charles A. Lenzie
                                 Title: Chairman and
                                        Chief Executive Officer


                              SIERRA PACIFIC RESOURCES


                              By: /s/ Malyn K. Malquist
                                 ------------------------------
                                 Name: Malyn K. Malquist
                                 Title: Chairman, President and
                                        Chief Executive Officer


                              DESERT MERGER SUB, INC.


                              By: /s/ Malyn K. Malquist
                                 ------------------------------
                                 Name: Malyn K. Malquist
                                 Title: Chairman, President and
                                        Chief Executive Officer


                              LAKE MERGER SUB, INC.


                              By: /s/ Malyn K. Malquist
                                 ------------------------------
                                 Name: Malyn K. Malquist
                                 Title: Chairman, President and
                                        Chief Executive Officer

                                                               Merger Agreement
                                                                  Exhibit 7.8.1


                   [NEVADA POWER FORM OF AFFILIATE AGREEMENT]


                                     [DATE]

Nevada Power Company
6226 West Sahara Avenue
Las Vegas, NV 89102

Sierra Pacific Resources
6100 Neil Road
Reno, NV 89511


Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Nevada Power Company, a Nevada corporation ("Nevada Power"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of April 29, 1998 (the "Agreement"), between Nevada Power, Sierra Pacific Resources, a Nevada corporation ("Sierra Pacific"), Desert Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Sierra Pacific ("Desert Merger Sub") and Lake Merger Sub, Inc. a Nevada corporation and a wholly owned subsidiary of Sierra Pacific ("Lake Merger Sub"), Nevada Power will be merged with and into Desert Merger Sub (the "Merger").

     As a result of the Merger, I may receive shares of Common Stock, $1.00 par value, of Sierra Pacific ("Sierra Pacific Common Stock") in exchange for shares owned by me of Common Stock, $1.00 par value, of Nevada Power ("Nevada Power Common Stock"). The Sierra Pacific Common Stock together with the associated purchase rights (the "Sierra Pacific Rights") received in exchange for shares of Nevada Power Common Stock are referred to herein collectively as the "Sierra Pacific Securities".

     I represent, warrant and covenant to Sierra Pacific and Nevada Power that in the event I receive any Sierra Pacific Securities as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Sierra Pacific Securities in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Sierra Pacific Securities, to the extent I felt necessary, with my counsel or counsel for Nevada Power.

          C. I have been advised that the issuance of Sierra Pacific Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the stockholders of Nevada Power, (a) I may be deemed to have been an affiliate of Nevada Power and (b) the distribution by me of the Sierra Pacific Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Sierra Pacific Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Sierra Pacific, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that, except as provided in the Agreement in Section 7.11, Sierra Pacific is under no obligation to register the sale, transfer or other disposition of the Sierra Pacific Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to Sierra Pacific's transfer agents with respect to the Sierra Pacific Securities and that there will be placed on the certificates for the Sierra Pacific Securities issued to me, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated _______________ between the registered holder hereof and Sierra Pacific, a copy of which agreement is on file at the principal offices of Sierra Pacific."

          F. I also understand that unless the transfer by me of my Sierra Pacific Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Sierra Pacific reserves the right to put the following legend on the certificates issued to my transferee:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that the legend set forth in paragraph E or F above, as the case may be, shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Sierra Pacific a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Sierra Pacific, to the effect that such legend is not required for purposes of the Act.

     By its acceptance hereof, Sierra Pacific agrees, for a period of two years after the Effective Time of the Second Merger (as defined in the Agreement), that it, as the surviving corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) under the Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Act are therefore available to me in the event I desire to transfer any Sierra Pacific Securities issued to me in the Merger.

                [Remainder of this page is intentionally blank.]

     By signing this letter, without limiting or abrogating my agreements set forth above, I do not admit that I am an "affiliate" of Nevada Power within the meaning of the Act or the Rules and Regulations, and I do not waive any right I may have to object to any assertion that I am such an affiliate.

                                    Very truly yours,



                                    __________________________________
                                    Name:


Accepted this ____ day of
_____________, 199_, by



Nevada Power Company


By:_______________________________
     Name:
     Title:




Sierra Pacific Resources


By:_______________________________
     Name:
     Title:

                                                               Merger Agreement
                                                                  Exhibit 7.8.2

                  [SIERRA PACIFIC FORM OF AFFILIATE AGREEMENT]


                                     [DATE]


Sierra Pacific Resources
6100 Neil Road
Reno, NV 89511

Nevada Power Company
6226 West Sahara Avenue
Las Vegas, NV 89102


Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Sierra Pacific Resources, a Nevada corporation ("Sierra Pacific"), as the term "affiliate" is defined for purposes of paragraphs (c) and
(d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of May 29, 1998 (the "Agreement"), between Nevada Power Company, a Nevada corporation ("Nevada Power"), Sierra Pacific, Desert Merger Sub, Inc. a Nevada corporation and a wholly owned subsidiary of Sierra Pacific ("Desert Merger Sub") and Lake Merger Sub, a Nevada corporation and a wholly owned subsidiary of Sierra Pacific ("Lake Merger Sub"), Lake Merger Sub will be merged with and into Sierra Pacific and Nevada Power will be merged with and into Desert Merger Sub (the "Merger").

     As a result of the Merger, I may receive shares of Common Stock, $1.00 par value, of Sierra Pacific ("Sierra Pacific Common Stock") in exchange for shares owned by me of Common Stock, $1.00 par value, of Nevada Power ("Nevada Power Common Stock"). The Sierra Pacific Common Stock together with the associated purchase rights (the "Sierra Pacific Rights") received in exchange for share of Sierra Pacific Common Stock are referred to herein collectively as the "Sierra Pacific Securities".

     I represent, warrant and covenant to Sierra Pacific and Nevada Power that in the event I receive any Sierra Pacific Securities as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Sierra Pacific Securities in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Sierra Pacific Securities, to the extent I felt necessary, with my counsel or counsel for Sierra Pacific.

          C. I have been advised that the issuance of Sierra Pacific Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the stockholders of Sierra Pacific, (a) I may be deemed to have been an affiliate of Sierra Pacific and (b) the distribution by me of the Sierra Pacific Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Sierra Pacific Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Sierra Pacific, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that, except as provided in the Agreement in Section 7.11, Sierra Pacific is under no obligation to register the sale, transfer or other disposition of the Sierra Pacific Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to Sierra Pacific's transfer agents with respect to the Sierra Pacific Securities and that there will be placed on the certificates for the Sierra Pacific Securities issued to me, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated ________________ between the registered holder hereof and Sierra Pacific, a copy of which agreement is on file at the principal offices of Sierra Pacific."

          F. I also understand that unless the transfer by me of my Sierra Pacific Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Sierra Pacific reserves the right to put the following legend on the certificates issued to my transferee:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that the legend set forth in paragraph E or F above, as the case may be, shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Sierra Pacific a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Sierra Pacific, to the effect that such legend is not required for purposes of the Act.

     By its acceptance hereof, Sierra Pacific agrees, for a period of two years after the Effective Time of the Second Merger (as defined in the Agreement), that it, as the surviving corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) under the Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Act are therefore available to me in the event I desire to transfer any Sierra Pacific Securities issued to me in the Merger.

                [Remainder of this page is intentionally blank.]

     By signing this letter, without limiting or abrogating my agreements set forth above, I do not admit that I am an "affiliate" of Sierra Pacific within the meaning of the Act or the Rules and Regulations, and I do not waive any right I may have to object to any assertion that I am such an affiliate.

                                    Very truly yours,



                                    _______________________________
                                    Name:


Accepted this ____ day of
_____________, 199_, by



Sierra Pacific Resources


By:_______________________________
     Name:
     Title:




Nevada Power Company


By:_______________________________
     Name:
     Title:

                                                               Merger Agreement
                                                                 Exhibit 7.15.1


                              EMPLOYMENT AGREEMENT



     This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of _____________, 1998, but effective as provided herein, is made and entered into by and between Sierra Pacific Resources, a Nevada corporation (the "Company"), and Michael R. Niggli (the "Executive").

     WHEREAS, the Executive has been serving as the President and Chief Operating Officer of Nevada Power Company, a Nevada corporation ("Nevada Power");

     WHEREAS, the Company and Nevada Power have executed a merger agreement (the "Merger Agreement") which contemplates the merger (the "Merger") of Nevada Power with and into a subsidiary ("Desert Sub") of the Company, with Desert Sub (to be renamed Nevada Power Company) as the survivor (the "Surviving Company") and certain other transactions, all of which will become effective at the Effective Time (as defined in the Merger Agreement);

     WHEREAS, in order to induce Executive to serve, on and after the Effective Time, as the Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board of each of Sierra Pacific Power Company and Surviving Company (collectively, the "Utility Subsidiaries"), the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement;

     WHEREAS, the Company considers it in the best interests of its stockholders to foster the continuous employment of certain key management personnel;

     WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined herein) exists;

     WHEREAS, the Company wishes to assure itself of continuation of management following the Effective Time, including in the event of a Change in Control; and

     WHEREAS, the Company wishes to employ the Executive and the Executive is willing to render services, both on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

     1.   Employment.

          1.1 The Company hereby agrees to employ the Executive, and the Executive hereby agrees to undertake employment with the Company, upon the terms and conditions herein set forth.

          1.2 Employment will be for a term commencing on the Effective Time (the "Effective Date") and, subject to earlier expiration upon the Executive's termination under Section 5, expiring on the third anniversary of the Effective Time (the "Employment Term"). The Employment Term may be extended by mutual written agreement of the parties. In the event a Change in Control (as defined in Section 6.2) occurs less than three years before the end of the Employment Term, the Employment Term will be extended for a period ending on the third anniversary of the occurrence of the Change in Control, except that in the event the occurrence of a Change in Control as described in Section 6.2(iv) occurs less than three years before the end of the Employment Term, the Employment Term will be extended for a period ending on the later of (i) the third anniversary of the occurrence of such Change in Control or (ii) the earlier of (a) the day after any transaction, occurrence or event described in any agreement, announcement or resolution referred to in Section 6.2(iv) (a "Transaction") is consummated or (b) the date it is determined by resolution of the Board of Directors of the Company (the "Board") adopted in good faith that such Transaction will not be consummated. (The Employment Term, as so extended under this Section 1.2, will thereafter constitute the "Employment Term" hereunder and is subject to further extension as provided in this Section 1.2.)

     2.   Positions and Duties.

          2.1 Positions and Duties. During the Employment Term, the Executive will serve in the positions of Chairman of the Board and Chief Executive Officer of the Company and of Chairman of the Board of each of the Utility Subsidiaries, and will have such powers, duties, functions, responsibilities and authority as are (i) consistent with the Executive's position as the Company's most senior executive officer and as Chairman of the Boards of Directors of the Company and the Utility Subsidiaries; or (ii) assigned to his office in the Company's and the Utility Subsidiaries' bylaws; or (iii) reasonably assigned to him by the Board or the Board of Directors of the Utility Subsidiaries. The Executive will report directly to the Board. The Company will use its best efforts to cause the Executive to be elected as a member of the Board and as Chairman of the Board throughout the Employment Term and will use its best efforts to cause him to be included in the management slate for election as a director at every stockholders' meeting at which his term as a director would otherwise expire. In addition, the Company will cause the Executive to be elected a member of the Board of Directors, and as Chairman thereof, of each Utility Subsidiary throughout the Employment Term.

          2.2 Commitment. During the Employment Term, the Executive will be the Company's full-time employee and, except as may otherwise be approved in advance in writing by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive will devote substantially all of his business time and attention to the performance of his duties hereunder. Notwithstanding the foregoing, the Executive may, (i) subject to the approval of the Board, serve as a director of a company which is not engaged in "Competition" (as defined in Section 9.1) with the Company or any Subsidiary (as defined in Section 6.2),
(ii) serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic organizations, and (iii) manage personal and family investments.

     3. Place of Performance. In connection with his employment during the Employment Term, unless otherwise agreed by the Executive, the Executive will have offices at each of the Company's and Surviving Company's principal executive offices. The Executive will undertake normal business travel on behalf of the Company.

     4.   Compensation and Related Matters.

          4.1  Compensation.

               (i) Annual Base Salary. During the Employment Term, the Company will pay to the Executive an annual base salary ("Base Salary") in such amount as shall be commensurate with his position and level of responsibility as determined by the Board (or the Compensation Committee thereof) in its sole discretion from time to time; provided, however, that in no event shall such Base Salary be less than the Executive's annual base salary at Nevada Power as in effect immediately prior to the Effective Time. Base salary shall be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees. Base Salary may not be decreased. The Board may from time to time authorize such additional compensation to the Executive, in cash or in property, as the Board may determine in its sole discretion to be appropriate.

               (ii) Annual Incentive Compensation. If the Board (or the Compensation Committee thereof) authorizes any annual cash incentive compensation or approves any other annual management incentive program or arrangement, the Executive will be eligible to participate in such plan, program or arrangement under the general terms and conditions applicable to executive and management employees. The Executive's target payout under such annual incentive compensation plans, programs and arrangements will be, subject to achievement of applicable performance measures, on an annual level of not less than a percentage of Base Salary equal to the target percentage of annual base salary in effect for the Executive under Nevada Power's annual incentive compensation plan immediately prior to the Effective Time; provided, however, that such percentage shall in no event be less than the target payout percentage applicable for the year to the President and Chief Operating Officer of the Company. Subject to the foregoing, nothing in this Section 4.1(ii) will guarantee to the Executive any specific amount of incentive compensation, or prevent the Board (or the Compensation Committee thereof) from establishing performance goals and compensation targets applicable only to the Executive.

               (iii) Long-Term Incentive Compensation Plans and Programs. If the Board (or the Compensation Committee thereof) authorizes any long-term cash incentive plan or program, the Executive will be eligible to participate in such plan or program under the general terms and conditions applicable to executive and management employees. The Executive's participation in any such plan or program will be, subject to achievement of applicable performance measures, at annual target level grant of not less than a percentage of Base Salary equal to the most recent percentage of annual base salary granted to the Executive prior to the Effective Time as a target level grant under Nevada Power's long-term incentive plan; provided, however, that such percentage shall in no event be less than the target level grant percentage applicable for the year to the President and Chief Operating Officer of the Company. Subject to the foregoing, nothing in this Section 4.1(iii) will guarantee the Executive any specific amount of long-term incentive compensation, or prevent the Board (or the Compensation Committee thereof) from establishing performance goals and compensation targets applicable only to the Executive.

          4.2 Employee and Executive Benefits. In addition to the compensation described in Section 4.1 and subject to the following provisions of this Section 4, the Company will make or cause to be made available to the Executive and his eligible dependents, subject to the terms and conditions of the applicable plans, including without limitation the eligibility rules, participation in all employee benefit plans, including all employee retirement income and welfare benefit policies, plans, programs or arrangements, in which senior executives of the Company participate from time to time, including any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, disability, salary continuation, and any other deferred compensation, incentive compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or an affiliate), expense reimbursement or other employee benefit policies, plans, programs or arrangements.

          4.3 Vacation and Fringe Benefits. During the Employment Term, the Executive shall be entitled to vacation in such amounts as would be available under the Company's normal vacation policies applicable to senior executives, as in effect from time to time, to an employee who as of the Effective Date would have service with the Company equal to the aggregate of his service with Nevada Power prior to the Effective Date plus an additional 26 years, such vacation to be taken in accordance such normal vacation policies; and the Executive shall be entitled to the perquisites and other fringe benefits made available to senior executives of the Company, commensurate with his position and level of responsibility with the Company.

          4.4 Expenses. The Company will promptly reimburse the Executive for all travel and other business expenses the Executive incurs in order to perform his duties to the Company under this Agreement in a manner commensurate with the Executive's position and level of responsibility with the Company, and in accordance with the Company's policy regarding substantiation of expenses.

          4.5 Relocation Expenses. If the Company requests that the Executive relocate after the Effective Date to the general area of the Company's current headquarters in Reno, Nevada, the Company will pay the Executive and, where applicable, upon substantiation of expenses (i) at the time of relocation a relocation allowance equal to 1/24th of the Executive's Base Salary at the time of relocation, (ii) an allowance for up to two months' rent for temporary housing following relocation at a rate of not more than $2,000 per month, (iii) any additional expenses incurred by the Executive associated with up to two house hunting trips to the Reno, Nevada area for the Executive and his wife,
(iv) relocation expenses associated with moving the Executive's family and household goods from Las Vegas, Nevada to the Reno, Nevada area, and (v) the normal seller's broker's commission associated with the sale of the Executive's existing residence in Las Vegas, Nevada. In lieu of the payment provided for in clause (v), the Executive may elect to have the Company purchase the Executive's existing home in Las Vegas, Nevada at a price equal to the average of the fair market values as reported in two appraisals submitted by appraisers jointly agreed to by the Executive and the Company.

          4.6 Supplemental Retirement Benefits. (i) The Executive will be eligible for a benefit under a supplemental retirement plan heretofore established by Nevada Power for the Executive. The benefit, if any, to which the Executive is entitled under such supplemental retirement plan will be payable at the same time and in the same form as the benefit to which the Executive would be entitled under the Surviving Company Retirement Plan (the "Qualified Plan") if he were a participant therein and will be equal to:

          (a) the benefit to which the Executive would be entitled under the Qualified Plan (after application of the limitations included therein that are imposed by the Code, such as Code Sections 401(a)(17) and 415) determined as if the Executive (I) were a participant in the Qualified Plan, (II) had an additional twenty-six (26) "Years of Credited Service" under the Qualified Plan, and (III) had an additional twenty-six (26) "Years of Vesting Service" under the Qualified Plan, less

          (b) the sum of (I) the actual amount, if any, payable to or on behalf of the Executive under the Qualified Plan and (II) the actuarial equivalent amounts, if any, of the vested retirement benefits to which the Executive is entitled under any qualified or non-qualified defined benefit plan in which the Executive participated while previously employed by Entergy Services, Inc. and San Diego Gas & Electric Company or their affiliates (such amounts under clauses (a) and (b) to be determined without regard to any assignment of benefits under a qualified domestic relations order, and the actuarial equivalents under clause (b)(II) to be determined using the applicable actuarial assumptions as specified in the Qualified Plan).

          (ii) The Executive will be eligible to continue to participate in the Surviving Company Supplemental Executive Retirement Plan, as amended from time to time (the "SERP"). For purposes of applying the SERP and without further need to amend the SERP, the Executive will be credited with two (2) years of "Service" under the SERP for each of the first five years of actual "Service" thereunder.

     5. Termination. Notwithstanding the Employment Term specified in Section 1.2, the termination of the Executive's employment hereunder will be governed by the following provisions:

          5.1 Death. In the event of the termination of the Executive's employment during the Employment Term by reason of the Executive's death, the Company will pay to the Executive's beneficiaries or estate, as appropriate, promptly after the Executive's death, (i) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's death, and (ii) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements, as modified by Section 4.3, which cover the Executive. This
Section 5.1 will not limit the entitlement of the Executive's estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated.

          5.2  Disability.

               (i) If the Executive has incurred a Disability (as defined below) during the Employment Term, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company will terminate effective on the 30th calendar day after receipt of such notice by the Executive, provided that within the 30 calendar days after such receipt, the Executive will not have returned to full-time performance of his duties. The Executive will continue to receive his Base Salary (less any amounts payable to the Executive for such period under any short- or long-term disability plan maintained by the Company or an affiliate) and benefits until the date of termination. In the event of the Executive's Disability, the Company will pay the Executive, promptly after the Executive's termination, (a) the unpaid Base Salary to which he is entitled, pursuant to Section 4.1, through the date of the Executive's termination (less any amounts payable to the Executive for such period under any short-or long-term disability plan maintained by the Company or an affiliate), and (b) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements, as modified by Section 4.3, which cover the Executive. This Section 5.2 will not limit the entitlement of the Executive or the Executive's estate or beneficiaries to any disability or other benefits then available to the Executive under any disability insurance or other benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated.

               (ii) For purposes of this Agreement, "Disability" will mean the Executive's incapacity due to physical or mental illness or injury substantially to perform his duties on a full-time basis for six consecutive months and within 30 calendar days after a notice of termination is thereafter given by the Company the Executive will not have returned to the full-time performance of the Executive's duties; provided, however, if the Executive disagrees with a determination to terminate him because of Disability, the question of the Executive's Disability will be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive, each party will nominate a qualified medical doctor and the two doctors will select a third doctor, who will make the determination as to Disability. In order to facilitate such determination, the Executive will, as reasonably requested by the Company, (a) make himself available for medical examinations by a doctor in accordance with this Section 5.2(ii), and (b) grant the Company and any such doctor access to all relevant medical information concerning him, arrange to furnish copies of medical records to such doctor and use his best efforts to cause his own doctor to be available to discuss his health with such doctor.

          5.3  Cause.

               (i) The Company may terminate the Executive's employment hereunder for Cause (as defined below) during the Employment Term by written notice as provided in Section 12.6. In the event of the Executive's termination for Cause, the Company will promptly pay to the Executive (or his representative) the unpaid Base Salary to which he is entitled, pursuant to
Section 4.1, through the date the Executive is terminated and the Executive will be entitled to no other compensation or benefits, except as otherwise due to him under applicable law or pursuant to any benefit plan or policy that is maintained by the Company or its affiliates in which the Executive participated.

               (ii) For purposes of this Agreement, "Cause" means that, prior to the end of the Employment Term, (a) the Executive shall have committed or engaged in:

                    (1) an intentional act of fraud, embezzlement or theft in connection with the Executive's duties or in the course of the Executive's employment with the Company;

                    (2) an intentional breach of any of the express covenants set forth in Section 9.1, 9.2 or 9.3;

                    (3) intentional wrongful damage to property of the Company or any Subsidiary; or

                    (4) gross negligence or gross misconduct against the Company or another employee, or in carrying out the Executive's duties and responsibilities;

and any such act shall have been materially harmful to the Company, (b) the Executive shall have engaged in intentional and repeated failure substantially to carry out the Executive's duties and responsibilities (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or injury that qualifies as a Disability or would qualify as a Disability if such incapacity continued for the required length of time), which failure is not or cannot be cured within five business days after the Company has given written notice to the Executive specifying in detail the particulars of the acts of omissions deemed to constitute such failure, or (c) the Executive shall have been convicted of a felony. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a written notice from the Company stating that it has determined that the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or the Executive's beneficiaries to contest the validity or propriety of any such determination.

          5.4  Termination.

               (i) Involuntary Termination. The Executive's employment hereunder may be terminated during the Employment Term by the Company for any reason other than death, Disability or for Cause by written notice as provided in Section
12.6. In the event of such an involuntary termination, the Executive will be entitled to the payments and benefits provided in Section 5.5. This Section 5.4(i) and Section 5.5, however, will not limit the entitlement of the Executive to any other benefits then available to the Executive under any benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated. The Executive will be treated for purposes of this Agreement as having been involuntarily terminated by the Company for reasons other than death, Disability or for Cause if the Executive terminates his employment with the Company for any of the following reasons (each, a "Good Reason") prior to the date of the Executive's death, Disability or on which the Executive has committed or engaged in an act constituting Cause:
(a) the Company has materially breached any provision of this Agreement and within 10 calendar days after notice thereof from the Executive, the Company fails to cure such breach; (b) a successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume all duties, obligations and liabilities of the Company under the Agreement pursuant to Section 12.2(i); (c) a reduction in the scope or value of the aggregate benefits and incentive compensation described in Sections 4.1(iii), 4.2, 4.3, 4.5 and 4.6 provided to the Executive or the termination or denial of the Executive's rights to such benefits or incentive compensation, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such reduction or termination; (d) the Executive is not elected to or is removed from the Board;
(e) the Board fails to appoint the Executive as Chief Executive Officer of the Company or to elect the Executive as Chairman of the Board, or the Executive is removed from any such position; (f) the Executive is not elected to or is removed from any of the Boards of Directors of the Utility Subsidiaries or the position of Chairman of the Boards of Directors of any of the Utility Subsidiaries; or (g) a reduction in the Executive's Base Salary or the opportunity to earn annual incentive compensation under Section 4.1(ii) on a basis at least as favorable to the Executive (in terms of each of the amount of benefits, levels of coverage and performance measures and levels of required performance) as the benefits payable thereunder prior to the reduction or the failure to pay the Executive Base Salary or incentive compensation earned when due. Notwithstanding the provisions of clauses (e) or (f) of the preceding sentence or Section 6.1(a) or (b), any change in the Executive's title or titles required by law, rule, order or regulation of any agency with competent jurisdiction shall not be deemed Good Reason for purposes of this Agreement.

               (ii) Voluntary Termination. The Executive may voluntarily terminate the Agreement at any time by notice to the Company as provided in
Section 12.6. In the event of the Executive's voluntary termination, the Company will promptly pay the Executive (a) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's termination, and (b) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements, as modified by Section 4.3, which cover the Executive. This
Section 5.4(ii) will not limit the entitlement of the Executive to any other benefits then available to the Executive under any benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated.

          5.5  Termination Payments and Benefits.

               (i) Form and Amount. Upon the Executive's involuntary termination other than by reason of death, Disability or for Cause as provided in Section 5.4(i), the Company will promptly pay or provide to the Executive:

                    (a) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's termination,

                    (b) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements, as modified by Section 4.3, which cover the Executive,

                    (c) a lump sum payment within five (5) business days after termination in an amount equal to three times the sum of (A) the annual rate of Base Salary (prior to any deferrals or reductions under qualified or non-qualified plans) being paid to the Executive immediately prior to termination (or immediately prior to any reduction therein occurring prior to termination, if greater), plus
          (B) the aggregate annual bonus, incentive or other payments of cash compensation (determined without regard to any deferral election) to which the Executive would have been entitled in accordance with
          Section 4.1(ii) under the bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement of the Company or its affiliates in which the Executive was participating for the year in which the termination occurs (or for the year in which any prior reduction therein occurs, if greater) based on the assumption that target performance goals for such year would be met and such payments would be made, and

                    (d) For a period of 36 months following the termination (the "Continuation Period"), the Company will arrange to provide the Executive with health (including medical/hospital, dental and vision) and life benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to termination (or, if greater, immediately prior to the reduction, termination, or denial described in Section 5.4(i)(c)). Benefits otherwise receivable by the Executive pursuant to this Section 5.5(i)(d) will be reduced to the extent comparable benefits are actually received by or in respect of the Executive from another employer during the Continuation Period following the Executive's termination, and any such benefits actually received shall be reported by the Executive or other recipient to the Company.

               (ii) Maintenance of Benefits. During the Continuation Period set forth in Section 5.5(i)(d), the Company will use its best efforts to maintain in full force and effect for the continued benefit of the Executive all benefits referenced therein or will arrange to make available to the Executive benefits substantially similar to the referenced benefits. Such benefits will be provided to the Executive on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to the Executive's termination (or, if more favorable to the Executive, immediately prior to the reduction, termination or denial described in Section 5.4(i)(c)). To the extent, however, the coverage or benefits provided under Section 5.5(i)(d) results in the Executive or any dependent or beneficiary thereof incurring additional federal, state or local taxes that would otherwise not have been incurred in connection with the provision of such coverage or benefits had the Executive's employment not been terminated, the Company shall promptly pay the Executive, dependent or beneficiary, as the case may be, on an after-tax basis, an additional payment in an amount equal to all taxes, including interest and penalties thereon, imposed as the result of such coverage or benefits.

               (iii) Resignation. If at the Executive's termination of employment the Executive is a member of the Board or a board of any affiliate of the Company, no benefit will be paid or made available under Section 5.5(i)(c) or Section 5.5(i)(d) unless the Executive first executes and delivers to the Company a resignation from membership on the Board and from membership on the boards of all affiliates of the Company, as the case may be, such resignation to be effective on receipt of the payment to which the Executive is entitled under
Section 5.5(i)(c).

     6.   Change in Control Provisions.

          6.1 Impact of Change in Control. In the event of a "Change in Control" of the Company, as defined in Section 6.2,

(i) if the Executive's employment is involuntarily terminated during the Employment Term without Cause after the Change in Control, (a) the covenants of Sections 9.1, 9.3 and 10 will be inapplicable to the Executive, and (b) the covenant of Section 9.2 will expire on the third anniversary of the date of termination of the Executive's employment, and (ii) the definition of Good Reason, as set forth in Section 5.4(i) above, will be expanded to include the following subject to the last sentence of Section 5.4(i):

               (a) A significant adverse change in the nature or scope of authorities, powers, functions, responsibilities or duties attached to the positions held by the Executive from those authorities, powers, functions, responsibilities or duties which the Executive held immediately prior to the Change in Control;

               (b) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events the Executive's determination will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following the Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered the Executive's performance of, or has caused the Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to any of the Executive's positions immediately prior to such Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination; or

               (c) The relocation of the Company's principal executive offices if the Executive's principal location of work is then in such offices, or requirement that the Executive have the Executive's principal location of work changed, to any location that is in excess of 50 miles from the location thereof immediately preceding the Change in Control or the requirement that the Executive travel away from the Executive's office in the course of discharging the Executive's responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to such Change in Control without, in either case, the Executive's prior written consent.

          6.2 Definition of Change in Control. For purposes of this Agreement, a "Change in Control" will be deemed to occur if at any time during the Employment Term any of the following events occur:

          (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 65% of the combined voting power of the then-outstanding securities or interests entitled to vote generally in the election of directors or other controlling persons (the "Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

          (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than 65% of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of the Company or Subsidiary (as defined herein)) by the holders of the Voting Stock of the Company immediately prior to such sale or transfer;

          (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

          (iv) Any of (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control determined without regard to this Section 6.2(iv);
                (B) the Company or any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) announces an intention to take or to consider taking actions which, if consummated, would be a Change in Control determined without regard to this Section 6.2(iv); or (C) the Board adopts a resolution to the effect that a transaction, event or occurrence has occurred which constitutes a Change in Control for purposes of this Section 6.2(iv);

          (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this
                Section 6.2(v) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period; or

          (vi) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of Section 6.2(iii) or 6.2(iv) above, unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Section 6.2(iii) or 6.2(iv) solely because (A) the Company, (B) an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D or Schedule 14D-1(or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because a Change in Control (determined without regard to this sentence) of the Company has occurred or will occur in the future by reason of such beneficial ownership. In addition, and notwithstanding anything to the contrary contained in this Agreement or the foregoing provisions of this Section 6.2, a "Change in Control" for purposes of this Section 6.2 and this Agreement shall not be deemed to have resulted from, and shall not be deemed to have occurred by reason of, entering into the Merger Agreement or the public announcement thereof or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

     7.   Certain Additional Payments by the Company:

          (i) Anything in this Agreement to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by the Company, any person whose actions result in a Change in Control or any affiliate of the Company or such person, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. No Gross-Up Payment will be made with respect to the Excise Tax, if any, attributable to (a) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement (unless a comparable Gross-Up Payment has theretofore been made available with respect to such option), or (b) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (a).

          (ii) Subject to the provisions of Section 7(vi) hereof, all determinations required to be made under this Section 7, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the Executive's termination, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 7(vi) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

          (iii) The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 7(ii) hereof.

          (iv) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

          (v) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 7(ii) and (iv) hereof will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

          (vi) The Executive will notify the Company in writing of any claim by the Internal Revenue Service or other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

               (a) provide the Company with any written records or documents in the Executive's possession relating to such claim reasonably requested by the Company;

               (b) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

               (c) cooperate with the Company in good faith in order effectively to contest such claim; and

               (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7(vi), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 7(vi) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive's own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (vii) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(vi) hereof, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company's complying with the requirements of Section 7(vi) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(vi) hereof, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 7.

     8. Mitigation and Offset. The payment of severance compensation by the Company to the Executive in accordance with the terms of the Agreement is hereby acknowledged by the Company to be reasonable, and the Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 5.5(i)(d).

     9.   Competition; Confidentiality; Nonsolicitation

          9.1 (i) Subject to Section 6.1(i), the Executive hereby covenants and agrees that during the Employment Term and for one year following the Employment Term he will not, without the prior written consent of the Company, engage in Competition (as defined below) with the Company. For purposes of this Agreement, if the Executive takes any of the following actions he will be engaged in "Competition": engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, that is principally engaged in the business of the generation, purchase, transmission, distribution or sale of electricity, the provision of natural gas or the supplying of water services, in each case to customer segments being served or pursued in its business plans by the Company or its Subsidiaries, in States in which the Company or its Subsidiaries has significant operations; provided, however, that "Competition" will not include (a) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (b) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise. For purposes of applying the preceding sentence, operations of the Company or its Subsidiaries in the State of California will be deemed not to be significant if they are not materially greater than the operations in the aggregate of Nevada Power and the Company and their respective Subsidiaries in the State of California as of the date of this Agreement.

               (ii) Subject to Section 6.1(i), the Executive hereby covenants and agrees that during the Employment Term and for three years following the Employment Term he will not assist a third party in preparing or making an unsolicited bid for the Company, engaging in a proxy contest with the Company, or engaging in any other similar activity.

          9.2 During the Employment Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 9.2) to the extent necessary for Executive to carry out the Executive's obligations under this Agreement. Subject to Section 6.1(i), the Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Employment Term or thereafter disclose to any person not employed by the Company or a Subsidiary, or use in connection with engaging in Competition with the Company or a Subsidiary, any confidential or proprietary information of the Company or its Subsidiaries. For purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the Company or a Subsidiary and that is not publicly available or generally known to persons engaged in businesses similar or related to those of the Company or a Subsidiary. Confidential information will include, without limitation, the Company's or a Subsidiary's financial matters, customers, employees, industry contracts, and all other secrets and all other information of a confidential or proprietary nature. The foregoing obligations imposed by this Section 9.2 will cease if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

          9.3 Subject to Section 6.1(i), the Executive hereby covenants and agrees that during the Employment Term and for one year thereafter the Executive will not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or a Subsidiary to give up, or to not commence, employment or a business relationship with the Company or a Subsidiary.

     10. Post-termination Assistance. Subject to Section 6.1(i), the Executive agrees that after the Executive's employment with the Company has terminated the Executive will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any litigation in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses.

     11. Survival. The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Executive's covenants contained in Sections 9.1, 9.2, 9.3 and 10 and the Company's obligations under Sections 5, 7 and 12.1 will survive the expiration or termination of this Agreement or the termination of the Executive's employment for any reason whatsoever.

     12.  Miscellaneous Provisions.

          12.1 Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

          12.2 Successors and Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, operation of law or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, operation of law or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (ii) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (iii) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12.2(i) and 12.2(ii). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12.2(iii), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

          12.3 Governing Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Nevada, without regard to conflicts of law principles.

          12.4 Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

          12.5 Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          12.6 Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

               (i) To The Company. If to the Company, addressed to the attention of the Secretary at 6100 Neil Road, Reno, Nevada 89511.

               (ii) To the Executive.  If to the Executive, to him at _________.

          12.7 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

          12.8 Effectiveness; Prior Agreement; Entire Agreement. This Agreement shall become effective at the Effective Time and shall have no force or effect prior thereto. At the Effective

Time, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company, may not be contradicted by evidence of any prior or contemporaneous agreement, and shall supersede in all respects any prior or other agreement or understanding between the Company, any Subsidiary or Nevada Power and the Executive, including, but not limited to, the Employment Agreement dated as of February 2, 1998 (the "Prior Agreement") between Nevada Power and the Executive, which Prior Agreement will terminate and be without further effect immediately prior to the Effective Time (and upon the effectiveness of this Agreement) without further action of Nevada Power, Surviving Company or the Executive or liability to Nevada Power or Surviving Company or the Executive thereunder. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. In the event that (i) the Merger Agreement is terminated for any reason prior to the Effective Time or (ii) the Executive's employment with Nevada Power is terminated prior to the Effective Time, this Agreement shall be null and void, and the Prior Agreement will continue in effect as though this Agreement had not been entered into.

          12.9 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

          12.10 No Inconsistent Actions. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

          12.11 Headings and Section References. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

          12.12 Interest. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, but effective as provided in Section 1.2.



                              _________________________________________
                              Michael R. Niggli



                              Sierra Pacific Resources,
                              a Nevada corporation



                              By: _____________________________________
                              Name: ___________________________________
                              Title: __________________________________

                                                                Merger Agreement
                                                                Exhibit 7.15.2



                              EMPLOYMENT AGREEMENT



          This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of ________, 1998, but effective as provided herein, is made and entered into by and between Sierra Pacific Resources, a Nevada corporation (the "Company"), and Malyn K. Malquist (the "Executive").

          WHEREAS, the Executive has been serving as the Chairman of the Board, President and Chief Executive Officer of the Company;

          WHEREAS, the Company and Nevada Power Company, a Nevada corporation ("Nevada Power"), have executed a merger agreement (the "Merger Agreement") which contemplates the merger (the "Merger") of Nevada Power with and into a subsidiary ("Desert Sub") of the Company, with Desert Sub (to be renamed Nevada Power Company) as the survivor (the "Surviving Company") and certain other transactions, all of which will become effective at the Effective Time (as defined in the Merger Agreement);

          WHEREAS, in order to induce Executive to serve, on and after the Effective Time, as the President and Chief Operating Officer of the Company and as President and Chief Executive Officer of each of Sierra Pacific Power Company and Surviving Company (collectively, the "Utility Subsidiaries"), the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement;

          WHEREAS, the Company considers it in the best interests of its stockholders to foster the continuous employment of certain key management personnel;

          WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined herein) exists;

          WHEREAS, the Company wishes to assure itself of continuation of management following the Effective Time, including in the event of a Change in Control; and

          WHEREAS, the Company wishes to employ the Executive and the Executive is willing to render services, both on the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1.   Employment.

          1.1 The Company hereby agrees to employ the Executive, and the Executive hereby agrees to undertake employment with the Company, upon the terms and conditions herein set forth.

          1.2 Employment will be for a term commencing on the Effective Time (the "Effective Date") and, subject to earlier expiration upon the Executive's termination under Section 5, expiring on the third anniversary of the Effective Time (the "Employment Term"). The Employment Term may be extended by mutual written agreement of the parties. In the event a Change in Control (as defined in Section 6.2) occurs less than three years before the end of the Employment Term, the Employment Term will be extended for a period ending on the third anniversary of the occurrence of the Change in Control, except that in the event the occurrence of a Change in Control as described in Section 6.2(iv) occurs less than three years before the end of the Employment Term, the Employment Term will be extended for a period ending on the later of (i) the third anniversary of the occurrence of such Change in Control or (ii) the earlier of (a) the day after any transaction, occurrence or event described in any agreement, announcement or resolution referred to in Section 6.2(iv) (a "Transaction") is consummated or (b) the date it is determined by resolution of the Board of Directors of the Company (the "Board") adopted in good faith that such Transaction will not be consummated. (The Employment Term, as so extended under this Section 1.2, will thereafter constitute the "Employment Term" hereunder and is subject to further extension as provided in this Section 1.2.)

     2.   Positions and Duties.

          2.1 Positions and Duties. During the Employment Term, the Executive will serve in the position of President and Chief Operating Officer of the Company and as President and Chief Executive Officer of each of the Utility Subsidiaries and will have such powers, duties, functions, responsibilities and authority as are (i) consistent with the Executive's positions; or (ii) assigned to his office in the Company's and Utility Subsidiaries' bylaws; or (iii) reasonably assigned to him by the Chief Executive Officer of the Company. The Executive will report directly to the Chief Executive Officer of the Company. In addition the Company will use its best efforts to cause the Executive to be elected as a member of the Board throughout the Employment Term and will use its best efforts to cause him to be included in the management slate for election as a director at every stockholders' meeting at which his term as a director would otherwise expire. During the Employment Term, the Company will not appoint a Vice Chairman of the Company.

          2.2 Commitment. During the Employment Term, the Executive will be the Company's full-time employee and, except as may otherwise be approved in advance in writing by the Chief Executive Officer of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive will devote substantially all of his business time and attention to the performance of his duties hereunder. Notwithstanding the foregoing, the Executive may, (i) subject to the approval of the Board, serve as a director of a company which is not engaged in "Competition" (as defined in Section 9.1) with the Company or any Subsidiary (as defined in Section 6.2), (ii) serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic organizations, and (iii) manage personal and family investments.

     3. Place of Performance. In connection with his employment during the Employment Term, unless otherwise agreed by the Executive, the Executive will have offices at each of the Company's and Surviving Company's principal executive offices. The Executive will undertake normal business travel on behalf of the Company.

     4.   Compensation and Related Matters.

          4.1  Compensation.

          (i) Annual Base Salary. During the Employment Term, the Company will pay to the Executive an annual base salary ("Base Salary") in such amount as shall be commensurate with his position and level of responsibility as determined by the Board (or the Compensation Committee thereof) in its sole discretion from time to time; provided, however, that in no event shall such Base Salary be less than the Executive's annual base salary at the Company as in effect immediately prior to the Effective Time. Base salary shall be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees. Base Salary may not be decreased. The Board may from time to time authorize such additional compensation to the Executive, in cash or in property, as the Board may determine in its sole discretion to be appropriate.

          (ii) Annual Incentive Compensation. If the Board (or the Compensation Committee thereof) authorizes any annual cash incentive compensation or approves any other annual management incentive program or arrangement, the Executive will be eligible to participate in such plan, program or arrangement under the general terms and conditions applicable to executive and management employees. The Executive's target payout under such annual incentive compensation plans, programs and arrangements will be, subject to achievement of applicable performance measures, on an annual level of not less than a percentage of Base Salary equal to the target percentage of annual base salary in effect for the Executive under the

Company's annual incentive compensation plan immediately prior to the Effective Time; provided, however, that such percentage shall in no event be less than the target payout percentage applicable for the year to the Chairman of the Board and Chief Executive Officer of the Company. Subject to the foregoing, nothing in this Section 4.1(ii) will guarantee to the Executive any specific amount of incentive compensation, or prevent the Board (or the Compensation Committee thereof) from establishing performance goals and compensation targets applicable only to the Executive.

          (iii) Long-Term Incentive Compensation Plans and Programs. If the Board (or the Compensation Committee thereof) authorizes any long-term cash incentive plan or program, the Executive will be eligible to participate in such plan or program under the general terms and conditions applicable to executive and management employees. The Executive's participation in any such plan or program will be, subject to achievement of applicable performance measures, at annual target level grant of not less than a percentage of Base Salary equal to the most recent percentage of annual base salary granted to the Executive prior to the Effective Time as a target level grant under the Company's cash long-term incentive plan; provided, however, that such percentage shall in no event be less than the target level grant percentage applicable for the year to the Chairman of the Board and Chief Executive Officer of the Company. Subject to the foregoing, nothing in this Section 4.1(iii) will guarantee the Executive any specific amount of long-term incentive compensation, or prevent the Board (or the Compensation Committee thereof) from establishing performance goals and compensation targets applicable only to the Executive.

          4.2 Employee and Executive Benefits. In addition to the compensation described in Section 4.1 and subject to the following provisions of this Section 4, the Company will make or cause to be made available to the Executive and his eligible dependents, subject to the terms and conditions of the applicable plans, including without limitation the eligibility rules, participation in all employee benefit plans, including all employee retirement income and welfare benefit policies, plans, programs or arrangements, in which senior executives of the Company participate from time to time, including any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, disability, salary continuation, and any other deferred compensation, incentive compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or an affiliate), expense reimbursement or other employee benefit policies, plans, programs or arrangements.

          4.3 Vacation and Fringe Benefits. During the Employment Term, the Executive shall be entitled to vacation in such amounts as determined under and to be taken in accordance with the Company's normal vacation policies applicable to senior executives, and the Executive shall be entitled to the perquisites and other fringe benefits made available to senior executives of the Company, commensurate with his position and level of responsibility with the Company.

          4.4 Expenses. The Company will promptly reimburse the Executive for all travel and other business expenses the Executive incurs in order to perform his duties to the Company under this Agreement in a manner commensurate with the Executive's position and level of responsibility with the Company, and in accordance with the Company's policy regarding substantiation of expenses.

          4.5 Relocation Expenses. If the Company requests that the Executive relocate after the Effective Date to the general area of the Nevada Power's current headquarters in Las Vegas, Nevada, the Company will pay the Executive and, where applicable, upon substantiation of expenses (i) at the time of relocation a relocation allowance equal to 1/24th of the Executive's Base Salary at the time of relocation, (ii) an allowance for up to two months' rent for temporary housing following relocation at a rate of not more than $2,000 per month, (iii) any additional expenses incurred by the Executive associated with up to two house hunting trips to the Las Vegas, Nevada area for the Executive and his wife, (iv) relocation expenses associated with moving the Executive's family and household goods from Reno, Nevada to the Las Vegas, Nevada area, and
(v) the normal seller's broker's commission associated with the sale of the Executive's existing residence in Reno, Nevada. In lieu of the payment provided for in clause (v), the Executive may elect to have the Company purchase the Executive's existing home in Reno, Nevada at a price equal to the average of the fair market values as reported in two appraisals submitted by appraisers jointly agreed to by the Executive and the Company.

          4.6 Supplemental Retirement Benefits. The Executive will be eligible for a benefit under a supplemental retirement plan established by the Company for the Executive. The benefit, if any, to which the Executive is entitled under such supplemental retirement plan will be payable at the same time and in the same form as the benefit to which the Executive would be entitled under the Company's Retirement Plan (the "Qualified Plan") if he were a participant therein and will be equal to:

          (a) the benefit to which the Executive would be entitled under the Qualified Plan (after application of the limitations included therein that are imposed by the Code, such as Code Sections 401(a)(17) and 415) determined as if the Executive (I) were a participant in the Qualified Plan, (II) had an additional twenty (20) years of benefit accrual service under the Qualified Plan, and (III) had an additional twenty (20) years of vesting service under the Qualified Plan, less

          (b) the sum of (I) the actual amount, if any, payable to or on behalf of the Executive under the Qualified Plan and (II) the actuarial equivalent amounts, if any, of the vested retirement benefits to which the Executive is entitled under any qualified or non-qualified defined benefit plan in which the Executive participated prior to his employment with the Company and its affiliates (such amounts under clauses (a) and (b) to be determined without regard to any assignment of benefits under a qualified domestic relations order, and the actuarial equivalents under clause (b)(II) to be determined using the applicable actuarial assumptions as specified in the Qualified Plan).

     5. Termination. Notwithstanding the Employment Term specified in Section 1.2, the termination of the Executive's employment hereunder will be governed by the following provisions:

          5.1 Death. In the event of the termination of the Executive's employment during the Employment Term by reason of the Executive's death, the Company will pay to the Executive's beneficiaries or estate, as appropriate, promptly after the Executive's death, (i) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's death, and (ii) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements which cover the Executive. This Section 5.1 will not limit the entitlement of the Executive's estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated.

          5.2  Disability.

               (i) If the Executive has incurred a Disability (as defined below) during the Employment Term, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company will terminate effective on the 30th calendar day after receipt of such notice by the Executive, provided that within the 30 calendar days after such receipt, the Executive will not have returned to full-time performance of his duties. The Executive will continue to receive his Base Salary (less any amounts payable to the Executive for such period under any short- or long-term disability plan maintained by the Company or an affiliate) and benefits until the date of termination. In the event of the Executive's Disability, the Company will pay the Executive, promptly after the Executive's termination, (a) the unpaid Base Salary to which he is entitled, pursuant to
Section 4.1, through the date of the Executive's termination (less any amounts payable to the Executive for such period under any short-or long-term disability plan maintained by the Company or an affiliate), and (b) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements which cover the Executive. This

Section 5.2 will not limit the entitlement of the Executive or the Executive's estate or beneficiaries to any disability or other benefits then available to the Executive under any disability insurance or other benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated.

               (ii) For purposes of this Agreement, "Disability" will mean the Executive's incapacity due to physical or mental illness or injury substantially to perform his duties on a full-time basis for six consecutive months and within 30 calendar days after a notice of termination is thereafter given by the Company the Executive will not have returned to the full-time performance of the Executive's duties; provided, however, if the Executive disagrees with a determination to terminate him because of Disability, the question of the Executive's Disability will be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive, each party will nominate a qualified medical doctor and the two doctors will select a third doctor, who will make the determination as to Disability. In order to facilitate such determination, the Executive will, as reasonably requested by the Company, (a) make himself available for medical examinations by a doctor in accordance with this Section 5.2(ii), and (b) grant the Company and any such doctor access to all relevant medical information concerning him, arrange to furnish copies of medical records to such doctor and use his best efforts to cause his own doctor to be available to discuss his health with such doctor.

          5.3  Cause.

               (i) The Company may terminate the Executive's employment hereunder for Cause (as defined below) during the Employment Term by written notice as provided in Section 12.6. In the event of the Executive's termination for Cause, the Company will promptly pay to the Executive (or his representative) the unpaid Base Salary to which he is entitled, pursuant to
Section 4.1, through the date the Executive is terminated and the Executive will be entitled to no other compensation or benefits, except as otherwise due to him under applicable law or pursuant to any benefit plan or policy that is maintained by the Company or its affiliates in which the Executive participated.

               (ii) For purposes of this Agreement, "Cause" means that, prior to the end of the Employment Term, (a) the Executive shall have committed or engaged in:

                    (1) an intentional act of fraud, embezzlement or theft in connection with the Executive's duties or in the course of the Executive's employment with the Company;

                    (2) an intentional breach of any of the express covenants set forth in Section 9.1, 9.2 or 9.3;

                    (3) intentional wrongful damage to property of the Company or any Subsidiary; or

                    (4) gross negligence or gross misconduct against the Company or another employee, or in carrying out the Executive's duties and responsibilities;

and any such act shall have been materially harmful to the Company, (b) the Executive shall have engaged in intentional and repeated failure substantially to carry out the Executive's duties and responsibilities (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or injury that qualifies as a Disability or would qualify as a Disability if such incapacity continued for the required length of time), which failure is not or cannot be cured within five business days after the Company has given written notice to the Executive specifying in detail the particulars of the acts of omissions deemed to constitute such failure, or (c) the Executive shall have been convicted of a felony. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a written notice from the Company stating that it has determined that the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or the Executive's beneficiaries to contest the validity or propriety of any such determination.

          5.4  Termination.

               (i) Involuntary Termination. The Executive's employment hereunder may be terminated during the Employment Term by the Company for any reason other than death, Disability or for Cause by written notice as provided in Section
12.6. In the event of such an involuntary termination, the Executive will be entitled to the payments and benefits provided in Section 5.5. This Section 5.4(i) and Section 5.5, however, will not limit the entitlement of the Executive to any other benefits then available to the Executive under any benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated. The Executive will be treated for purposes of this Agreement as having been involuntarily terminated by the Company for reasons other than death, Disability or for Cause if the Executive terminates his employment with the Company for any of the following reasons

(each, a "Good Reason") prior to the date of the Executive's death, Disability or on which the Executive has committed or engaged in an act constituting Cause:
(a) the Company has materially breached any provision of this Agreement and within 10 calendar days after notice thereof from the Executive, the Company fails to cure such breach; (b) a successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume all duties, obligations and liabilities of the Company under the Agreement pursuant to Section 12.2(i); (c) a reduction in the scope or value of the aggregate benefits and incentive compensation described in Sections 4.1(iii), 4.2, 4.3, 4.5 and 4.6 provided to the Executive or the termination or denial of the Executive's rights to such benefits or incentive compensation, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such reduction or termination; (d) the Executive is not elected to or is removed from the Board;
(e) the failure to appoint Executive to the positions of President and Chief Operating Officer of the Company, or the Executive is removed from such position; (f) the failure to appoint Executive to the positions of President and Chief Executive Officer of the Utility Subsidiaries, or the Executive is removed from any such position; (g) a reduction in the Executive's Base Salary or the opportunity to earn annual incentive compensation under Section 4.1(ii) on a basis at least as favorable to the Executive (in terms of each of the amount of benefits, levels of coverage and performance measures and levels of required performance) as the benefits payable thereunder prior to the reduction, or the failure to pay the Executive Base Salary or incentive compensation earned when due; (h) the failure to appoint the Executive to the position or positions of Chairman of the Board and Chief Executive Officer of the Company or Chairman of the Board of a Utility Subsidiary, as applicable, effective immediately following the date as of which Mr. M. R. Niggli ceases to serve in any such position or positions, or removal of the Executive from any such position or positions after such appointment; or (i) the Executive is required without his prior written consent to relocate from Reno, Nevada prior to the second anniversary of the Effective Date. Notwithstanding the provisions of clauses
(e), (f) or (h) of the preceding sentence or Section 6.1(a) or (b), any change in the Executive's title or titles required by law, rule, order or regulation of any agency with competent jurisdiction shall not be deemed Good Reason for purposes of this Agreement.

               (ii) Voluntary Termination. The Executive may voluntarily terminate the Agreement at any time by notice to the Company as provided in
Section 12.6. In the event of the Executive's voluntary termination, the Company will promptly pay the Executive (a) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's termination, and (b) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements which cover the

Executive. This Section 5.4(ii) will not limit the entitlement of the Executive to any other benefits then available to the Executive under any benefit plan or policy that is maintained by the Company or its affiliates for the Executive's benefit or in which the Executive participated.

          5.5  Termination Payments and Benefits.

               (i) Form and Amount. Upon the Executive's involuntary termination other than by reason of death, Disability or for Cause as provided in Section 5.4(i), the Company will promptly pay or provide to the Executive:

                    (a) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive's termination,

                    (b) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the usual policies and arrangements which cover the Executive,

                    (c) a lump sum payment within five (5) business days after termination in an amount equal to three times the sum of (A) the annual rate of Base Salary (prior to any deferrals or reductions under qualified or non-qualified plans) being paid to the Executive immediately prior to termination (or immediately prior to any reduction therein occurring prior to termination, if greater), plus
          (B) the aggregate annual bonus, incentive or other payments of cash compensation (determined without regard to any deferral election) to which the Executive would have been entitled in accordance with
          Section 4.1(ii) under the bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement of the Company or its affiliates in which the Executive was participating for the year in which the termination occurs (or for the year in which any prior reduction therein occurs, if greater) based on the assumption that target performance goals for such year would be met and such payments would be made, and

                    (d) For a period of 36 months following the termination (the "Continuation Period"), the Company will arrange to provide the Executive with health (including medical/hospital, dental and vision) and life benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to termination (or, if greater, immediately prior to the reduction, termination, or denial described in Section 5.4(i)(c)). Benefits otherwise receivable by the Executive pursuant to this Section 5.5(i)(d) will be reduced to the extent comparable benefits are actually received by or in respect of the Executive from another employer during the Continuation Period following the Executive's termination, and any such benefits actually received shall be reported by the Executive or other recipient to the Company.

               (ii) Maintenance of Benefits. During the Continuation Period set forth in Section 5.5(i)(d), the Company will use its best efforts to maintain in full force and effect for the continued benefit of the Executive all benefits referenced therein or will arrange to make available to the Executive benefits substantially similar to the referenced benefits. Such benefits will be provided to the Executive on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to the Executive's termination (or, if more favorable to the Executive, immediately prior to the reduction, termination or denial describe in Section 5.4(i)(c)). To the extent, however, the coverage or benefits provided under Section 5.5(i)(d) results in the Executive or any dependent or beneficiary thereof incurring additional federal, state or local taxes that would otherwise not have been incurred in connection with the provision of such coverage or benefits had the Executive's employment not been terminated, the Company shall promptly pay the Executive, dependent or beneficiary, as the case may be, on an after-tax basis, an additional payment in an amount equal to all taxes, including interest and penalties thereon, imposed as the result of such coverage or benefits.

               (iii) Resignation. If at the Executive's termination of employment the Executive is a member of the Board or a board of any affiliate of the Company, no benefit will be paid or made available under Section 5.5(i)(c) or Section 5.5(i)(d) unless the Executive first executes and delivers to the Company a resignation from membership on the Board and from membership on the boards of all affiliates of the Company, as the case may be, such resignation to be effective on receipt of the payment to which the Executive is entitled under
Section 5.5(i)(c).

     6.   Change in Control Provisions.

          6.1 Impact of Change in Control. In the event of a "Change in Control" of the Company, as defined in Section 6.2, (i) if the Executive's employment is involuntarily terminated during the Employment Term without Cause after the Change in Control, (a) the covenants of Sections 9.1, 9.3 and 10 will be inapplicable to the Executive, and (b) the covenant of Section 9.2 will expire on the third anniversary of the date of termination of the Executive's employment, and (ii) the definition of Good Reason, as set forth in Section 5.4(i) above, will be expanded to include the following subject to the last sentence of Section 5.4(i):

               (a) A significant adverse change in the nature or scope of authorities, powers, functions, responsibilities or duties attached to the positions held by the Executive from those authorities, powers, functions, responsibilities or duties which the Executive held immediately prior to the Change in Control;

               (b) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events the Executive's determination will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following the Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered the Executive's performance of, or has caused the Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to any of the Executive's positions immediately prior to such Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination; or

               (c) The relocation of the Company's principal executive offices if the Executive's principal location of work is then in such offices, or requirement that the Executive have the Executive's principal location of work changed, to any location that is in excess of 50 miles from the location thereof immediately preceding the Change in Control or the requirement that the Executive travel away from the Executive's office in the course of discharging the Executive's responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to such Change in Control without, in either case, the Executive's prior written consent.

          6.2 Definition of Change in Control. For purposes of this Agreement, a "Change in Control" will be deemed to occur if at any time during the Employment Term any of the following events occur:

               (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 65% of the combined voting power of the then-outstanding securities or interests entitled to vote generally in the election of directors or other controlling persons (the "Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

               (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than 65% of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of the Company or Subsidiary (as defined herein)) by the holders of the Voting Stock of the Company immediately prior to such sale or transfer;

               (iii) There is a report filed on Schedule 13D or Schedule 14D-1
                     (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

               (iv) Any of (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control determined without regard to this Section 6.2(iv); (B) the Company or any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) announces an intention to take or to consider taking actions which, if consummated, would be a Change in Control determined without regard to this Section 6.2(iv); or (C) the Board adopts a resolution to the effect that a transaction, event or occurrence has occurred which constitutes a Change in Control for purposes of this
                     Section 6.2(iv);

               (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this
                     Section 6.2(v) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period; or

               (vi) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of Section 6.2(iii) or 6.2(iv) above, unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Section 6.2(iii) or 6.2(iv) solely because (A) the Company, (B) an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because a Change in Control (determined without regard to this sentence) of the Company has occurred or will occur in the future by reason of such beneficial ownership. In addition, and notwithstanding anything to the contrary contained in this Agreement or the foregoing provisions of this Section 6.2, a "Change in Control" for purposes of this Section 6.2 and this Agreement shall not be deemed to have resulted from, and shall not be deemed to have occurred by reason of, entering into the Merger Agreement or the public announcement thereof or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

     7.   Certain Additional Payments by the Company:

          (i) Anything in this Agreement to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by the Company, any person whose actions result in a Change in Control or any affiliate of the Company or such person, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. No Gross-Up Payment will be made with respect to the Excise Tax, if any, attributable to (a) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement (unless a comparable Gross-Up Payment has theretofore been made available with respect to such option), or (b) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (a).

          (ii) Subject to the provisions of Section 7(vi) hereof, all determinations required to be made under this Section 7, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the Executive's termination, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 7(vi) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

          (iii) The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 7(ii) hereof.

          (iv) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

          (v) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 7(ii) and (iv) hereof will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

          (vi) The Executive will notify the Company in writing of any claim by the Internal Revenue Service or other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

               (a) provide the Company with any written records or documents in the Executive's possession relating to such claim reasonably requested by the Company;

               (b) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

               (c) cooperate with the Company in good faith in order effectively to contest such claim; and

               (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7(vi), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 7(vi) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive's own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (vii) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(vi) hereof, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company's complying with the requirements of Section 7(vi) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(vi) hereof, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 7.

     8. Mitigation and Offset. The payment of severance compensation by the Company to the Executive in accordance with the terms of the Agreement is hereby acknowledged by the Company to be reasonable, and the Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 5.5(i)(d).

     9.   Competition; Confidentiality; Nonsolicitation

          9.1 (i) Subject to Section 6.1(i), the Executive hereby covenants and agrees that during the Employment Term and for one year following the Employment Term he will not, without the prior written consent of the Company, engage in Competition (as defined below) with the Company. For purposes of this Agreement, if the Executive takes any of the following actions he will be engaged in "Competition": engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, that is principally engaged in the business of the generation, purchase, transmission, distribution or sale of electricity, the provision of natural gas or the supplying of water services, in each case to customer segments being served or pursued in its business plans by the Company or its Subsidiaries, in States in which the Company or its Subsidiaries has significant operations; provided, however, that "Competition" will not include (a) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (b) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise. For purposes of applying the preceding sentence, operations of the Company or its Subsidiaries in the State of California will be deemed not to be significant if they are not materially greater than the operations in the aggregate of Nevada Power and the Company and their respective Subsidiaries in the State of California as of the date of this Agreement.

               (ii) Subject to Section 6.1(i), the Executive hereby covenants and agrees that during the Employment Term and for three years following the Employment Term he will not assist a third party in preparing or making an unsolicited bid for the Company, engaging in a proxy contest with the Company, or engaging in any other similar activity.

          9.2 During the Employment Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 9.2) to the extent necessary for Executive to carry out the Executive's obligations under this Agreement. Subject to Section 6.1(i), the Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Employment Term or thereafter disclose to any person not employed by the Company or a Subsidiary, or use in connection with engaging in Competition with the Company or a Subsidiary, any confidential or proprietary information of the Company or its Subsidiaries. For purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the Company or a Subsidiary and that is not publicly available or generally known to persons engaged in businesses similar or related to those of the Company or a Subsidiary. Confidential information will include, without limitation, the Company's or a Subsidiary's financial matters, customers, employees, industry contracts, and all other secrets and all other information of a confidential or proprietary nature. The foregoing obligations imposed by this Section 9.2 will cease if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

          9.3 Subject to Section 6.1(i), the Executive hereby covenants and agrees that during the Employment Term and for one year thereafter the Executive will not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or a Subsidiary to give up, or to not commence, employment or a business relationship with the Company or a Subsidiary.

     10. Post-termination Assistance. Subject to Section 6.1(i), the Executive agrees that after the Executive's employment with the Company has terminated the Executive will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any litigation in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses.

     11. Survival. The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Executive's covenants contained in Sections 9.1, 9.2, 9.3 and 10 and the Company's obligations under Sections 5, 7 and 12.1 will survive the expiration or termination of this Agreement or the termination of the Executive's employment for any reason whatsoever.

     12.  Miscellaneous Provisions.

          12.1 Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the

Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

          12.2 Successors and Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, operation of law or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, operation of law or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (ii) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (iii) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12.2(i) and 12.2(ii). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12.2(iii), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

          12.3 Governing Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Nevada, without regard to conflicts of law principles.

          12.4 Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

          12.5 Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability,

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

without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          12.6 Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

               (i) To The Company. If to the Company, addressed to the attention of the Secretary at 6100 Neil Road, Reno, Nevada 89511.

               (ii) To the Executive.  If to the Executive, to him at _________
___________________________.

          12.7 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

          12.8 Effectiveness; Entire Agreement. This Agreement shall become effective at the Effective Time and shall have no force or effect prior thereto. At the Effective Time, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company, may not be contradicted by evidence of any prior or contemporaneous agreement, and shall supersede in all respects any prior or other agreement or understanding between the Company and the Executive, including, but not limited to, the Change in Control Agreement dated February 18, 1997, as amended (the "Change in Control Agreement") between the parties, which Change in Control Agreement will terminate and be without further effect immediately prior to the Effective Time (and upon the effectiveness of this Agreement) without further action of the parties or liability to the Company or the Executive thereunder. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.
In the event that (i) the Merger Agreement is terminated for any reason prior to the Effective Time or (ii) the Executive's employment with the Company is terminated prior to the Effective Time, this Agreement shall be null and void, and the Change in Control Agreement will continue in effect as though this Agreement had not been entered into.

          12.9 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

          12.10 No Inconsistent Actions. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

          12.11 Headings and Section References. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

          12.12 Interest. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, but effective as provided in Section 1.2.



                              ____________________________________
                              Malyn K. Malquist


                              Sierra Pacific Resources,
                              a Nevada corporation


                              By: ________________________________
                              Name: ______________________________
                              Title: _____________________________

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